    As filed with the Securities and Exchange Commission on November 12, 1997

                                                      Registration No. 333-36663

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------




                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------



                              PILLOWTEX CORPORATION
             (Exact name of registrant as specified in its charter)


    TEXAS                           2392                       75-2147728
(State or other            (Primary Standard               (I.R.S. Employer
jurisdiction of            Industrial Classification         Identification
incorporation or           Code Number)                         Number)
organization)


                                  4111 MINT WAY
                               DALLAS, TEXAS 75237
                                 (214) 333-3225

   (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                            JOHN H. KARNES, JR., ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              PILLOWTEX CORPORATION
                                  4111 MINT WAY
                               DALLAS, TEXAS 75237
                                 (214) 333-3225
       (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                               ------------------
                                   Copies to:

           TROY B. LEWIS, ESQ.                         DENNIS J. BLOCK, ESQ.
        JONES, DAY, REAVIS & POGUE                  WEIL, GOTSHAL & MANGES LLP
        2300 TRAMMELL CROW CENTER                        767 FIFTH AVENUE
           2001 ROSS AVENUE                           NEW YORK, NEW YORK 10153
          DALLAS, TEXAS 75201                            (212) 310-8000
            (214) 220-3939


         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE AND ALL OTHER CONDITIONS TO THE MERGER OF A WHOLLY OWNED SUBSIDIARY OF PILLOWTEX CORPORATION ("PILLOWTEX") WITH AND INTO FIELDCREST CANNON, INC. ("FIELDCREST") PURSUANT TO THE AGREEMENT AND PLAN OF MERGER FILED AS EXHIBIT 2.1 HERETO (AS AMENDED, THE "MERGER AGREEMENT") HAVE BEEN SATISFIED OR WAIVED.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                             ----------------------




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

     PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY


                              PILLOWTEX CORPORATION
                                  4111 MINT WAY
                               DALLAS, TEXAS 75237


                                                            November __, 1997


Dear Shareholders:


         You are invited to attend the Special Meeting of Shareholders of Pillowtex Corporation ("Pillowtex") to be held on ____________, December __, 1997, at 9:00 a.m., Central Time, at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas (including any postponement or adjournment thereof, the "Pillowtex Special Meeting").


         At the Pillowtex Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance (the "Share Issuance") of up to 5,600,000 shares of Common Stock, par value $0.01 per share, of Pillowtex ("Pillowtex Common Stock") and of 65,000 shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of Pillowtex ("Pillowtex Preferred Stock") in connection with the acquisition by Pillowtex of Fieldcrest Cannon, Inc. ("Fieldcrest") and related financing transactions. The acquisition by Pillowtex of Fieldcrest will be effected by means of a merger (the "Merger") of a wholly owned subsidiary of Pillowtex with and into Fieldcrest. The Merger will result in Fieldcrest becoming a wholly owned subsidiary of Pillowtex.

         The Merger is provided for in an Agreement and Plan of Merger dated as of September 10, 1997 (as amended, the "Merger Agreement") by and among Pillowtex, a wholly owned subsidiary of Pillowtex, and Fieldcrest. As a result of the Merger, each outstanding share of Common Stock, par value $1.00 per share, of Fieldcrest ("Fieldcrest Common Stock") will be converted into a right to receive total consideration valued at $34.00, consisting of (i) a cash payment in an amount equal to $27.00 and (ii) a number (the "Conversion Number") of shares of Pillowtex Common Stock equal to the quotient obtained by dividing $7.00 by the average of the closing sales prices per share of Pillowtex Common Stock on the New York Stock Exchange (the "NYSE") for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the closing date for the Merger (the "Determination Price"), except that, absent an election by Pillowtex as described below, the Conversion Number will not be more than
0.333 or less than 0.269. If the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the cash portion of such consideration and/or the Conversion Number such that the aggregate value of the cash and Pillowtex Common Stock (valued at the Determination Price) comprising such consideration equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement.


         For example, assuming the Determination Price is $________ (i.e., the closing price per share of Pillowtex Common Stock as reported in the NYSE Composite Tape on November __, 1997, the last full trading day prior to the date of the accompanying Joint Proxy Statement/Prospectus), the Conversion Number would be ________. You may obtain by telephone from Innisfree M&A Incorporated at (888) 750-5834 the average of the closing sales prices per share of the Pillowtex Common Stock on the NYSE for the 20 consecutive trading days immediately prior to the date of your call and the Conversion Number that would result if the Determination Price were to equal such average. Because the actual Determination Price and Conversion Number will not be determinable until the fifth trading day prior to the closing date for the Merger (the "Determination Date"), you should bear in mind that the actual Determination Price and Conversion Number may vary from the example set forth above and from information obtained from Innisfree M&A Incorporated prior to the Determination Date. The prices at which shares of Pillowtex Common Stock may trade are subject to fluctuation based on many factors, including general economic and industry conditions and the performance of, and investor expectations for, Pillowtex. The following table sets forth the Conversion Number resulting from each of the Determination Prices indicated:



                                                  Resulting
        Determination Price                   Conversion Number
        -------------------                   -----------------
               $26.00                               0.269
               $25.00                               0.280
               $24.00                               0.292
               $23.00                               0.304
               $22.00                               0.318
               $21.00                               0.333



         As a result of the Merger, each outstanding share of $3.00 Series A Convertible Preferred Stock, par value $0.01 per share, of Fieldcrest ("Fieldcrest Preferred Stock"), other than shares converted into Fieldcrest Common Stock prior to the Merger, will be converted into a right to receive total consideration valued at $58.12, consisting of (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 1.7094 and (ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 1.7094.

         Pillowtex's Board of Directors has determined that the Merger is in the best interests of Pillowtex and its shareholders and has unanimously approved the Merger and the related financing transactions described in the accompanying Joint Proxy Statement/Prospectus. At the request of Pillowtex, on September 5, 1997, Bear, Stearns & Co. Inc. ("Bear Stearns"), Pillowtex's financial advisor, delivered to the Board of Directors of Pillowtex an oral opinion, which was subsequently confirmed in a written opinion dated as of September 10, 1997, to the effect that, as of such date and subject to the assumptions and qualifications set forth in its written opinion, the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock in connection with the Merger was fair, from a financial point of view, to the shareholders of Pillowtex.


         Pillowtex's shareholders must approve the issuance (i.e., the Share Issuance) of both the shares of Pillowtex Common Stock to be issued in connection with the Merger and the shares of Pillowtex Preferred Stock (which will be convertible into Pillowtex Common Stock) to be issued in connection with the financing transactions relating to the Merger in order to comply with the requirements of the NYSE. Under the NYSE's shareholder approval policy, shareholder approval generally is required prior to the issuance of securities when common stock or securities convertible into common stock are to be issued in any transaction or series of related transactions if (i) upon issuance the common stock will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or convertible securities or
(ii) the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. Pillowtex's shareholders are not otherwise being asked to approve the cash payments to be made to Fieldcrest's stockholders in connection with the Merger or to approve the financing transactions related to the Merger that will enable Pillowtex to make such cash payments.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PILLOWTEX VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE.


         Only shareholders of record at the close of business on November 5, 1997 (the "Pillowtex Record Date") are entitled to notice of and to vote at the Pillowtex Special Meeting. As of the Pillowtex Record Date, Charles M. Hansen, Jr., Chairman of the Board and Chief Executive Officer of Pillowtex, Mary R. Silverthorne, a director of Pillowtex, the John H. Silverthorne Marital Trust B, and the John H. Silverthorne Family Trust A owned, in the aggregate, approximately 52.4% of the outstanding shares of Pillowtex Common Stock. Each of Mr. Hansen, Ms. Silverthorne, and such trusts has agreed to vote the shares of Pillowtex Common Stock held by such shareholder for the approval of the Share Issuance. Accordingly, the approval of the Share Issuance is expected to occur irrespective of whether or the manner in which other holders of Pillowtex Common Stock vote their shares.

         The Merger Agreement provides that, if the Pillowtex shareholders fail to approve the Share Issuance, among other things, (i) the consideration to be paid to the holders of Fieldcrest Common Stock will be a cash payment in an amount equal to $34.00 per share and (ii) the consideration to be paid to holders of Fieldcrest Preferred Stock will be a cash payment in an amount equal to $58.12 per share. If the Pillowtex shareholders were to fail to approve the Share Issuance, there can be no assurance that Pillowtex would be able to obtain financing adequate to enable it to pay the amounts described in the immediately preceding sentence on terms acceptable to Pillowtex, if at all. However, for the reasons described in the immediately preceding paragraph, the approval by Pillowtex shareholders of the Share Issuance is expected to occur.

         The holders of Pillowtex Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance.


         Please read carefully the accompanying Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus for additional information regarding the Share Issuance. Whether or not you plan to attend the

Pillowtex Special Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Pillowtex Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.



                                             Sincerely,



                                             Charles M. Hansen, Jr.
                                             Chairman of the Board and
                                             Chief Executive Officer

          PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES
                        AND EXCHANGE COMMISSION ONLY


                            PILLOWTEX CORPORATION
                                4111 MINT WAY
                             DALLAS, TEXAS 75237

                           ----------------------




                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON DECEMBER __, 1997

                           ----------------------





To the Shareholders:


         Notice is hereby given that a Special Meeting of Shareholders of Pillowtex Corporation ("Pillowtex") is to be held on __________, December __, 1997, at 9:00 a.m., Central Time, at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas (including any postponement or adjournment thereof, the "Pillowtex Special Meeting") for the following purpose:

                  To consider and vote upon the issuance (the "Share Issuance") of up to 5,600,000 shares of Common Stock, par value $0.01 per share, of Pillowtex (the "Pillowtex Common Stock") and of 65,000 shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of Pillowtex (the "Pillowtex Preferred Stock") in connection with acquisition by Pillowtex of Fieldcrest Cannon, Inc. ("Fieldcrest") and related financing transactions. The acquisition by Pillowtex of Fieldcrest will be effected by means of a merger (the "Merger") of a wholly owned subsidiary of Pillowtex with and into Fieldcrest, whereupon Fieldcrest will become a wholly owned subsidiary of Pillowtex.


         Please read the accompanying Joint Proxy Statement/Prospectus carefully. The Joint Proxy Statement/ Prospectus and the Appendices thereto form a part of this Notice.


         Pillowtex's shareholders must approve the issuance (i.e., the Share Issuance) of both the shares of Pillowtex Common Stock to be issued in connection with the Merger and the shares of Pillowtex Preferred Stock (which will be convertible into Pillowtex Common Stock) to be issued in connection with the related financing transactions in order to comply with the requirements of the New York Stock Exchange (the "NYSE"). Under the NYSE's shareholder approval policy, shareholder approval generally is required prior to the issuance of securities when common stock or securities convertible into common stock are to be issued in any transaction or series of related transactions if (i) upon issuance the common stock will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or convertible securities or (ii) the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. Pillowtex's shareholders are not otherwise being asked to approve the cash payments to be made to Fieldcrest's stockholders in connection with the Merger or to approve the financing transactions related to the Merger that will enable Pillowtex to make such cash payments.

         Only shareholders of record at the close of business on November 5, 1997 (the "Pillowtex Record Date") are entitled to notice of and to vote at the Pillowtex Special Meeting. As of the Pillowtex Record Date, Charles M. Hansen, Jr., Chairman of the Board and Chief Executive Officer of Pillowtex, Mary R. Silverthorne, a director of Pillowtex, the John H. Silverthorne Marital Trust B, and the John H. Silverthorne Family Trust A owned, in the aggregate, approximately 52.4% of the outstanding shares of Pillowtex Common Stock. Each of Mr. Hansen, Ms. Silverthorne, and such trusts has agreed to vote the shares of Pillowtex Common Stock held by such shareholder for the approval of the Share Issuance. Accordingly, the approval of the Share Issuance is expected to occur irrespective of whether or the manner in which other holders of Pillowtex Common Stock vote their shares.

         The Merger Agreement provides that, if the Pillowtex shareholders fail to approve the Share Issuance, among other things, (i) the consideration to be paid to the holders of Fieldcrest Common Stock will be a cash payment in an amount equal to $34.00 per share and (ii) the consideration to be paid to holders of Fieldcrest Preferred Stock will be a cash payment in an amount equal to $58.12 per share. If the Pillowtex shareholders were to fail to approve the Share Issuance, there can be no assurance that Pillowtex would be able to obtain financing adequate to enable it to pay the amounts described in the immediately preceding sentence on terms acceptable to Pillowtex, if at all. However, for the reasons described in the immediately preceding paragraph, the approval by Pillowtex shareholders of the Share Issuance is expected to occur.

         The holders of Pillowtex Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance.




                             By Order of the Board of Directors


                             Charles M. Hansen, Jr.
                             Chairman of the Board and
                             Chief Executive Officer

Dallas, Texas
November __, 1997

          PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES
                        AND EXCHANGE COMMISSION ONLY


                             FIELDCREST CANNON, INC.
                              ONE LAKE CIRCLE DRIVE
                        KANNAPOLIS, NORTH CAROLINA 28081


                                                               November __, 1997



Dear Stockholder:


         You are cordially invited to attend a Special Meeting of Stockholders (the "Fieldcrest Special Meeting") of Fieldcrest Cannon, Inc. ("Fieldcrest") to be held at 10:00 a.m., Eastern Time, on __________, December __, 1997, at 1275 Avenue of the Americas, New York, New York.


         As described in the accompanying Joint Proxy Statement/Prospectus, at the Fieldcrest Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 10, 1997 (as amended, the "Merger Agreement"), by and among Pillowtex Corporation ("Pillowtex"), Pegasus Merger Sub, Inc. ("Sub") and Fieldcrest pursuant to which Sub will be merged with and into Fieldcrest (the "Merger"), with Fieldcrest continuing as the surviving corporation and becoming a wholly owned subsidiary of Pillowtex.


         Pursuant to the Merger Agreement, each outstanding share of Common Stock, par value $1.00 per share, of Fieldcrest ("Fieldcrest Common Stock") will be converted into a right to receive total consideration valued at $34.00, consisting of (i) a cash payment in an amount equal to $27.00 and (ii) a number (the "Conversion Number") of shares of Common Stock, par value $0.01 per share, of Pillowtex ("Pillowtex Common Stock") equal to the quotient obtained by dividing $7.00 by the average of the closing sales prices per share of Pillowtex Common Stock on the New York Stock Exchange (the "NYSE") for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Merger (the "Determination Price"), except that, absent an election by Pillowtex as described below, the Conversion Number will not be more than 0.333 or less than 0.269. If the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the cash portion of such merger consideration and/or the Conversion Number such that the sum of (i) the cash portion of such merger consideration and (ii) the product of (a) the Conversion Number and (b) the Determination Price equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement. The Fieldcrest directors presently expect that they would exercise their right to terminate the Merger Agreement if the Determination Price were to be below $21.00 and Pillowtex does not increase the merger consideration as described in the preceding sentence. If the Fieldcrest directors were to determine, based on the facts and circumstances existing at the time, that it would not be in the best interests of Fieldcrest's stockholders to terminate the Merger Agreement upon such occurrences, then notice of that determination would be given and Fieldcrest would at that time resolicit proxies from Fieldcrest's stockholders regarding the vote on the Merger Agreement.

         For example, assuming the Determination Price is $________ (i.e., the closing price per share of Pillowtex Common Stock as reported in the NYSE Composite Tape on November __, 1997, the last full trading day prior to the date of the accompanying Joint Proxy Statement/Prospectus), the Conversion Number would be ________. You may obtain by telephone from Morrow & Company, Inc. at
(800) 662-5200 the average of the closing sales prices per share of the Pillowtex Common Stock on the NYSE for the 20 consecutive trading days immediately prior to the date of your call and the Conversion Number that would result if the Determination Price were to equal such average. Because the actual Determination Price and Conversion Number will not be determinable until the fifth trading day prior to the closing date for the Merger (the "Determination Date"), you should bear in mind that the actual Determination Price and Conversion Number may vary from the example set forth above and from information obtained from Morrow & Company, Inc. prior to the Determination Date. The prices at which shares of Pillowtex Common Stock may trade are subject to fluctuation based on many factors, including general economic and industry conditions and the performance of, and investor expectations for, Pillowtex. The following table sets forth the Conversion Number resulting from each of the Determination Prices indicated:


                                                 Resulting
        Determination Price                   Conversion Number
        -------------------                   -----------------
               $26.00                               0.269
               $25.00                               0.280
               $24.00                               0.292
               $23.00                               0.304
               $22.00                               0.318
               $21.00                               0.333


         As a result of the Merger, each outstanding share of $3.00 Series A Convertible Preferred Stock, par value $0.01 share, of Fieldcrest ("Fieldcrest Preferred Stock"), other than shares converted into Fieldcrest Common Stock prior to the Merger, will be converted into a right to receive total consideration valued at $58.12, consisting of (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 1.7094 and (ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 1.7094.


         Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of 662 Common Stock. Holders of Fieldcrest Preferred Stock are not entitled to vote at the Fieldcrest Special Meeting.


         Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has determined that the Merger Agreement and the Merger are fair to and in the best interests of Fieldcrest and its stockholders, and has approved and adopted the Merger Agreement. In addition, Fieldcrest's financial advisor, Credit Suisse First Boston Corporation, has rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the consideration to be received by holders of the Fieldcrest Common Stock in the Merger was fair to such holders from a financial point of view. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


         Holders of Fieldcrest Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. Holders of Fieldcrest Preferred Stock who comply with the applicable statutory procedures of Section 262 of the DGCL will also be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements that must be complied with by holders of Fieldcrest Common Stock or Fieldcrest Preferred Stock desiring to assert appraisal rights, is set forth in the accompanying Joint Proxy Statement/Prospectus under the heading "The Merger--Appraisal Rights." The entire text of Section 262 of the DGCL is attached as Appendix D to the Joint Proxy Statement/Prospectus.


         Detailed information concerning the proposed Merger is set forth in the accompanying Joint Proxy Statement/Prospectus. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Fieldcrest Special Meeting, you may vote in person even if you have previously returned your proxy.
Your vote is important regardless of the number of shares you own.

                                       Sincerely,



                                       James M. Fitzgibbons
                                       Chairman of the Board and
                                       Chief Executive Officer



D

          PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES
                        AND EXCHANGE COMMISSION ONLY

                             FIELDCREST CANNON, INC.
                              ONE LAKE CIRCLE DRIVE
                        KANNAPOLIS, NORTH CAROLINA 28081

                             ----------------------




                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER __, 1997


                             ----------------------


To the Stockholders:


         Notice is hereby given that a Special Meeting of Stockholders of Fieldcrest Cannon, Inc. ("Fieldcrest") will be held on __________, December __, 1997, at 10:00 a.m., Eastern Time, at 1275 Avenue of the Americas, New York, New York (including any postponement or adjournment thereof, the "Fieldcrest Special Meeting") for the following purpose:


                  To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 10, 1997 (as amended, the "Merger Agreement"), by and among Pillowtex Corporation, a Texas corporation ("Pillowtex"), Pegasus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pillowtex ("Sub"), and Fieldcrest, pursuant to which Sub will be merged with and into Fieldcrest (the "Merger"), with Fieldcrest continuing as the surviving corporation and becoming a wholly owned subsidiary of Pillowtex.

         The Merger Agreement and the Merger are described in detail in the accompanying Joint Proxy Statement/Prospectus.


         The Fieldcrest Board of Directors has fixed November 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Fieldcrest Special Meeting or any adjournments or postponements thereof. Only holders of record of Fieldcrest's Common Stock, par value $1.00 per share ("Fieldcrest Common Stock"), at the close of business on that date will be entitled to notice of and to vote at the Fieldcrest Special Meeting. Holders of Fieldcrest's $3.00 Series A Convertible Preferred Stock ("Fieldcrest Preferred Stock") are not entitled to vote at the Fieldcrest Special Meeting.

         Holders of Fieldcrest Common Stock who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. Holders of Fieldcrest Preferred Stock who comply with the applicable statutory procedures of Section 262 of the DGCL will also be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements that must be complied with by holders of Fieldcrest Common Stock or Fieldcrest Preferred Stock desiring to assert appraisal rights, is set forth in the accompanying Joint Proxy Statement/Prospectus under the heading "The Merger--Appraisal Rights." The entire text of Section 262 of the DGCL is attached as Appendix D to the Joint Proxy Statement/Prospectus.


         The accompanying Joint Proxy Statement/Prospectus describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. Please read the Joint Proxy Statement/Prospectus carefully. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend Fieldcrest Special Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Fieldcrest Special Meeting. Executed proxies with no instructions indicated thereon will be voted "2FOR" approval and adoption of the Merger Agreement.


                                By Order Of The Board of Directors,


                                Mark R. Townsend
                                Secretary

Kannapolis, North Carolina
November __, 1997

      YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE FIELDCREST SPECIAL MEETING.

      PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

          PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES
                        AND EXCHANGE COMMISSION ONLY


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997


                              JOINT PROXY STATEMENT
                                       OF
                              PILLOWTEX CORPORATION
                                       AND
                             FIELDCREST CANNON, INC.

                             ----------------------


                       PROSPECTUS OF PILLOWTEX CORPORATION


     This Joint Proxy Statement/Prospectus is furnished to holders of shares of Common Stock, par value $0.01 per share (the "Pillowtex Common Stock"), of Pillowtex Corporation, a Texas corporation ("Pillowtex"), in connection with the solicitation by and on behalf of the Board of Directors of Pillowtex (the "Pillowtex Board") of proxies for use at a Special Meeting of Shareholders of Pillowtex (the "Pillowtex Special Meeting") to be held at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas, at 9:00 a.m., Central Time, on __________, December __, 1997. This Joint Proxy Statement/Prospectus, the Notice of Special Meeting of Shareholders, and the accompanying proxy card are first being sent to holders of Pillowtex Common Stock on or about November __, 1997.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of Common Stock, par value $1.00 per share (the "Fieldcrest Common Stock"), of Fieldcrest Cannon, Inc., a Delaware corporation ("Fieldcrest"), in connection with the solicitation by and on behalf of the Board of Directors of Fieldcrest (the "Fieldcrest Board") of proxies for use at a Special Meeting of Stockholders of Fieldcrest (the "Fieldcrest Special Meeting") to be held at 1275 Avenue of the Americas, New York, New York, at 10:00 a.m., Eastern Time, on __________, December __, 1997. This Joint Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders, and the accompanying proxy card are first being sent to holders of Fieldcrest Common Stock on or about November __, 1997.

     At the Pillowtex Special Meeting, holders of record of Pillowtex Common Stock as of the close of business on November 5, 1997 (the "Pillowtex Record Date") will consider and vote upon a proposal to approve the issuance (the "Share Issuance") of up to 5,600,000 shares of Pillowtex Common Stock and of 65,000 shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of Pillowtex (the "Pillowtex Preferred Stock") in connection with the acquisition by Pillowtex of Fieldcrest and related financing transactions. The acquisition by Pillowtex of Fieldcrest will be effected by means of a merger (the "Merger") of a wholly owned subsidiary of Pillowtex ("Newco") with and into Fieldcrest.

     At the Fieldcrest Special Meeting, holders of record of Fieldcrest Common Stock as of the close of business on November 5, 1997 (the "Fieldcrest Record Date") will consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of September 10, 1997 (as amended, the "Merger Agreement"), by and among Pillowtex, Newco, and Fieldcrest. See "The Merger" for a description of the Merger Agreement and the Merger.


     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Pillowtex included in a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 5,600,000 shares of Pillowtex Common Stock in connection with the Merger. All information concerning Pillowtex contained in this Joint Proxy Statement/Prospectus has been furnished by Pillowtex, and all information concerning Fieldcrest contained in this Joint Proxy Statement/Prospectus has been furnished by Fieldcrest.


     At the effective time of the Merger, each then-outstanding share of Fieldcrest Common Stock (other than any shares held in the treasury of Fieldcrest, by any of its subsidiaries, or directly or indirectly by Pillowtex, which shares will be canceled and shares held by stockholders, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive total consideration valued at $34.00, consisting of
(i) a cash payment in an amount equal to $27.00 and (ii) a number (the "Conversion Number") of shares of Pillowtex Common Stock equal to the quotient obtained by dividing $7.00 by the average of the closing prices per share of Pillowtex Common Stock on the New York Stock Exchange ("NYSE") for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the closing date for the Merger (the "Determination Price"), except that, absent an election by Pillowtex as described below, the Conversion Number will not be more than 0.333 or less than 0.269. If the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the cash portion of such consideration and/or the Conversion Number such that the sum of (i) the cash portion of such consideration and (ii) the product of (a) the Conversion Number and (b) the Determination Price equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement. See "The Merger--The Merger Agreement--Consideration to be Paid in the Merger."

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 HEREOF FOR A DISCUSSION OF CERTAIN RISKS OF OWNERSHIP OF PILLOWTEX COMMON STOCK AND OTHER MATTERS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE UPON THE MATTERS DESCRIBED ABOVE.

     Terms used in this Joint Proxy Statement/Prospectus with initial capital letters are defined herein at the pages indicated in the "Index of Defined Terms."


                             ----------------------


   THE SHARES OF PILLOWTEX COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR
    DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


     The date of this Joint Proxy Statement/Prospectus is November __, 1997.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PILLOWTEX, FIELDCREST, OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PILLOWTEX OR FIELDCREST SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION


     Each of Pillowtex and Fieldcrest is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Website, located at http://www.sec.gov, that contains reports, proxy statements, and other information regarding registrants that file electronically with the Commission. Copies of such reports, proxy statements, and other information also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, and other information relating to Pillowtex and Fieldcrest may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.


     As permitted under the Securities Act and the Exchange Act, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information can be inspected and copied or obtained from the Commission in the manner described above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any other document referred to herein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents which have been filed by Pillowtex with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 28, 1996; (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 1997, June 28, 1997, and September 27, 1997; (iii) Current Report on Form 8-K, dated September 10, 1997 (as amended by an amendment on Form 8-K/A);
(iv) Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held May 8, 1997; and (v) Registration Statement on Form 8-A, effective March 17, 1993 (Commission File No. 1-11756) (collectively, together with all other documents and reports of Pillowtex incorporated herein by reference, the "Pillowtex Reports").

     The following documents which have been filed by Fieldcrest with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; (iii) Current Reports on Form 8-K, dated February 14, 1997 and September 15, 1997; (iv) Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held April 22, 1997; and
(v) 1996 Annual Report to Stockholders (collectively, together with all other documents and reports of Fieldcrest incorporated herein by reference, the "Fieldcrest Reports").


     All documents and reports filed by either Pillowtex or Fieldcrest pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Pillowtex Special Meeting or the Fieldcrest Special Meeting are deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     This Joint Proxy Statement/Prospectus incorporates by reference documents that are not presented herein or delivered herewith. These documents, other than exhibits to such documents, are available, without charge, to any person to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, to: in the case of documents relating to Pillowtex, Pillowtex Corporation, 4111 Mint Way, Dallas, Texas 75237: Attention: Mark Kirkpatrick (telephone number
(214) 333-3225, ext. 618); and, in the case of documents relating to Fieldcrest, Fieldcrest Cannon, Inc., 326 East Stadium Drive, Eden, North Carolina 27288,
Attention: Kenneth M. Allgood (telephone number (910) 627-3358). In order to ensure timely delivery of the documents, any request should be made by December __, 1997.


                   NOTE REGARDING FORWARD-LOOKING INFORMATION

     THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "COULD," "SHOULD," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREOF. SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY BASED ON VARIOUS ASSUMPTIONS AND ESTIMATES AND ARE INHERENTLY SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING RISKS AND UNCERTAINTIES RELATING TO THE POSSIBLE INVALIDITY OF THE UNDERLYING ASSUMPTIONS AND ESTIMATES AND POSSIBLE CHANGES OR DEVELOPMENTS IN SOCIAL, ECONOMIC, BUSINESS, INDUSTRY, MARKET, LEGAL, AND REGULATORY CIRCUMSTANCES AND CONDITIONS AND ACTIONS TAKEN OR OMITTED TO BE TAKEN BY THIRD PARTIES, INCLUDING CUSTOMERS, SUPPLIERS, BUSINESS PARTNERS, AND COMPETITORS AND LEGISLATIVE, REGULATORY, JUDICIAL, AND OTHER GOVERNMENTAL AUTHORITIES AND OFFICIALS. IN ADDITION TO ANY RISKS AND UNCERTAINTIES SPECIFICALLY IDENTIFIED IN THE TEXT SURROUNDING SUCH FORWARD-LOOKING STATEMENTS, THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE REPORTS, PROXY STATEMENTS, AND OTHER INFORMATION REFERRED TO IN "AVAILABLE INFORMATION" CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL AMOUNTS, RESULTS, EVENTS, AND CIRCUMSTANCES TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD- LOOKING STATEMENTS.

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
AVAILABLE INFORMATION............................................................................................ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................ii

NOTE REGARDING FORWARD-LOOKING INFORMATION......................................................................iii

SUMMARY...........................................................................................................1
     The Parties..................................................................................................1
     The Pillowtex Special Meeting................................................................................1
     Recommendation of the Pillowtex Board........................................................................2
     Opinion of Pillowtex's Financial Advisor.....................................................................2
     The Fieldcrest Special Meeting...............................................................................2
     Recommendation of the Fieldcrest Board.......................................................................3
     Opinion of Fieldcrest's Financial Advisor....................................................................3
     The Merger...................................................................................................3
     Merger Financing.............................................................................................7
     Selected Per Share Financial Information....................................................................12
     Market Price Information....................................................................................13
     Risk Factors................................................................................................15

RISK FACTORS.....................................................................................................16
     Significant Leverage and Debt Service.......................................................................16
     Restrictive Covenants.......................................................................................16
     Security Interests..........................................................................................16
     Restrictions on Payment of Dividends........................................................................17
     Ability to Achieve Cost Savings.............................................................................17
     Risks Associated with Acquisitions..........................................................................17
     Dependence on Raw Materials.................................................................................17
     Dependence on Supply Sources in China.......................................................................18
     Adverse Retail Industry Conditions..........................................................................18
     Dependence on Key Licenses..................................................................................18
     Dependence on Brand Names...................................................................................19
     Risk of Loss of Material Customers..........................................................................19
     Labor Relations.............................................................................................19
     Influence by Significant Shareholders.......................................................................20
     Dependence on Key Personnel.................................................................................20
     Seasonality of Business.....................................................................................20
     Industry Competition and Competitive Factors................................................................20
     Market Risk.................................................................................................20
     Certain Provisions of Pillowtex's Articles of Incorporation, Bylaws, and Other Agreements...................21

THE PILLOWTEX SPECIAL MEETING....................................................................................22
     General.....................................................................................................22
     Voting at the Pillowtex Special Meeting.....................................................................22
     Proxies; Revocation.........................................................................................22

THE FIELDCREST SPECIAL MEETING...................................................................................23
     General.....................................................................................................23
     Voting at the Fieldcrest Special Meeting....................................................................23
     Proxies; Revocation.........................................................................................24

                                                                                                               Page


THE PARTIES......................................................................................................24
     Pillowtex...................................................................................................24
     Fieldcrest..................................................................................................24
     Certain Prior Transactions Between Pillowtex and Fieldcrest.................................................25

THE MERGER.......................................................................................................25
     Background of the Merger....................................................................................25
     Pillowtex's Reasons for the Merger..........................................................................29
     Opinion of Pillowtex's Financial Advisor....................................................................29
     Fieldcrest's Reasons for the Merger.........................................................................33
     Opinion of Fieldcrest's Financial Advisor...................................................................34
     Certain Projected Financial Information of Fieldcrest.......................................................37
     The Merger Agreement........................................................................................38
     Stock Exchange Listing......................................................................................45
     Delisting and Deregistration of Fieldcrest Common Stock.....................................................45
     Accounting Treatment........................................................................................45
     Certain Federal Income Tax Consequences.....................................................................45
     Regulatory Approvals........................................................................................46
     Interests of Certain Persons in the Merger..................................................................47
     Appraisal Rights............................................................................................48

PRO FORMA CAPITALIZATION OF PILLOWTEX............................................................................50

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF PILLOWTEX..................................................52

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................................61

MERGER FINANCING.................................................................................................61
     Introduction................................................................................................61
     New Pillowtex Bank Facilities...............................................................................62
     Pillowtex Preferred Stock...................................................................................63
     New Pillowtex Subordinated Notes............................................................................63
     Standby Bridge Loan Facility................................................................................63

OTHER POST-MERGER INDEBTEDNESS OF PILLOWTEX......................................................................64
     Introduction................................................................................................64
     Existing Pillowtex Subordinated Notes.......................................................................64
     Fieldcrest Convertible Debentures...........................................................................64
     Pillowtex Deed of Trust Note................................................................................65
     Pillowtex Industrial Revenue Bonds..........................................................................65
     Fieldcrest Industrial Revenue Bonds.........................................................................65

DESCRIPTION OF PILLOWTEX CAPITAL STOCK...........................................................................66
     Authorized Capital Stock....................................................................................66
     Series A Redeemable Convertible Preferred Stock.............................................................66
     Future Stock Issuances......................................................................................68

RESTRICTIONS ON RESALES OF
     PILLOWTEX COMMON STOCK BY AFFILIATES........................................................................69






                                            TABLE OF CONTENTS (CONT'D)

                                                                                                               Page

CERTAIN CORPORATE GOVERNANCE MATTERS OF PILLOWTEX................................................................69
     Antitakeover Provisions.....................................................................................69
     Classified Board............................................................................................69
     Shareholder Nominations and Proposals.......................................................................69
     Amendment of Bylaws.........................................................................................70
     Shareholder Action..........................................................................................70
     Preferred Stock.............................................................................................70
     Fair Price Provision........................................................................................70
     Texas Business Combination Statute..........................................................................71
     Director Liability Limitation...............................................................................71
     Indemnification.............................................................................................71

COMPARISON OF RIGHTS OF HOLDERS OF
     FIELDCREST COMMON STOCK AND PILLOWTEX COMMON STOCK..........................................................72
     General.....................................................................................................72
     Authorized Capital Stock....................................................................................72
     Amendment of Articles or Certificate of Incorporation and Bylaws............................................72
     Approval of Mergers, Dissolution, and Asset Sales...........................................................73
     Special Meetings............................................................................................74
     Action without a Meeting....................................................................................74
     Directors...................................................................................................75
     Limitation of Director Liability ...........................................................................75
     Indemnification of Officers and Directors...................................................................75
     Nomination of Directors; Proposal of Business...............................................................78
     Dividends and Distributions.................................................................................79
     Certain Appraisal Rights....................................................................................79
     Derivative Actions..........................................................................................79

LEGAL MATTERS....................................................................................................80

EXPERTS..........................................................................................................80

PROPOSALS BY PILLOWTEX SHAREHOLDERS..............................................................................81

PROPOSALS BY FIELDCREST STOCKHOLDERS.............................................................................81


APPENDIX A -- Agreement and Plan of Merger......................................................................A-1
APPENDIX B -- Opinion of Bear, Stearns & Co. Inc................................................................B-1
APPENDIX C -- Opinion of Credit Suisse First Boston Corporation.................................................C-1
APPENDIX D -- Text of Delaware General Corporation Law Section 262..............................................D-1





                             INDEX OF DEFINED TERMS

                                                                                                               Page
1997 Pillowtex Management Forecast...........................................................................31, 67
1999 EPS ........................................................................................................67
Aggregate Dividends Owed.........................................................................................67
Aggregate Dividends Paid.........................................................................................67
Alabama Bonds....................................................................................................66
Antitrust Division................................................................................................6
Apollo   .........................................................................................................7
Applicable Dividend Rate.........................................................................................67
Article 13.......................................................................................................71
Base Case........................................................................................................32
Base Rate........................................................................................................62
Bear Stearns......................................................................................................2
Bridge Notes.....................................................................................................63
Cash Amount......................................................................................................38
Catch Up Dividend................................................................................................67
Certificate of Merger.............................................................................................5
China ...........................................................................................................17
Closing Date......................................................................................................5
Code ............................................................................................................39
Commission........................................................................................................i
Comparable HT Companies..........................................................................................32
Conversion Number..............................................................................................i, 3
Corporate Functionaries..........................................................................................78
Court............................................................................................................49
Covered Employees................................................................................................44
CSFB .............................................................................................................3
Dayton Hudson....................................................................................................19
DCF..............................................................................................................32
Determination Date................................................................................................4
Determination Price............................................................................................i, 3
DGCL..............................................................................................................6
Disney...........................................................................................................18
Dissenting Shares................................................................................................39
Dividend Increase................................................................................................67
Dividend Payment Date............................................................................................67
EBIT.............................................................................................................36
EBITDA...........................................................................................................35
Effective Time....................................................................................................3
Enterprise Value.................................................................................................31
EPS..............................................................................................................36
Exchange Act.....................................................................................................ii
Existing Pillowtex Subordinated Notes............................................................................64
Fieldcrest........................................................................................................i
Fieldcrest Bylaws................................................................................................41
Fieldcrest Certificate...........................................................................................41
Fieldcrest Class B Common Stock..................................................................................72
Fieldcrest Common Stock...........................................................................................i
Fieldcrest Convertible Debentures.................................................................................5
Fieldcrest Management Case.......................................................................................35
Fieldcrest Option.................................................................................................4
Fieldcrest Preferred Stock........................................................................................2



                         INDEX OF DEFINED TERMS (CONT'D)

                                                                                                               Page

Fieldcrest Projections...........................................................................................37
Fieldcrest Record Date............................................................................................i
Fieldcrest Reports...............................................................................................ii
Fieldcrest SAR....................................................................................................5
Fieldcrest Sensitivity Case......................................................................................35
Fieldcrest Special Meeting........................................................................................i
Final Determination Date.........................................................................................67
Financing Commitments.............................................................................................7
Financing Transactions...................................................................................11, 50, 52
FTC...............................................................................................................6
HSR Act...........................................................................................................6
Indemnified Liabilities..........................................................................................44
Indemnified Parties..............................................................................................43
interested shareholder...........................................................................................70
Liquidation Preference...........................................................................................66
LTM..........................................................................................................31, 36
Mandatory Redemption Date........................................................................................67
MBFC Bonds.......................................................................................................65
Merger............................................................................................................i
Merger Agreement..................................................................................................i
Nasdaq...........................................................................................................14
New Pillowtex Bank Facilities.....................................................................................7
New Pillowtex Bank Facilities Commitment..........................................................................7
New Pillowtex Subordinated Notes..................................................................................7
Newco.............................................................................................................i
NYSE..............................................................................................................i
Option Consideration.............................................................................................39
Option Conversion Number..........................................................................................4
PEDFA Bonds......................................................................................................65
Phenix City Bonds................................................................................................65
Pillowtex.........................................................................................................i
Pillowtex Articles...............................................................................................21
Pillowtex Base Case..............................................................................................36
Pillowtex Board...................................................................................................i
Pillowtex Bylaws.................................................................................................21
Pillowtex Common Stock............................................................................................i
Pillowtex Downside Case..........................................................................................36
Pillowtex ERISA Plans............................................................................................44
Pillowtex Plans..................................................................................................44
Pillowtex Preferred Stock.........................................................................................i
Pillowtex Preferred Stock Commitment..............................................................................7
Pillowtex Record Date.............................................................................................i
Pillowtex Reports................................................................................................ii
Pillowtex Special Meeting.........................................................................................i
Pillowtex Trust Note.............................................................................................65
Potential Acquiror...............................................................................................25
Potential Acquisition Candidate..................................................................................25
Potential Business Combination...................................................................................25
Precedent Textile Transactions...................................................................................31
Pro Forma Cost Savings...........................................................................................31
proceeding.......................................................................................................76
Registration Statement............................................................................................i


                         INDEX OF DEFINED TERMS (CONT'D)

                                                                                                               Page

Revolver.........................................................................................................62
Rollover Notes...................................................................................................63
Rowan County Bonds...............................................................................................65
Scottsboro Bonds.................................................................................................65
Section 203......................................................................................................73
Securities Act....................................................................................................i
Selected Home Textile Companies..................................................................................36
Selected Transactions............................................................................................36
Share Issuance....................................................................................................i
Special Committee.................................................................................................3
Standby Bridge Loan Facility......................................................................................7
Standby Bridge Loan Facility Commitment...........................................................................7
Surviving Company.................................................................................................3
TBCA ............................................................................................................41
Term Loan........................................................................................................62
Termination Fee..................................................................................................43
TIN..............................................................................................................46
Transaction Fee..................................................................................................37
Transaction Value................................................................................................31
Transactions.....................................................................................................43
UNITE............................................................................................................19
Wal-Mart ........................................................................................................19



                                     SUMMARY


     The following is a summary of certain information contained in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and the attached Appendices, all of which should be reviewed carefully. As required by the context, references in this Joint Proxy Statement/Prospectus to "Pillowtex," "Fieldcrest," or the "Surviving Company" should be construed as references to Pillowtex, Fieldcrest, or the Surviving Company, as the case may be, together with their respective predecessors and subsidiaries. References to "fiscal" years are references to fiscal years of Pillowtex (which end on December 31 for years prior to 1995 and on the Saturday nearest December 31 for years after 1994) or to fiscal years of Fieldcrest (which end on December 31), as the case may be.


THE PARTIES

     Pillowtex. Pillowtex, founded in 1954, is a leading North American designer, manufacturer, and marketer of bed pillows, blankets, mattress pads, and down comforters. Other complementary bedroom textile furnishings offered by Pillowtex include comforter covers, featherbeds, pillow protectors, decorative pillows, bedspreads, synthetic comforters, pillow shams, dust ruffles, and window treatments. Pillowtex has positioned itself as a single-source supplier to retailers for top-of-the-bed home textile furnishings (other than sheets), offering a broad assortment of products across multiple price points. Pillowtex markets its products primarily to department stores, mass merchants, wholesale clubs, specialty retail stores, catalogs, and institutional distributors. The mailing address of Pillowtex's principal executive offices is 4111 Mint Way, Dallas, Texas 75237, and its telephone number is (214) 333-3225.

     Fieldcrest. Fieldcrest was incorporated under the laws of Delaware in 1953 and is principally involved in the manufacture and sale of home furnishing products. Fieldcrest designs, manufactures, and markets a broad range of household textile products consisting of towels, sheets, comforters, bath rugs, and furniture coverings. Fieldcrest's customers consist principally of department stores, chain stores, mass merchants, specialty home furnishing stores, catalog warehouse clubs and other retail outlets, and institutional, government, and contract accounts. The mailing address of Fieldcrest's principal executive offices is One Lake Circle Drive, Kannapolis, North Carolina 28081, and its telephone number is (704) 939-2000.

THE PILLOWTEX SPECIAL MEETING


     Time, Date, and Place. The Pillowtex Special Meeting will be held on __________, December __, 1997, at 9:00 a.m., Central Time, at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas.


     Purpose. The purpose of the Pillowtex Special Meeting is for Pillowtex's shareholders to consider and vote upon a proposal to approve the issuance of up to 5,600,000 shares of Pillowtex Common Stock and of 65,000 shares of Pillowtex Preferred Stock in connection with the Merger and related financing transactions (i.e., the Share Issuance).
See "The Pillowtex Special Meeting."


     Pillowtex's shareholders must approve the issuance (i.e., the Share Issuance) of both the shares of Pillowtex Common Stock to be issued in connection with the Merger and the shares of Pillowtex Preferred Stock (which will be convertible into Pillowtex Common Stock) to be issued in connection with the financing transactions relating to the Merger in order to comply with the requirements of the NYSE. Under the NYSE's shareholder approval policy, shareholder approval generally is required prior to the issuance of securities when common stock or securities convertible into common stock are to be issued in any transaction or series of related transactions if (i) upon issuance the common stock will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or convertible securities or
(ii) the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. Pillowtex's shareholders are not being asked to approve the cash payments to be made to Fieldcrest's stockholders in connection with the acquisition by Pillowtex of Fieldcrest or to approve the financing transactions related to the Merger that will enable Pillowtex to make such cash payments. See "--Merger Financing" and "Merger Financing."

     Record Date; Shares Entitled to Vote. At the Pillowtex Special Meeting, shareholders will be entitled to one vote for each outstanding share of Pillowtex Common Stock held of record as of the close of business on the Pillowtex Record Date. As of the Pillowtex Record Date, there were 10,786,819 shares of Pillowtex Common Stock outstanding and entitled to vote at the Pillowtex Special Meeting, and there were 317 holders of record of Pillowtex Common Stock. See "The Pillowtex Special Meeting--Voting at the Pillowtex Special Meeting."

     Required Vote. The affirmative vote of the holders of a majority of the shares of Pillowtex Common Stock present at the Pillowtex Special Meeting and entitled to vote is required for the approval of the Share Issuance. As of the Pillowtex Record Date, directors and executive officers of Pillowtex and their affiliates beneficially owned, in the aggregate, approximately 52.9% of the outstanding shares of Pillowtex Common Stock. As of the Pillowtex Record Date, Charles M. Hansen, Jr., Chairman of the Board and Chief Executive Officer of Pillowtex, Mary R. Silverthorne, a director of Pillowtex, the John H. Silverthorne Marital Trust B, and the John H. Silverthorne Family Trust A owned, in the aggregate, approximately 52.4% of the outstanding shares of Pillowtex Common Stock. Each of Mr. Hansen, Ms. Silverthorne, and such trusts has agreed to vote the shares of Pillowtex Common Stock held by such shareholder for the approval of the Share Issuance. Accordingly, the approval of the Share Issuance is expected to occur irrespective of whether or the manner in which other holders of Pillowtex Common Stock vote their shares.


     Revocation of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Pillowtex Special Meeting. A proxy may be revoked by filing with the Secretary of Pillowtex prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Pillowtex Special Meeting. Attendance at the Pillowtex Special Meeting will not, in itself, constitute the revocation of a proxy. See "The Pillowtex Special Meeting--Proxies; Revocation."

RECOMMENDATION OF THE PILLOWTEX BOARD


     The Pillowtex Board unanimously approved the Merger and the related financing transactions at a meeting held on September 5, 1997. The Pillowtex Board believes that the Merger is in the best interests of Pillowtex and its shareholders and unanimously recommends that Pillowtex shareholders vote FOR the approval of the Share Issuance.


OPINION OF PILLOWTEX'S FINANCIAL ADVISOR


     Bear, Stearns & Co. Inc. ("Bear Stearns") was retained by Pillowtex to act as its financial advisor in connection with the Merger. At the request of Pillowtex, on September 5, 1997, Bear Stearns delivered to the Pillowtex Board an oral opinion, which was subsequently confirmed in a written opinion dated as of September 10, 1997, to the effect that, as of such date and subject to the assumptions and qualifications set forth in the written opinion, the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock was fair, from a financial point of view, to the shareholders of Pillowtex. The full text of the written opinion of Bear Stearns is set forth as Appendix B to this Joint Proxy Statement/Prospectus. Pillowtex shareholders are urged to read this opinion carefully and in its entirety. See "The Merger--Opinion of Pillowtex's Financial Advisor."


THE FIELDCREST SPECIAL MEETING


     Time, Date, and Place. The Fieldcrest Special Meeting will be held on __________, December __, 1997, at 10:00 a.m., Eastern Time, at 1275 Avenue of the Americas, New York, New York.


     Purpose. The purpose of the Fieldcrest Special Meeting is for stockholders of Fieldcrest to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached hereto as Appendix A. See "The Fieldcrest Special Meeting."


     Record Date; Shares Entitled to Vote. At the Fieldcrest Special Meeting, stockholders will be entitled to one vote for each outstanding share of Fieldcrest Common Stock held of record as of the close of business on the Fieldcrest Record Date. As of the Fieldcrest Record Date, there were 9,243,602 shares of Fieldcrest Common Stock outstanding and entitled to vote at the Fieldcrest Special Meeting, and there were 1,798 holders of record of Fieldcrest Common Stock. Holders of Fieldcrest's $3.00 Series A Convertible Preferred Stock ("Fieldcrest Preferred Stock") are not entitled to vote at the Fieldcrest Special Meeting. See "The Fieldcrest Special Meeting--Voting at the Fieldcrest Special Meeting."

     Required Vote. The affirmative vote of the holders of two-thirds or more of the outstanding shares of Fieldcrest Common Stock entitled to vote thereon is required for the approval and adoption of the Merger Agreement. As of the Fieldcrest Record Date, directors and executive officers of Fieldcrest and their affiliates owned beneficially, in the aggregate, approximately 4.6% of the voting power of the outstanding shares of Fieldcrest Common Stock.


     Revocation of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Fieldcrest Special Meeting. A proxy may be revoked by filing with the Secretary of Fieldcrest prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Fieldcrest Special Meeting. Attendance at the Fieldcrest Special Meeting will not, in itself, constitute the revocation of a proxy. See "The Fieldcrest Special Meeting--Proxies; Revocation."

RECOMMENDATION OF THE FIELDCREST BOARD

     The Fieldcrest Board approved the Merger Agreement at a meeting held on September 10, 1997. The Fieldcrest Board believes that the Merger is in the best interests of Fieldcrest and its stockholders and recommends that Fieldcrest stockholders vote FOR the approval and adoption of the Merger Agreement.

OPINION OF FIELDCREST'S FINANCIAL ADVISOR


     Credit Suisse First Boston Corporation ("CSFB") was retained by a special committee of the Fieldcrest Board (the "Special Committee") to act as its exclusive financial advisor with respect to an evaluation of a variety of strategic and financial alternatives. At the request of the Special Committee, on September 10, 1997, CSFB delivered to the Fieldcrest Board its written opinion that, as of such date and based upon and subject to the matters set forth therein, the consideration (which term, for purposes of such opinion, means, for each outstanding share of Fieldcrest Common Stock, (i) $27.00 in cash and (ii) the number of shares of Pillowtex Common Stock equal to the Conversion Number) to be received by the holders of the Fieldcrest Common Stock in the Merger was fair to such stockholders from a financial point of view. The full text of the opinion of CSFB is set forth as Appendix C to this Joint Proxy Statement/Prospectus. Fieldcrest stockholders are urged to read this opinion carefully and in its entirety. See "The Merger--Opinion of Fieldcrest's Financial Advisor."


THE MERGER

     General. On the terms and subject to the conditions set forth in the Merger Agreement, Newco will be merged with and into Fieldcrest, with Fieldcrest being the surviving corporation in the Merger (as such, the "Surviving Company"). At the effective time of the Merger (the "Effective Time"), each then-outstanding share of common stock of Newco will be converted into one share of common stock of the Surviving Company, which will thereby become a wholly owned subsidiary of Pillowtex.


     Conversion of Fieldcrest Shares. At the Effective Time, each then-outstanding share of Fieldcrest Common Stock (other than any shares held in the treasury of Fieldcrest, by any of its subsidiaries, or directly or indirectly by Pillowtex, which shares will be cancelled and shares held by stockholders, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive total consideration valued at $34.00, consisting of (i) a cash payment in an amount equal to $27.00 and (ii) a number (the "Conversion Number") of shares of Pillowtex Common Stock equal to the quotient obtained by dividing $7.00 by the average of the closing prices per share of Pillowtex Common Stock on the NYSE for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date for the Merger (the "Determination Price"), except that, absent an election by Pillowtex as described below, the Conversion Number will not be more than 0.333 or less than 0.269. If the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the cash portion of such consideration and/or the Conversion Number such that the sum of (i) the cash portion of such consideration and (ii) the product of (a) the Conversion Number and (b) the Determination Price equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement. See "The Merger--The Merger Agreement--Consideration to be Paid in the Merger." The Fieldcrest directors presently expect that they would exercise their right to terminate the Merger Agreement if the Determination Price were to be below $21.00 and Pillowtex does not increase the merger consideration as described in the preceding sentence. If the Fieldcrest directors were to determine, based on the facts and circumstances existing at the time, that it would not be in the best interests of Fieldcrest's stockholders to terminate the Merger Agreement upon such occurrences, then notice of that determination would be given and Fieldcrest would at that time resolicit proxies from Fieldcrest's stockholders regarding the vote on the Merger Agreement. Restricted shares of Fieldcrest Common Stock issued pursuant to Fieldcrest's Long-Term Incentive Plan will be converted on the same basis as all other shares of Fieldcrest Common Stock in the Merger.

     For example, assuming the Determination Price is $________ (i.e., the closing price per share of Pillowtex Common Stock as reported in the NYSE Composite Tape on November __, 1997, the last full trading day prior to the date of the accompanying Joint Proxy Statement/Prospectus), the Conversion Number would be ________. Pillowtex shareholders and Fieldcrest stockholders may obtain by telephone from Innisfree M&A Incorporated at (888) 750-5834 or Morrow & Company, Inc. at (800) 662-5200 the average of the closing sales prices per share of the Pillowtex Common Stock on the NYSE for the 20 consecutive trading days immediately prior to the date of your call and the Conversion Number that would result if the Determination Price were to equal such average. Because the actual Determination Price and Conversion Number will not be determinable until the fifth trading day prior to the Closing Date for the Merger (the "Determination Date"), Pillowtex shareholders and Fieldcrest stockholders should bear in mind that the actual Determination Price and Conversion Number may vary from the example set forth above and from information obtained from Innisfree M&A Incorporated or Morrow & Company, Inc. prior to the Determination Date. The prices at which shares of Pillowtex Common Stock may trade are subject to fluctuation based on many factors, including general economic and industry conditions and the performance of, and investor expectations for, Pillowtex. See "Risk Factors--Market Risk." The following table sets forth the Conversion Numbers resulting from each of the Determination Prices indicated:


                                                  Resulting
        Determination Price                   Conversion Number
        -------------------                   -----------------
               $26.00                               0.269
               $25.00                               0.280
               $24.00                               0.292
               $23.00                               0.304
               $22.00                               0.318
               $21.00                               0.333




     At the Effective Time, each then-outstanding share of Fieldcrest Preferred Stock (other than shares converted into Fieldcrest Common Stock prior to the Closing Date and any shares held in the treasury of Fieldcrest, by any of its subsidiaries, or directly or indirectly by Pillowtex, which shares will be cancelled and shares held by stockholders, if any, who properly exercised their appraisal rights under Delaware law) will be converted into a right to receive total consideration valued at $58.12, consisting of (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 1.7094 and (ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 1.7094. See "The Merger--The Merger Agreement--Consideration to be Paid in the Merger."

     For a description of the principal differences between the rights of holders of Fieldcrest Common Stock and Pillowtex Common Stock, see "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock."

     Treatment of Fieldcrest Options. Each holder of an outstanding option (a "Fieldcrest Option") to purchase shares of Fieldcrest Common Stock may, prior to the Effective Time, elect to receive for each share of Fieldcrest Common Stock subject to such Fieldcrest Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Fieldcrest Option. At the Effective Time, each outstanding Fieldcrest Option, other than Fieldcrest Options in respect of which the above-described election was made, will be assumed by Pillowtex and will constitute an option to purchase, in lieu of each share of Fieldcrest Common Stock previously subject thereto, a number of shares of Pillowtex Common Stock (increased to the nearest whole share) equal to the product of (i) the number of shares of Fieldcrest Common Stock subject to such Fieldcrest Option immediately prior to the Effective Time and (ii) a conversion number (the "Option Conversion Number") equal to the quotient obtained by dividing $34.00 by the Determination Price, at an exercise price per share of Pillowtex Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Fieldcrest Common Stock subject to such Fieldcrest Option immediately prior to the Effective Time divided by the Option Conversion Number. The Option Conversion Number will not be more than 1.619 or less than 1.308, except that, if Pillowtex elects to increase the Conversion Number as described above, the Option Conversion Number will be increased such that the product of (i) the Option Conversion Number and (ii) the Determination Price equals $34.00. See "The Merger--The Merger Agreement--Treatment of Fieldcrest Stock Options."


     Treatment of Fieldcrest SARs. Each holder of an outstanding stock appreciation right issued by Fieldcrest (a "Fieldcrest SAR") will be paid, at or immediately prior to the Effective Time, a cash amount equal to the product of
(i) the difference between $34.00 and the grant price of such Fieldcrest SAR and
(ii) the number of shares subject to such Fieldcrest SAR. See "The Merger--The Merger Agreement--Treatment of Fieldcrest SARs."


     Treatment of Fieldcrest Convertible Debentures. Fieldcrest's 6% Convertible Debentures due 2012 (the "Fieldcrest Convertible Debentures"), which are convertible into shares of Fieldcrest Common Stock at a conversion price of $44.25 per share (subject to adjustment upon the occurrence of certain events), will remain outstanding immediately after the Effective Time. As a result of the Merger, Fieldcrest Convertible Debentures will become convertible into the same consideration that the holder of the number of shares of Fieldcrest Common Stock into which such Fieldcrest Convertible Debentures might have been converted immediately prior to the Merger would be entitled to receive in the Merger. For example, a Fieldcrest Convertible Debenture having an aggregate principal amount of $1,000 will become convertible into (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 22.60 and (ii) a number of shares of Pillowtex Common Stock equal to the product of (i) the Conversion Number and (ii) 22.60. See "The Merger--The Merger Agreement--Treatment of Fieldcrest Convertible Debentures."

     Fractional Shares. No fractional shares of Pillowtex Common Stock will be issued pursuant to the Merger. In lieu of any such fractional shares, each holder of Fieldcrest Common Stock or Fieldcrest Preferred Stock who otherwise would be entitled to receive a fractional share of Pillowtex Common Stock pursuant to the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (i) the fraction of a share of Pillowtex Common Stock to which such holder would otherwise be entitled and
(ii) the closing sales price of Pillowtex Common Stock on the NYSE on the date on which the Merger is consummated (the "Closing Date"). Any fractional shares of Pillowtex Common Stock that would otherwise be issuable upon the conversion of Fieldcrest Convertible Debentures will be eliminated and settled in the manner provided in the indenture setting forth the terms of the Fieldcrest Convertible Debentures.

     Consequences of Failure to Approve the Share Issuance. The Merger Agreement provides that, if the Pillowtex shareholders fail to approve the Share Issuance,
(i) the consideration to be paid to holders of Fieldcrest Common Stock will be a cash payment in an amount equal to $34.00 per share, (ii) the consideration to be paid to holders of Fieldcrest Preferred Stock will be a cash payment in an amount equal to $58.12 per share, (iii) each holder of a Fieldcrest Option will receive for each share of Fieldcrest Common Stock subject to such Fieldcrest Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Fieldcrest Option, and (iv) the conditions described below in clauses (ii) and (iv) under the caption "--Conditions to the Merger" will be inapplicable. See "The Merger--The Merger Agreement--Consequences of Failure to Approve the Share Issuance." If the Pillowtex shareholders were to fail to approve the Share Issuance, there can be no assurance that Pillowtex would be able to obtain financing adequate to enable it to pay the amounts described in the immediately preceding sentence on terms acceptable to Pillowtex, if at all. However, for the reasons described above under the caption "--The Pillowtex Special Meeting--Required Vote," the approval by Pillowtex shareholders of the Share Issuance is expected to occur.


     Effective Time of the Merger. The Merger will become effective at the time that a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware. Subject to the provisions of the Merger Agreement, the parties will file the Certificate of Merger on the fifth business day following the date on which the requisite vote of the shareholders of Pillowtex and the stockholders of Fieldcrest is obtained and the various other conditions set forth in the Merger Agreement (other than those that by their nature are to be satisfied at the closing) are satisfied or waived or on such other date as the parties may agree.


     Conditions to the Merger. The obligations of Pillowtex and Fieldcrest to consummate the Merger are conditioned upon, among other things, (i) approval and adoption of the Merger Agreement by Fieldcrest's stockholders; (ii) approval of the Share Issuance by Pillowtex's shareholders; (iii) the absence of any order or injunction that prohibits the consummation of the Merger; (iv) the shares of Pillowtex Common Stock to be issued in connection with the Merger having been authorized for listing on the NYSE, subject to official notice of issuance; (v) the Registration Statement having been declared effective by the Commission and not being subject to any stop order or proceeding seeking the same; and (vi) the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated. See "The Merger--The Merger Agreement--Conditions to the Merger."

     Termination. The Merger Agreement may be terminated under certain circumstances, including by mutual written consent of Pillowtex and Fieldcrest and by either Pillowtex or Fieldcrest if the other party commits certain breaches of its representations, warranties, or covenants contained in the Merger Agreement or if the Merger is not consummated on or before December 31, 1997. If the Merger Agreement is terminated by Fieldcrest under specified circumstances involving a determination by the Fieldcrest Board to accept a proposal relating to an alternative transaction or is terminated by Pillowtex following specified actions of the Fieldcrest Board relating to its approval or recommendation of the Merger Agreement or the Merger or the endorsement or recommendation of a proposal relating to an alternative transaction, Fieldcrest will be required to pay to Pillowtex a termination fee in the amount of $15.0 million. See "The Merger--The Merger Agreement--Termination."


     Governmental and Regulatory Matters. In connection with the transactions contemplated by the Merger Agreement, Pillowtex and Fieldcrest have made filings or applications with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act. Consummation of the Merger is conditioned upon, among other things, the expiration or termination of the waiting period under the HSR Act. Such waiting period expired at 11:59 p.m. on October 17, 1997. See "The Merger--The Merger Agreement--Conditions to the Merger" and "--Regulatory Approvals."


     Appraisal Rights. Under the Delaware General Corporation Law (the "DGCL"), appraisal rights will be available to holders of Fieldcrest Common Stock and holders of Fieldcrest Preferred Stock in connection with the Merger. Any such holder desiring to exercise appraisal rights must follow precisely the procedures prescribed by the DGCL, which procedures are summarized in "The Merger--Appraisal Rights." The holders of Pillowtex Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance.


     Interests of Certain Persons in the Merger. As a result of the Merger, Fieldcrest's named executive officers would be entitled to receive aggregate cash payments of $2,850,000 in respect of their Fieldcrest Options and merger consideration with an aggregate value of $290,666 in respect of their restricted shares of Fieldcrest Common Stock. Fieldcrest directors (other than those included in the amounts set forth above with respect to the named executive officers) would be entitled to receive aggregate cash payments of $758,875 in respect of their Fieldcrest Options and $58,625 in respect of their Fieldcrest SARs. See "The Merger--Interests of Certain Persons in the Merger" for a discussion of other matters with respect to which Fieldcrest management and the Fieldcrest Board have an interest in addition to their interests as stockholders of Fieldcrest generally.

     Certain Federal Income Tax Consequences. The receipt by a Fieldcrest stockholder of the merger including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain (or loss) equal to the difference between (i) the sum of the amount of cash and the fair market value of the Pillowtex Common Stock received pursuant to the Merger and (ii) the tax basis of the shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock exchanged pursuant to the Merger. Fieldcrest stockholders should consult their own tax advisors with respect to the specific tax consequences of the Merger in their individual circumstances. See "The Merger--Certain Federal Income Tax Consequences."

     Accounting Treatment. It is expected that the Merger will be accounted for as an acquisition of Fieldcrest by Pillowtex, using the purchase method of accounting. Under the purchase method of accounting, the purchase price paid by Pillowtex for Fieldcrest (including direct costs of the Merger) will be allocated to the identifiable assets of Fieldcrest based upon estimates of the fair market value of Fieldcrest's identifiable assets and liabilities as of the Effective Time, with the excess of the purchase price over the fair market value of Fieldcrest's net identifiable assets being allocated to goodwill. On a pro forma basis, giving effect to the consummation of the Merger and the Financing Transactions as if such transactions had been consummated on September 27, 1997, the excess of the purchase price over the fair market value of Fieldcrest's identifiable assets would have been approximately $170.6 million. See Note 1 of "Notes to Unaudited Pro Forma Combined Financial Information."

MERGER FINANCING

     Pillowtex intends to finance the Merger and refinance certain indebtedness of Pillowtex and Fieldcrest through a combination of (i) borrowings under new senior revolving credit and term loan facilities (the "New Pillowtex Bank Facilities"), (ii) the issuance and sale of the Pillowtex Preferred Stock, and
(iii) the issuance and sale of new subordinated debt securities (the "New Pillowtex Subordinated Notes"). In the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date, Pillowtex may borrow an amount corresponding to such shortfall under a standby bridge loan facility (the "Standby Bridge Loan Facility").

     Pillowtex has entered into (i) a commitment letter with NationsBank of Texas, N.A. providing for the New Pillowtex Bank Facilities (the "New Pillowtex Bank Facilities Commitment"), (ii) a Preferred Stock Purchase Agreement with Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., and Apollo
(UK) Partners III, L.P. (collectively, "Apollo") providing for the issuance and sale of 65,000 shares of Pillowtex Preferred Stock (the "Pillowtex Preferred Stock Commitment"), and (iii) a commitment letter with NationsBridge, L.L.C. providing for the Standby Bridge Loan Facility (the "Standby Bridge Loan Facility Commitment" and, together with the New Pillowtex Bank Facilities Commitment and the Pillowtex Preferred Stock Commitment, the "Financing Commitments").

     The financings contemplated by the Financing Commitments and the proposed issuance and sale of New Pillowtex Subordinated Notes are described in greater detail in "Merger Financing." The obligations of third parties under the Financing Commitments to extend loans or purchase Pillowtex Preferred Stock, as the case may be, are subject to various specified conditions. Because such conditions relate to matters beyond Pillowtex's control, there can be no assurance that such conditions will be timely satisfied.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


     The following summary historical financial information of Pillowtex and Fieldcrest has been derived from the historical consolidated financial statements of Pillowtex and Fieldcrest incorporated by reference herein, and should be read in conjunction with such financial statements and the notes thereto. See "Available Information" and "Incorporation of Certain Documents by Reference." The historical financial information at the end of and for each fiscal year in the five-year period ended December 28, 1996 with respect to Pillowtex and December 31, 1996 with respect to Fieldcrest has been extracted from audited financial statements filed with the Commission. Historical financial information at the end of and for the nine-month periods ended September 28, 1996 and September 27, 1997 with respect to Pillowtex and September 30, 1996 and 1997 with respect to Fieldcrest has been extracted from unaudited financial statements filed with the Commission and, in the opinion of Pillowtex's and Fieldcrest's respective managements, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation, in all material respects, of the results of operations and financial position at the end of and for each of the interim periods presented. Interim period results are not necessarily indicative of results to be expected for a complete fiscal year.

              SUMMARY HISTORICAL FINANCIAL INFORMATION OF PILLOWTEX
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                  NINE MONTHS ENDED
                                                                                                  SEPTEM-    SEPTEM-
                                                         FISCAL YEAR                              BER 28,    BER 27,
                              ----------------------------------------------------------------- ----------- ----------
                                  1992       1993(1)       1994(2)       1995          1996        1996         1997
                              ---------------------------------------------------- ------------ ----------- ----------
                                                                                                       (Unaudited)
STATEMENTS OF OPERATIONS DATA:
  Net sales...................  $273,462    $291,624     $349,520      $474,899      $490,655     $335,770    $370,633
  Cost of goods sold..........   222,611     238,155      294,714       395,922       411,048      280,272     305,674
                                --------    --------     --------      --------      --------     --------    --------

  Gross profit................    50,851      53,469       54,806        78,977        79,607       55,498      64,959
  Selling, general, and
    administrative expenses...    33,376      29,227       36,399        42,508        41,445       31,170      33,728
                                --------    --------     --------      --------      --------     --------    --------

  Earnings from operations....    17,475      24,242       18,407        36,469        38,162       24,328      31,231
  Interest expense............     4,997       3,042        6,361        17,491        13,971       10,279      13,957
  Other expense (income), net.     1,049          --         (379)           --            --           --          --
                                --------    --------     --------      --------      --------     --------    --------

  Earnings before income taxes
    and extraordinary loss....    11,429      21,200       12,425        18,978        24,191       14,049      17,274
  Income taxes................       529       8,420        4,736         7,509         9,459        5,495       6,702
                                --------    --------     --------      --------      --------     --------    --------
  Earnings before extraordinar
    loss .....................y   10,900      12,780        7,689        11,469        14,732        8,554      10,572
  Extraordinary loss, net ....        --          --           --            --          (609)          --          --
                                --------    --------     --------      --------      --------     --------    --------

  Net earnings(3).............    10,900      12,780        7,689        11,469        14,123        8,554      10,572
  Accretion to repurchase price
    of common stock subject to
    repurchase................     2,500          --           --            --            --           --          --
                                --------    --------     --------      --------      --------     --------    --------
  Net earnings available to
    common stock shareholders(3)$  8,400    $ 12,780     $  7,689      $ 11,469      $ 14,123     $  8,554    $ 10,572
                                ========    ========     ========      ========      ========     ========    ========

  Earnings per share before
    extraordinary loss(3).....  $   1.29    $   1.31     $   0.73      $   1.08      $   1.39     $   0.81    $   0.99
  Extraordinary loss, net.....        --          --           --            --          (.06)          --          --
                                --------    --------     --------      --------      --------     --------    --------
  Net earnings per share(3)...  $   1.29    $   1.31     $   0.73      $   1.08      $   1.33     $   0.81    $   0.99
                                ========    ========     ========      ========      ========     ========    ========

OTHER DATA:
  Depreciation and
    amortization..............  $  3,104    $  3,868     $  6,365      $ 11,994      $ 12,775     $  9,440    $ 10,642
  Capital expenditures........     5,869       7,135       10,538        12,448        21,040        2,981      13,891

BALANCE SHEET DATA:
  Working capital ............  $ 65,567    $ 78,141     $122,738      $110,128      $150,506     $152,787    $181,234
  Total assets ...............   131,542     180,967      319,544       324,710       375,714      370,670     419,168
  Long-term debt .............    63,599      63,735      177,149       153,472       194,851      180,200     218,806
  Shareholders' equity .......     7,072      69,329       76,478        87,990       100,004       95,042     110,777


-----------------

(1) Results for fiscal 1993 reflect the operations of Manetta Home Fashions, Inc. from August 30, 1993, Tennessee Woolen Mills, Inc. from September 7, 1993 and Torfeaco Industries Limited from December 1, 1993.

(2) Results for fiscal 1994 reflect the operations of Imperial Feather Company from August 19, 1994 and Beacon Manufacturing Company from December 1,1994.

(3) On a pro forma basis, giving effect to the termination of Pillowtex's status as an S corporation under subchapter S of the Internal Revenue Code (which termination resulted from the initial public offering of Pillowtex Common Stock), as if such termination had occurred on January 1, 1992, net earnings, net earnings available to common stock shareholders, earnings per share before extraordinary loss, and net earnings per share would have been $7,692, $5,192, $.80, and $.80, respectively, for fiscal 1992 and $12,877,
     $12,877, $1.32, and $1.32, respectively, for fiscal 1993.

             SUMMARY HISTORICAL FINANCIAL INFORMATION OF FIELDCREST
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                NINE MONTHS ENDED
                                                                                                SEPTEM-    SEPTEM-
                                                         FISCAL YEAR                            BER 30,    BER 30,
                              ---------------------------------------------------------------- ---------------------
                                  1992         1993         1994         1995        1996         1996         1997
                              ------------------------- ------------ ------------------------- ---------------------
                                                                                                      (Unaudited)
STATEMENTS OF OPERATIONS DATA:
  Net sales................... $  981,773   $1,000,107   $1,063,731   $1,095,193  $1,092,496   $  812,995   $  820,635
  Cost of sales...............    818,729      834,701      898,437      966,642     956,522      706,482      695,615
                               ----------   ----------   ----------   ----------  ----------   ----------   ----------

  Gross profit................    163,044      165,406      165,294      128,551     135,974      106,513      125,020
  Selling, general, and
    administrative expenses...    102,189      101,843       94,756      108,194     105,405       78,406       85,563
  Restructuring charges.......         --       10,000           --       20,469       8,130        8,130           --
                               ----------   ----------   ----------   ----------  ----------   ----------   ----------

  Operating income (loss).....     60,855       53,563       70,538         (112)     22,439       19,977       39,457
  Interest expense............     34,149       27,659       23,268       27,630      26,869       21,496       18,708
  Other expense (income), net.        130         (975)         987           67      (5,604)         519       (2,021)
                               ----------   ----------   ----------   ----------  ----------   ----------   ----------

  Income (loss) before
    income taxes..............     26,576       26,879       46,283      (27,809)      1,174       (2,038)      22,770
  Income taxes................     10,886       11,913       15,538      (12,084)        114         (764)       8,087
                               ----------   ----------   ----------   ----------- ----------   ----------   ----------
  Income (loss) from
    continuing operations
    before accounting changes.     15,690       14,966       30,745      (15,725)      1,060       (1,274)      14,683
  Income from discontinued
    operations................      4,739        3,201           --           --          --           --           --
  Gain from disposition of
    discontinued operations...         --        9,207           --           --          --           --           --
  Extraordinary charge - early
    retirement of debt........     (5,179)          --           --           --          --           --           --
  Cumulative effect of
    accounting changes........         --      (70,305)          --           --          --           --           --
                               ----------   ----------   ----------   ----------  ----------   ----------   ----------
  Net income (loss)...........     15,250      (42,931)      30,745      (15,725)      1,060       (1,274)      14,683
  Preferred dividends.........         --         (463)      (4,500)      (4,500)     (4,500)      (3,375)      (3,375)
                               ----------   ----------   ----------   ----------  ----------   ----------   ----------
  Earnings (loss) on common... $   15,250   $  (43,394)  $   26,245   $  (20,225) $   (3,440)  $   (4,649)  $   11,308
                               ==========   ===========  ==========   ==========  ==========   ==========   ==========

  Primary earnings (loss)
    per share................. $     1.35   $    (3.70)  $     3.02   $    (2.28) $    (0.38)  $    (0.52)  $     1.23
  Fully diluted earnings
    (loss) per share..........       1.78           --         2.51           --          --        (0.52)        1.23
  Weighted average primary
    shares outstanding........     11,256       11,733        8,696        8,875       9,024        9,003        9,247
  Weighted average fully
    diluted shares outstanding     14,083       11,733       14,086       14,265      14,414        9,003        9,247

OTHER DATA:
  Depreciation and amortization$   31,370   $   31,539   $   29,828   $   31,746  $   36,678   $   26,979   $   26,241
  Capital expenditures........     20,687       21,594       51,929       64,153      33,386       21,035       46,214

BALANCE SHEET DATA:
  Working capital ............ $  296,580   $  262,326   $  282,461   $  268,477  $  229,010   $  288,103   $  221,210
  Total assets ...............    863,991      740,446      782,665      812,946     768,493      832,992      789,479
  Long-term debt .............    353,419      294,611      317,744      365,262     311,496      373,748      308,820
  Stockholders' equity .......    284,478      193,330      231,202      215,431     215,755      213,689      229,321


          SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION OF PILLOWTEX


     The following pro forma combined financial information gives effect to the consummation of the Merger and the Financing Transactions as if such transactions had been consummated on September 27, 1997, in the case of the Unaudited Pro Forma Condensed Combined Balance Sheet of Pillowtex, and on December 31, 1995, the first day of Pillowtex's 1996 fiscal year, in the case of the Unaudited Pro Forma Condensed Combined Statements of Operations of Pillowtex. As used herein, the term "Financing Transactions" means (i) estimated initial borrowings under the New Pillowtex Bank Facilities of $430.2 million,
(ii) the issuance and sale of $150.0 million aggregate principal amount of New Pillowtex Subordinated Notes resulting in estimated net proceeds of $146.4 million, (iii) the issuance and sale of 65,000 shares of Pillowtex Preferred Stock resulting in estimated net proceeds of $63.5 million, (iv) the repayment of all amounts outstanding under Pillowtex's and Fieldcrest's existing bank credit facilities, and (v) the satisfaction and discharge of all indebtedness represented by Fieldcrest's 11.25% Senior Subordinated Debentures Due 2002 to 2004 pursuant to an irrevocable deposit of amounts sufficient to provide for the redemption thereof. Because the Standby Bridge Loan Facility is expected to be drawn upon, if at all, only in the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date, the pro forma combined financial information presented herein assumes that no amounts will be borrowed thereunder.


     The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what Pillowtex's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by Pillowtex in the future. The pro forma combined financial information should be read in conjunction with the historical financial statements of Pillowtex and Fieldcrest, the related notes, and the other information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Combined Financial Information of Pillowtex."




        UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF PILLOWTEX
                               SEPTEMBER 27, 1997
                                 (IN THOUSANDS)


                                                                                PRO FORMA

Total current assets ..................................................     $   679,148
Property, plant, and equipment, net ...................................         491,308
Goodwill, net .........................................................         216,316
Other assets, net......................................................          60,205
                                                                            -----------
    Total assets ......................................................     $ 1,446,977
                                                                            ===========

Total current liabilities .............................................     $   251,372
Long-term debt ........................................................         823,619
Deferred income taxes .................................................          62,972
Other non-current liabilities..........................................          52,962
Redeemable convertible preferred stock.................................          63,500
Shareholders' equity ..................................................         192,552
                                                                            -----------
    Total liabilities and shareholders' equity ........................     $ 1,446,977
                                                                            ===========

                          UNAUDITED PRO FORMA CONDENSED
                 COMBINED STATEMENTS OF OPERATIONS OF PILLOWTEX
                                 (IN THOUSANDS)



                                                                                        PRO FORMA
                                                                        -----------------------------------------
                                                                           FISCAL YEAR             NINE MONTHS
                                                                              ENDED                   ENDED
                                                                        DECEMBER 28, 1996      SEPTEMBER 27, 1997

Net sales...........................................................   $       1,583,151      $       1,191,268

Cost of goods sold .................................................           1,364,368                998,887
Selling, general, and administrative expenses ......................             135,875                111,100
Restructuring charge................................................               8,130                     --
                                                                       -----------------      -----------------

Earnings from operations............................................              74,778                 81,281
Interest expense ...................................................              56,342                 51,805
Other income, net ..................................................              (5,604)                (2,021)
                                                                       -----------------      -----------------
Earnings before income taxes and extraordinary items................              24,040                 31,497
Income taxes .......................................................              11,181                 13,705
                                                                       -----------------      -----------------
Net earnings before extraordinary items.............................              12,859                 17,792
Dividends on preferred shares.......................................              (1,950)                (1,463)
                                                                       -----------------      -----------------
Earnings before extraordinary items applicable to
  common stock......................................................   $          10,909      $          16,329
                                                                       =================      =================


SELECTED PER SHARE FINANCIAL INFORMATION


     The following table sets forth selected historical per share financial information for each of Pillowtex and Fieldcrest and unaudited pro forma per share financial information for Pillowtex giving effect to the consummation of the Merger and the Financing Transactions, as if such transactions had been consummated as of September 27, 1997, in the case of book value information, and December 31, 1995, the first day of Pillowtex's 1996 fiscal year, in the case of earnings information. The information presented below is derived from (i) the consolidated historical financial statements of Pillowtex and Fieldcrest, including the related notes thereto, incorporated by reference into this Joint Proxy Statement/Prospectus and (ii) the pro forma financial information, including the notes thereto, appearing elsewhere herein, and should be read in conjunction therewith. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Financial Information of Pillowtex." The pro forma per share information set forth herein assumes the issuance of 3,447,632 shares of Pillowtex Common Stock in connection with the Merger (computed based on an assumed Determination Price of $24.00 and an assumed Conversion Number of 0.292). See Note 1 of "Notes to Unaudited Pro Forma Combined Financial Information." The pro forma information set forth below is not necessarily indicative of what Pillowtex's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by Pillowtex in the future.


                                                                          FISCAL YEAR               NINE MONTHS
                                                                             ENDED                     ENDED
                                                                       DECEMBER 28, 1996        SEPTEMBER 27, 1997
PILLOWTEX--HISTORICAL
Earnings per common share before
  extraordinary items ...........................................        $      1.39               $      0.99
Book value per common share......................................               9.42                     10.38
Dividends per common share.......................................               0.20                      0.18
PILLOWTEX PRO FORMA
Earnings per common share before
  extraordinary items............................................               0.77                      1.06
Book value per common share......................................              12.91                     13.64
Dividends per common share.......................................               0.15                      0.14






                                                                          FISCAL YEAR               NINE MONTHS
                                                                             ENDED                     ENDED
                                                                       DECEMBER 31, 1996        SEPTEMBER 27, 1997
FIELDCREST--HISTORICAL
Earnings (loss) per common share before
  extraordinary items............................................        $     (0.38)              $      1.23
Book value per common share......................................              23.91                     24.92
Dividends per common share.......................................                 --                        --

FIELDCREST PRO FORMA EQUIVALENTS
Earnings per common share before
  extraordinary items............................................               0.22                      0.31
Book value per common share......................................               3.77                      3.98
Dividends per common share.......................................               0.04                      0.04



     Pillowtex currently intends to continue to pay quarterly dividends of $0.06 per share on the Pillowtex Common Stock. Pillowtex's dividend policy will be reviewed by the Pillowtex Board from time to time in light of, among other things, Pillowtex's results of operations and financial position. In addition, Pillowtex's ability to pay dividends on the Pillowtex Common Stock in the future will be restricted pursuant to the terms of various instruments governing its indebtedness and the terms of the Pillowtex Preferred Stock. Accordingly, there can be no assurance that Pillowtex will pay any dividends in the future or, if dividends are paid, as to the amount thereof. See "Risk Factors--Restrictions on Payment of Dividends."

MARKET PRICE INFORMATION


     The Pillowtex Common Stock trades on the NYSE under the symbol "PTX." The following table sets forth the high and low sales prices per share of Pillowtex Common Stock as reported on the NYSE Composite Tape for each fiscal quarter in fiscal years 1995 and 1996 and for the other periods indicated.


                                                                                               HIGH           LOW
  Quarter Ended:
    April 1, 1995........................................................................  $   10 1      $   8
    July 1, 1995.........................................................................      11 1          8 3
    September 30, 1995...................................................................      13            9 5
    December 30, 1995....................................................................      13            11
Quarter Ended:
    March 30, 1996.......................................................................  $   12 1      $   10 1
    June 30, 1996........................................................................      13 3          12
    September 30, 1996...................................................................      14 3          10 5
    December 28, 1996....................................................................      18 1          12 7
  Quarter Ended:
    March 29, 1997.......................................................................  $   18 3      $   15 7
    June 28, 1997........................................................................      23 1          16 1
    September 27, 1997...................................................................      28 13         21
    December 27, 1997 (through November __)..............................................


     The Fieldcrest Common Stock trades on the NYSE under the symbol "FLD." The following table sets forth the high and low sales prices per share of Fieldcrest Common Stock as reported on the NYSE Composite Tape for each fiscal quarter in fiscal years 1995 and 1996 and for the other periods indicated.


                                                                                               HIGH          LOW
  Quarter Ended:
    March 31, 1995.......................................................................  $   25 3      $   19 7
    June 30, 1995........................................................................      24 1          19 3
    September 30, 1995...................................................................      24 7          21 1
    December 31, 1995....................................................................      22 1          15 3
Quarter Ended:
    March 31, 1996.......................................................................  $   21 1      $   16 3
    June 30, 1996........................................................................      22 1          19 1
    September 30, 1996...................................................................      20 1          13 1
    December 31, 1996....................................................................      16            12 7
  Quarter Ended:
    March 31, 1997.......................................................................  $   17 3      $   15 1
    June 30, 1997........................................................................      19 3          15 1
    September 30, 1997...................................................................      34 15         17 1
    December 31, 1997 (through November __)..............................................



     The Fieldcrest Preferred Stock is admitted for trading on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"). The Fieldcrest Preferred Stock trades on The Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol "FLDC.P." The following table sets forth for the high and low closing bid quotations in the over-the-counter market for the Fieldcrest Preferred Stock as reported on Nasdaq for each fiscal quarter in fiscal years 1995 and 1996 and for the other periods indicated. These quotations represent inter-dealer prices, without adjustment for retail markups, markdowns, or commissions, and may not represent actual transactions.


                                                                                               HIGH          LOW
  Quarter Ended:
    March 31, 1995.......................................................................  $   52 1      $   43 1
    June 30, 1995........................................................................      50            45
    September 30, 1995...................................................................      53            46
    December 31, 1995....................................................................      52            42 7
Quarter Ended:
    March 31, 1996.......................................................................  $   47        $   42 1
    June 30, 1996........................................................................      48 1          44 1
    September 30, 1996...................................................................      45 1          38 3
    December 31, 1996....................................................................      39 3          37 1
  Quarter Ended:
    March 31, 1997.......................................................................  $   42 3      $   38 3
    June 30, 1997........................................................................      46 1          41 1
    September 30, 1997...................................................................      62            45 1
    December 31, 1997 (through November __)..............................................


     On September 10, 1997, the last full trading day prior to the public announcement by Pillowtex and Fieldcrest of the execution of the Merger Agreement, the closing price per share of Pillowtex Common Stock as reported on the NYSE Composite Tape was $2313 was $33 full trading day prior to the date of this Joint Proxy Statement/Prospectus, the closing price per share of Pillowtex Common Stock as reported on the NYSE Composite Tape was $_____, and the closing price per share of Fieldcrest Common Stock as so reported was $_____. On September 10, 1997, the last date of a reported trade prior to the public announcement by Pillowtex and Fieldcrest of the Merger Agreement, the closing bid quotation for the Fieldcrest Preferred Stock as reported on Nasdaq was $59. On November ___, 1997, the last date of a reported trade of Fieldcrest Preferred Stock prior to the date of this Joint Proxy Statement/Prospectus, the closing bid quotation for the Fieldcrest Preferred Stock was $_________. Pillowtex shareholders and Fieldcrest stockholders are encouraged to obtain current market quotations.

RISK FACTORS

     See "Risk Factors" for a discussion of certain risks of ownership of Pillowtex Common Stock and other matters that should be considered in determining how to vote upon the matters described herein.

                                  RISK FACTORS

     Prior to voting on the proposals described herein, Pillowtex shareholders and Fieldcrest stockholders should carefully consider the risk factors discussed below as well as all of the information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices hereto. See also "Note Regarding Forward-Looking Information." Any or all of the risk factors discussed below could have a material adverse effect on the business, financial condition, results of operations, and prospects of Pillowtex and its subsidiaries, including, from and after the Effective Time, Fieldcrest, and/or on the price at which shares of Pillowtex Common Stock may trade.

SIGNIFICANT LEVERAGE AND DEBT SERVICE


     Pillowtex is, and following consummation of the Merger and the Financing Transactions will continue to be, highly leveraged. At September 27, 1997, on a pro forma basis, after giving effect to the consummation of the Merger and the Financing Transactions, Pillowtex would have had total outstanding long-term indebtedness (including the current portion of long-term indebtedness) of approximately $829.9 million and total shareholders' equity of approximately $192.5 million. See "Pro Forma Capitalization of Pillowtex." In addition, subject to restrictions contained in instruments governing its indebtedness, Pillowtex and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for general corporate purposes.


     The level of Pillowtex's indebtedness could have important consequences to the business activities of Pillowtex, including: (i) a substantial portion of Pillowtex's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) Pillowtex's ability to obtain additional debt financing in the future for other acquisitions, working capital, capital expenditures, or research and development may be limited; and (iii) Pillowtex's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally.


     Pillowtex's ability to service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, certain of which are beyond its control, as well as the availability of borrowings under the New Pillowtex Bank Facilities or any other credit arrangement. Pillowtex will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, as well as future capital expenditures and any increased working capital requirements. If Pillowtex is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the New Pillowtex Bank Facilities or its other indebtedness. In the absence of such financing, Pillowtex's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results, or to fund capital expenditures or research and development costs may be adversely affected. If Pillowtex does not generate sufficient increases in cash flow from operations to repay its indebtedness at maturity, it could attempt to refinance such indebtedness; however, no assurance can be given that such refinancing would be available on terms acceptable to Pillowtex, if at all.


RESTRICTIVE COVENANTS


     Certain instruments governing indebtedness of Pillowtex will contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain instruments governing indebtedness of Pillowtex, Pillowtex will be required to maintain specified financial ratios and satisfy certain financial condition tests. Pillowtex's ability to maintain and satisfy those ratios and tests may be affected by events beyond its control, and there can be no assurance that Pillowtex will be able to do so. As a result of these covenants, the ability of Pillowtex to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted and Pillowtex may be prevented from engaging in transactions that might otherwise be considered beneficial to Pillowtex. See "Merger Financing" and "Other Post-Merger Indebtedness of Pillowtex."

SECURITY INTERESTS

     Upon consummation of the Merger and the Financing Transactions, all of the capital stock of Pillowtex's domestic subsidiaries, 65% of the capital stock of all foreign subsidiaries, and substantially all of the domestic assets of Pillowtex and all of its subsidiaries will be subject to various liens and security interests. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to Pillowtex or the subsidiary owning such collateral and to other creditors of Pillowtex or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

RESTRICTIONS ON PAYMENT OF DIVIDENDS


     Pillowtex currently intends to continue to pay quarterly dividends of $0.06 per share on the Pillowtex Common Stock. Pillowtex's dividend policy will be reviewed by the Pillowtex Board from time to time in light of, among other things, Pillowtex's results of operations and financial position. In addition, certain instruments governing the indebtedness of Pillowtex and the terms of the Pillowtex Preferred Stock will restrict Pillowtex's ability to pay dividends or make other distributions to holders of Pillowtex Common Stock. Pursuant to terms of such instruments, the ability of Pillowtex to pay dividends or make other distributions will be subject to its ability to maintain certain financial ratios and satisfy certain financial condition tests. Accordingly, there can be no assurance that Pillowtex will pay any dividends in the future or, if dividends are paid, as to the amount thereof. See "Merger Financing," "Other Post-Merger Indebtedness of Pillowtex," and "Description of Pillowtex Capital Stock--Series A Redeemable Convertible Preferred Stock."

ABILITY TO ACHIEVE COST SAVINGS

     Pillowtex has identified approximately $21.6 million of annual cost savings that it expects to realize as a result of the Merger. These cost savings are expected to be achieved through the elimination of certain duplicative corporate and administrative expenses. Pillowtex additionally expects to realize significant ongoing cost savings, including at least $8.4 million within the first twelve months after consummation of the Merger, by: (i) eliminating other redundant cost functions; (ii) improving procurement efficiencies by exploiting the combined company's purchasing power (iii) reducing trade advertising; (iv) rationalizing and streamlining operations; and (v) reducing the use of outside consultants.

     In an effort to maximize cost savings, Pillowtex intends to review Fieldcrest's trend toward outsourcing certain manufacturing and corporate functions on a case by case basis. For example, during 1996 Fieldcrest began outsourcing a portion of its sheeting yarn requirements, which is expected to result in approximately $7.1 million of cost savings for 1997. Pillowtex initially intends to continue Fieldcrest's outsourcing practices in areas that appear to result in reduced operating costs, such as in sheeting yarn spinning, and may increase or curtail the use of outsourcing in spinning and other areas based on future cost and other considerations, although the potential impact of any future outsourcing decisions on the combined companies' operating results cannot be determined at this time. Fieldcrest also outsourced its information technology services and functions to Lockheed Martin Corporation beginning in 1996. Such services and functions will cost Fieldcrest approximately $25.2 million in 1997, and, although Pillowtex intends to seek opportunities for cost savings with respect to information technology services and functions, it intends to continue to use Lockheed Martin Corporation for such services pursuant to the existing agreement between Fieldcrest and such company.

     There can be no assurance as to the timing or amount of any cost savings that may actually be realized, or that unforseen costs and expenses, decreases in sales or revenues, or other factors will not offset any cost savings actually realized.


RISKS ASSOCIATED WITH ACQUISITIONS

     Pillowtex expects to continue a strategy of identifying and acquiring companies, like Fieldcrest, with complementary products or services that may be expected to enhance the operations and profitability of Pillowtex. There can be no assurances that Pillowtex will be able to integrate the operations of Fieldcrest or any other acquired company successfully with the operations of Pillowtex or that any of such acquisitions, including the acquisition of Fieldcrest, will prove profitable.

DEPENDENCE ON RAW MATERIALS

     The raw materials on which Pillowtex is primarily dependent include the raw feather and down that Pillowtex uses to produce natural fill pillows and down comforters. The People's Republic of China ("China") is currently the primary source of raw feather and down for Pillowtex. See "--Dependence on Supply Sources in China." The raw materials on which Fieldcrest is primarily dependent include the cotton and synthetic fibers that Fieldcrest uses to manufacture its home furnishing products.

     The raw materials used by Pillowtex and Fieldcrest are generally available from a number of sources, and no significant shortage of such materials is currently anticipated. However, Pillowtex and Fieldcrest use significant quantities of such raw materials, which are subject to price fluctuations, and there can be no assurance that shortages of such materials will not occur in the future, which could increase the cost of or delay the shipment of products.


     From and after the Effective Time, cotton will be the primary raw material used in Pillowtex's business. Cotton is an agricultural product and, consequently, its availability is subject to weather conditions and other factors affecting agricultural markets. There have been historical periods of rapid and significant movement in the price of cotton, both upward and downward. There can be no assurance that Pillowtex will be able to pass on any increase in the price of cotton or other raw materials to its customers.


DEPENDENCE ON SUPPLY SOURCES IN CHINA


     In fiscal year 1996 and the nine months ended September 27, 1997, approximately 83% and 84%, respectively, of the raw feather and down that Pillowtex used to produce natural fill pillows and down comforters was imported from China.

     Pillowtex's relationships with its suppliers in China could be disrupted or adversely affected due to a number of factors, including governmental regulation, fluctuation in exchange rates, and changes in economic and political conditions in China. If Pillowtex's supply sources in China were disrupted for any reason, Pillowtex believes, based on existing market conditions, that it could establish alternative supply relationships. However, because establishing these relationships involves numerous uncertainties relating to delivery requirements, price, payment terms, quality control, and other matters, Pillowtex is unable to predict whether such relationships would be on terms satisfactory to Pillowtex.

     Pillowtex's relationships with its suppliers in China are also subject to risks associated with changes in United States legislation and regulations relating to imports, including quotas, duties, and taxes, and other charges or restrictions on imports. Products that Pillowtex imports from China currently receive preferential tariff treatment accorded goods from countries granted "most favored nation" status. Under the Trade Act of 1974, the President of the United States is authorized, upon making specified findings, to waive certain restrictions that would otherwise render China ineligible for most favored nation treatment. The President has waived these provisions each year since 1979. Most favored nation status was accordingly renewed in June 1997 despite legislation pursued by Congress demanding that China desist from certain trade and military activities. Congress will continue to monitor these activities and may encourage the President to reconsider the renewal of most favored nation status for China in June 1998 and no assurance can be given that China will continue to enjoy this status in the future. Raw materials and finished products entering the United States from China without the benefit of most favored nation treatment would be subject to significantly higher duty rates.


ADVERSE RETAIL INDUSTRY CONDITIONS

     Each of Pillowtex and Fieldcrest sells its products to a number of department stores and other major retailers who have experienced financial difficulties during the past several years. Some of these retailers have recently emerged from the protection of federal bankruptcy laws and some current retail customers of Pillowtex and Fieldcrest may seek protection under the federal bankruptcy laws or state insolvency laws in the future. As a result of these financial difficulties and bankruptcy and insolvency proceedings, Pillowtex and Fieldcrest may be unable to collect some or all amounts owed by these retail customers. Additionally, all or part of the operations of a retail customer that seeks bankruptcy or other debtor protection may be discontinued or sales of Pillowtex's or Fieldcrest's products to such a customer may be curtailed or terminated as a result of bankruptcy or insolvency proceedings.

DEPENDENCE ON KEY LICENSES


     Pillowtex holds licenses with organizations such as Polo/Ralph Lauren Corporation, The Walt Disney Company ("Disney"), and others, using such well-known trademarks and trade names as the Ralph Lauren and Disney's Mickey UNLIMITED(R), Mickey's Stuff for Kids(R), and Mickey & Co.(R). Although the significance of specific licenses varies from year to year, a substantial portion of Pillowtex's net sales for fiscal year 1996 and the nine month period ended September 27, 1997 were attributable to products sold under licensed trademarks and trade names. These licenses generally require the payment of royalties based on net sales, including the payment of minimum annual royalties, and expire at various dates through 1999. No assurance can be given that Pillowtex will be able to renew these licenses on acceptable terms upon their expiration or will be able to acquire new licenses to use other popular trademarks. Pillowtex's license with Polo/Ralph Lauren Corporation provides that if Charles M. Hansen, Jr., Pillowtex's Chairman of the Board and Chief Executive Officer, and Mary R. Silverthorne, a director of Pillowtex, or their immediate families, in the aggregate, cease to beneficially own at least 25% of the outstanding Pillowtex Common Stock, such license will become subject to termination at the option of the licensor.

     Fieldcrest also holds licenses with third parties, including Waverly(R), Adrienne Vittadini(R), and Ellen Tracy(R). Fieldcrest, however, primarily manufactures and markets products bearing its own proprietary brand names. See "--Dependence on Brand Names."


DEPENDENCE ON BRAND NAMES


     In fiscal year 1996, approximately 93% of Fieldcrest's net sales were from sales of products bearing Fieldcrest's principal proprietary brand names of Royal Velvet(R), Cannon(R), Charisma(R), Fieldcrest(R), Royal Family(R), Caldwell(R), Monticello(R), SureFit(R), and St. Mary's(R). The remaining 7% of Fieldcrest's 1996 net sales were from sales of private label products. Accordingly, Pillowtex's future success may depend in part upon the goodwill associated with Fieldcrest's brand names.


     Fieldcrest's principal brand names are registered in the United States and certain foreign countries. However, there can be no assurance that the steps taken by Fieldcrest to protect its proprietary rights in such brand names will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

RISK OF LOSS OF MATERIAL CUSTOMERS


     In fiscal year 1996, sales to Wal-Mart Stores, Inc. ("Wal-Mart") and Dayton Hudson Corporation ("Dayton Hudson") accounted for 14% and 13% of Pillowtex's total sales, respectively. For the nine months ended September 27, 1997, sales to Wal-Mart and Dayton Hudson accounted for 12% and 13%, respectively, of Pillowtex's total sales. No other single customer accounted for more than 10% of Pillowtex's total sales during such periods.

     In fiscal year 1996, sales to Wal-Mart and its affiliates accounted for 21% of Fieldcrest's total sales. For the nine months ended September 30, 1997, sales to Wal-Mart and its affiliates accounted for 25% of Fieldcrest's total sales. No other single customer accounted for more than 10% of Fieldcrest's net sales during such periods.

     On a pro forma basis, after giving effect to the consummation of the Merger as if it had been consummated December 31, 1995, sales to Wal-Mart would have accounted for 19% of Pillowtex's total sales for fiscal 1996 and sales to the top ten customers would have accounted for 57% of total sales for such period.

     Consistent with industry practice, neither Pillowtex nor Fieldcrest operates under a long-term written supply contract with any of its customers. From and after the Effective Time, the business, financial condition, and results of operations of Pillowtex could be materially adversely affected by the loss of Dayton Hudson or Wal-Mart as a customer. Pillowtex does not anticipate a reduction in customer orders after the Effective Time solely as a result of the overlap of customers of both Pillowtex and Fieldcrest, though there can be no assurance in this regard.

LABOR RELATIONS


     Pillowtex has approximately 4,000 employees, approximately 16% of which are subject to collective bargaining agreements. Fieldcrest has approximately 11,000 employees, approximately 28% of which are subject to collective bargaining agreements.

     Since 1991, the Union of Needletrades, Industrial, and Textile Workers ("UNITE") has campaigned to organize approximately 5,500 additional hourly workers at five Fieldcrest plants, including Fieldcrest's main manufacturing facility in Kannapolis, North Carolina. Fieldcrest has opposed UNITE's organizing efforts. Although a majority of employees at these plants recently voted not to select UNITE as a bargaining representative, the results of such election are subject to legal challenge. There can be no assurance as to whether or when, the results of such election will be certified or a new election will be scheduled. It is impossible to predict what effect, if any, a lengthy continuation of another organizing campaign will have on the productivity of the Fieldcrest workforce.


INFLUENCE BY SIGNIFICANT SHAREHOLDERS


     As of November 5, 1997, the Pillowtex Record Date, Charles M. Hansen, Jr., Mary R. Silverthorne, and certain trusts for which Ms. Silverthorne acts as trustee (i.e., the John H. Silverthorne Marital Trust B, the John H. Silverthorne Family Trust A, the Bridget Russell Silverthorne Trust A, and the John H. Silverthorne, Jr. Trust A) owned, in the aggregate, approximately 52.7% of the outstanding shares of the Pillowtex Common Stock. Assuming 3,447,632 shares of Pillowtex Common Stock are issued in connection with the Merger, Mr. Hansen, Ms. Silverthorne, and such trusts would own, in the aggregate, approximately 39.9% of the then-outstanding shares of Pillowtex Common Stock after giving effect to the Merger and related financing transactions. It is anticipated, however, that such shareholders will continue to exert significant influence over the management and direction of Pillowtex.


DEPENDENCE ON KEY PERSONNEL

     Pillowtex's business is managed by or under the direction of Charles M. Hansen, Jr., who serves as Chairman of the Board and Chief Executive Officer. Pillowtex believes that its future success will be highly dependent upon its ability to attract and retain skilled managers and other personnel, including Mr. Hansen. The loss of Mr. Hansen's services could have a material adverse effect on Pillowtex.

SEASONALITY OF BUSINESS


     Pillowtex's business is subject to a pattern of seasonal fluctuation. During the past three years, sales and earnings from operations generated during the second half of the year averaged approximately 61% and 66%, respectively, of Pillowtex's total sales and earnings from operations. Pillowtex's needs for working capital increase in the second half of the year and, accordingly, total debt levels tend to peak in the third and fourth quarters, falling off again in the first quarter of the following year. The amount of Pillowtex's sales generated during the second half of the year generally depends upon a number of factors, including the level of retail sales for home textile furnishings during the fall and winter, weather conditions affecting the level of sales of down comforters and blankets (which are sold in greater quantities in cold weather), general economic conditions, and other factors beyond Pillowtex's control.


     Fieldcrest's business is subject to a similar pattern of seasonal fluctuation, having greater sales volume in the last three quarters of the calendar year than in the first calendar quarter. Accordingly, it is likely that Fieldcrest's operating performance in the first quarter of a given calendar year will be less favorable than operating performance in the last three quarters.

INDUSTRY COMPETITION AND COMPETITIVE FACTORS

     Each of Pillowtex and Fieldcrest participates in a highly competitive industry. Each of Pillowtex and Fieldcrest competes with a number of established manufacturers, importers, and distributors of home textile furnishings, some of which have greater financial, distribution, manufacturing, and marketing resources.

MARKET RISK


     Pillowtex Common Stock is listed for trading on the NYSE. The prices at which shares of Pillowtex Common Stock trade are subject to fluctuation based on many factors, including general economic and industry conditions and the performance of, and investor expectations for, Pillowtex. No assurance can be given that a holder of Pillowtex Common Stock will be able to sell such securities at any particular price.


CERTAIN PROVISIONS OF PILLOWTEX'S ARTICLES OF INCORPORATION, BYLAWS, AND OTHER AGREEMENTS

     Pillowtex's Restated Articles of Incorporation (the "Pillowtex Articles"), Pillowtex's Amended and Restated Bylaws (the "Pillowtex Bylaws"), and certain agreements to which Pillowtex is a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of Pillowtex. In addition, the Pillowtex Articles authorize the issuance of up to 30,000,000 shares of Pillowtex Common Stock and 20,000,000 shares of preferred stock of Pillowtex. The Pillowtex Board will have the power to determine the price and terms under which any additional capital stock may be issued and, subject to the terms of any issued and outstanding preferred stock (including without limitation the Pillowtex Preferred Stock), to fix the terms of such preferred stock, and existing Pillowtex shareholders will not have preemptive rights with respect thereto. See "Description of Pillowtex Capital Stock--Future Stock Issuances."

                          THE PILLOWTEX SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished by Pillowtex to its shareholders in connection with the solicitation of proxies, by and on behalf of the Pillowtex Board, for use at the Pillowtex Special Meeting. The Pillowtex Special Meeting will be held on __________, December __, 1997 at 9:00 a.m., Central Time, at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas. The purpose of the Pillowtex Special Meeting is for Pillowtex shareholders to consider and vote upon a proposal to approve the issuance of up to 5,600,000 shares of Pillowtex Common Stock and of 65,000 shares of Pillowtex Preferred Stock in connection with the Merger and related financing transactions (i.e., the Share Issuance).

     THE PILLOWTEX BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PILLOWTEX AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PILLOWTEX SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE.

VOTING AT THE PILLOWTEX SPECIAL MEETING

     The holders of record of shares of Pillowtex Common Stock as of the close of business on November 5, 1997, the Pillowtex Record Date, are entitled to notice of and to vote at the Pillowtex Special Meeting. As of the Pillowtex Record Date, there were 10,786,819 shares of Pillowtex Common Stock outstanding, and there were 317 holders of record of Pillowtex Common Stock. Each outstanding share of Pillowtex Common Stock is entitled to one vote at the Pillowtex Special Meeting. Shares of Pillowtex Common Stock held in the treasury of Pillowtex or by any of its subsidiaries are not considered to be outstanding.

     The holders of shares representing a majority of the shares of Pillowtex Common Stock outstanding as of the Pillowtex Record Date will constitute a quorum for the transaction of business at the Pillowtex Special Meeting. If the persons present or represented by proxy at the Pillowtex Special Meeting constitute holders of shares representing less than a majority of the shares of Pillowtex Common Stock outstanding as of the Pillowtex Record Date, the Pillowtex Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon, among other things, the approval of the Share Issuance by the affirmative vote of the holders of a majority of shares of Pillowtex Common Stock present at the Pillowtex Special Meeting and entitled to vote thereon. Abstentions (i.e., properly executed proxies marked "ABSTAIN") will be, but shares represented by broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will not be, included in determining the number of shares held by persons present or represented by proxy at the Pillowtex Special Meeting for purposes of determining whether a quorum exists. With respect to the vote on the proposal described herein, abstentions will be included in vote totals and will have the effect of negative votes, but shares represented by broker non-votes will not be included in vote totals and will therefore have no impact on the outcome of the vote.

     As of the Pillowtex Record Date, directors and executive officers of Pillowtex and their affiliates owned beneficially, in the aggregate, approximately 52.9% of the outstanding shares of Pillowtex Common Stock. As of the Pillowtex Record Date, Charles M. Hansen, Jr., Chairman of the Board and Chief Executive Officer of Pillowtex, Mary R. Silverthorne, a director of Pillowtex, the John H. Silverthorne Marital Trust B, and the John H. Silverthorne Family Trust A owned, in the aggregate, approximately 52.4% of the currently outstanding shares of Pillowtex Common Stock. Each of Mr. Hansen, Ms. Silverthorne, and such trusts has agreed to vote the shares of Pillowtex Common Stock held by such shareholder for the approval of the Share Issuance. Accordingly, the approval of the Share Issuance is expected to occur irrespective of whether or the manner in which other holders of Pillowtex Common Stock vote their shares.

PROXIES; REVOCATION

     All shares of Pillowtex Common Stock represented at the Pillowtex Special Meeting by properly executed proxies received prior to or at the Pillowtex Special Meeting, unless such proxies shall have been revoked, will be voted at the Pillowtex Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the approval of the Share Issuance.

     A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Pillowtex Special Meeting. A proxy may be revoked by filing with the Secretary of Pillowtex prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Pillowtex Special Meeting. Attendance at the Pillowtex Special Meeting will not, in itself, constitute the revocation of a proxy.

     Pillowtex and Fieldcrest will share the cost of the preparation of this Joint Proxy Statement/Prospectus and the solicitation of proxies for voting at the Pillowtex Special Meeting and the Fieldcrest Special Meeting. Pillowtex may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Pillowtex, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Pillowtex will also request persons and entities holding shares in their names, or in the name of their nominees, that are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. Pillowtex has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies using the means referred to above, at an anticipated cost of $5,000, plus reasonable expenses.


                         THE FIELDCREST SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished by Fieldcrest to its stockholders in connection with the solicitation of proxies, by and on behalf of the Fieldcrest Board, for use at the Fieldcrest Special Meeting. The Fieldcrest Special Meeting will be held on __________, December __, 1997 at 10:00 a.m., Eastern Time, at 1275 Avenue of the Americas, New York, New York. The purpose of the Fieldcrest Special Meeting is for Fieldcrest stockholders to consider and vote upon the approval and adoption of the Merger Agreement.

     THE FIELDCREST BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIELDCREST AND ITS STOCKHOLDERS AND RECOMMENDS THAT FIELDCREST STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTING AT THE FIELDCREST SPECIAL MEETING

     The holders of record of shares of Fieldcrest Common Stock as of the close of business on November 5, 1997, the Fieldcrest Record Date, are entitled to vote such shares at the Fieldcrest Special Meeting. Holders of Fieldcrest Preferred Stock will not be entitled to vote at the Fieldcrest Special Meeting. As of the Fieldcrest Record Date, there were outstanding 9,243,602 shares of Fieldcrest Common Stock and there were 1,798 holders of record of Fieldcrest Common Stock. Each outstanding share of Fieldcrest Common Stock is entitled to one vote at the Fieldcrest Special Meeting. Shares of Fieldcrest Common Stock held in the treasury of Fieldcrest or by any of its subsidiaries are not considered to be outstanding.

     The holders of shares representing a majority of the shares of Fieldcrest Common Stock outstanding as of the Fieldcrest Record Date will constitute a quorum for the transaction of business at the Fieldcrest Special Meeting. If the persons present or represented by proxy at the Fieldcrest Special Meeting constitute the holders of shares representing less than a majority of shares of Fieldcrest Common Stock outstanding as of the Fieldcrest Record Date, the Fieldcrest Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of shares of Fieldcrest Common Stock entitled to vote thereon. Abstentions will be, but broker non-votes will not be, included in determining the number of shares held by persons present or represented by proxy at the Fieldcrest Special Meeting for purposes of determining whether a quorum exists. Because approval of the proposal to adopt the Merger Agreement will require the affirmative vote of shares representing two-thirds of the outstanding shares of Fieldcrest Common Stock and entitled to vote thereon, abstentions and broker non-votes will have the effect of negative votes thereon.

     As of the Fieldcrest Record Date, directors and executive officers of Fieldcrest and their affiliates owned beneficially, in the aggregate, approximately 4.6% of the voting power of the outstanding shares of Fieldcrest Common Stock.

PROXIES; REVOCATION

     All shares of Fieldcrest Common Stock represented at the Fieldcrest Special Meeting by properly executed proxies received prior to or at the Fieldcrest Special Meeting, unless such proxies shall have been revoked, will be voted at the Fieldcrest Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the approval and adoption of the Merger Agreement and otherwise in the discretion of the proxy holders as to any other matter which may properly come before the Fieldcrest Special Meeting, including a motion to adjourn or postpone the Fieldcrest Special Meeting for the purpose of soliciting additional proxies or otherwise; except that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Fieldcrest Special Meeting. A proxy may be revoked by filing with the Secretary of Fieldcrest prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Fieldcrest Special Meeting. Attendance at the Fieldcrest Special Meeting will not, in itself, constitute the revocation of a proxy.

     Pillowtex and Fieldcrest will share the cost of the preparation of this Joint Proxy Statement/Prospectus and the solicitation of proxies for voting at the Fieldcrest Special Meeting. Fieldcrest may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Fieldcrest, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Fieldcrest will also request persons and entities holding shares in their names, or in the name of their nominees, that are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. Fieldcrest has retained Morrow & Company, Inc. to assist it in the solicitation of proxies using the means referred to above, at an anticipated cost of $7,500, plus a fee of $3.50 per telephone call and reasonable expenses.



                                   THE PARTIES

PILLOWTEX

     Pillowtex, founded in 1954, is a leading North American designer, manufacturer, and marketer of bed pillows, blankets, mattress pads, and down comforters. Other complementary bedroom textile furnishings offered by Pillowtex include comforter covers, featherbeds, pillow protectors, decorative pillows, bedspreads, synthetic comforters, pillow shams, dust ruffles, and window treatments. Pillowtex has positioned itself as a single-source supplier to retailers for top-of-the-bed home textile furnishings (other than sheets), offering a broad assortment of products across multiple price points. Pillowtex markets its products primarily to department stores, mass merchants, wholesale clubs, specialty retail stores, catalogs, and institutional distributors.

     Additional information concerning Pillowtex is included in the Pillowtex Reports incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents By Reference."

FIELDCREST

     Fieldcrest was incorporated under the laws of Delaware in 1953 and is principally involved in the manufacture and sale of home furnishing products. Fieldcrest designs, manufactures, and markets a broad range of household textile products consisting of towels, sheets, comforters, bath rugs, and furniture coverings. Fieldcrest's customers consist principally of department stores, chain stores, mass merchants, specialty home furnishing stores, catalog warehouse clubs, and other retail outlets and institutional, government, and contract accounts.

     Additional information concerning Fieldcrest is included in the Fieldcrest Reports incorporated by reference in the Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents By Reference."

CERTAIN PRIOR TRANSACTIONS BETWEEN PILLOWTEX AND FIELDCREST


     In November 1996, Pillowtex acquired from Fieldcrest certain assets comprising Fieldcrest's blanket operations for a purchase price of approximately $28.3 million. In connection with such transaction, Pillowtex and Fieldcrest entered into an exclusive 25-year license agreement (the "Pillowtex/Fieldcrest License Agreement") pursuant to which Pillowtex is permitted to manufacture and sell various goods, including bed pillows, mattress pads, down comforters, and blankets, bearing Fieldcrest's principal brand names. The Pillowtex/Fieldcrest License Agreement provides for annual royalties ranging from 1% to 3% of net sales of licensed products over the term of the agreement. The Pillowtex/Fieldcrest License Agreement replaced certain other licensing agreements originally entered into between Pillowtex and Fieldcrest in 1990 and 1991, pursuant to which Fieldcrest had granted Pillowtex the right to manufacture and sell bed pillows, mattress pads, down comforters, and certain other products (not including blankets) bearing certain of the Fieldcrest brand names. Such licensing agreements also provided for annual royalties computed as a percentage of the net sales of all licensed products.

     As a result of the Merger, Pillowtex, on a consolidated basis, will cease to incur royalty expenses in connection with the use of the Fieldcrest brands on the goods contemplated by the Pillowtex/Fieldcrest License Agreement.



                                   THE MERGER

BACKGROUND OF THE MERGER


     In late November 1996, as a result of Fieldcrest's recent disappointing financial results, the outside directors of Fieldcrest met to review and discuss the condition of Fieldcrest and the alternatives available to the Fieldcrest directors to increase and maximize the value of the Fieldcrest Common Stock. The directors determined that at the next regularly scheduled meeting of directors the Fieldcrest Board would formally designate a Special Committee comprised of all of Fieldcrest's independent directors to review strategic options. The independent directors also determined to name S. Roger Horchow as the Chairman of the Special Committee, to retain Weil, Gotshal & Manges LLP as the Special Committee's legal counsel, and to interview a number of nationally recognized investment banking firms that had not previously performed services for Fieldcrest. The Special Committee subsequently retained one of the firms interviewed to act as its financial advisor on an interim basis. Following a number of meetings in early 1997, the Special Committee determined that it would not be in the best interests of Fieldcrest or its stockholders to attempt any extraordinary transaction in early 1997 and to continue their consideration of a number of alternatives, including a sale of Fieldcrest, a major acquisition to strengthen Fieldcrest's bedding operations, or continuing as an independent company and executing the current business plan, with a view towards a decision later in 1997.


     In March 1997, the Special Committee requested CSFB to assist the Special Committee with its evaluation of strategic alternatives, including a possible business combination with an industry participant identified by the Special Committee for the primary purpose of strengthening Fieldcrest's bedding operations (the "Potential Business Combination") or a sale of Fieldcrest. Pursuant to an engagement letter signed in May 1996 by Fieldcrest, as supplemented and amended by a letter signed in March 1997, CSFB had been retained as Fieldcrest's exclusive financial advisor in connection with the types of extraordinary transactions under consideration by the Special Committee.


     On March 17, 1997, Fieldcrest received a confidential letter from an industry participant (the "Potential Acquiror") expressing its interest in acquiring Fieldcrest for $21.00 per share of Fieldcrest Common Stock in cash, subject to a normal due diligence review, execution of a definitive agreement, and the receipt of necessary approvals from governmental agencies. The Potential Acquiror also said in its letter that, following the execution of a definitive agreement, it would be willing to allow Fieldcrest to "shop" for a limited time the terms of the definitive agreement and would ask if Fieldcrest were able to obtain terms more favorable, that it be allowed to meet the more favorable prices and terms.

     On March 19, 1997, the Special Committee met with its advisors to review the Potential Acquiror's letter. The Special Committee unanimously determined that the Potential Acquiror's expression of interest was financially inadequate and reaffirmed the Special Committee's belief that early 1997 was not a propitious time to attempt to sell the entire company. The Special Committee instructed its advisors to commence discussions with the industry participant identified by the Special Committee as a potential acquisition candidate (the "Potential Acquisition Candidate") while at the same time remaining prepared to discuss any reasonable proposal that the Potential Acquiror or any other third party might be willing to make to acquire Fieldcrest.

     On March 24, 1997, Fieldcrest responded to the Potential Acquiror's March 17 letter and indicated that it was not interested in proceeding with such a transaction at that time. On March 26, 1997, the Potential Acquiror wrote to Fieldcrest and reiterated its belief that Fieldcrest should pursue a sale to the Potential Acquiror. The Potential Acquiror also stated that if its due diligence review of Fieldcrest suggested greater value than $21.00 per share, the Potential Acquiror "will consider it." On April 1, 1997, Fieldcrest wrote to the Potential Acquiror and reiterated its lack of interest in pursuing such a transaction at that time. On April 9, 1997, the Potential Acquiror once again wrote to Fieldcrest and reiterated its interest in commencing discussions with Fieldcrest.


     As part of its business strategy, Pillowtex from time to time pursues acquisitions of companies that offer products it believes will complement its existing lines and will provide product, marketing, channel of distribution, or operational synergies. On May 8, 1997, the Pillowtex Board authorized Pillowtex's management to explore the merits of a possible transaction involving Fieldcrest and to negotiate with Fieldcrest regarding the possible terms and conditions of such a transaction.


     On March 30, 1997, Fieldcrest and the Potential Acquisition Candidate signed a confidentiality agreement for the purpose of exchanging non-public information and commencing discussions regarding a possible transaction.

     On May 19, 1997, Fieldcrest received a letter from Pillowtex in which Pillowtex expressed an interest in a possible acquisition of Fieldcrest. Pillowtex stated that its preliminary indication of value was in the range of $24.00 to 28.00 per share of Fieldcrest Common Stock and that value and terms were subject to a satisfactory due diligence review and dependent upon the final structure and form of consideration. Pillowtex proposed that the parties enter into a confidentiality agreement for the purpose of exchanging non-public information and commencing discussions.

     On May 23, 1997, the Special Committee had a meeting to receive an update on the status of discussions with the Potential Acquisition Candidate and to review the May 19 Pillowtex letter. The Special Committee authorized its legal counsel to prepare and negotiate a confidentiality agreement for execution by Fieldcrest and Pillowtex. On June 13, 1997, Fieldcrest and Pillowtex executed a confidentiality agreement and began exchanging non-public information.


     In late June 1997, the Potential Acquisition Candidate made a proposal regarding the material terms of a business combination transaction. Pursuant to the proposal, Fieldcrest would issue 7,000,000 shares of Fieldcrest Common Stock to acquire the Potential Acquisition Candidate, which would result in the stockholders of the Potential Acquisition Candidate owning approximately 43% of Fieldcrest following the transaction. The stockholders of the Potential Acquisition Candidate also would receive warrants for 600,000 shares of Fieldcrest Common Stock exercisable at $20.00 per share and warrants for an additional 600,000 shares of Fieldcrest Common Stock exercisable at $25.00 per share. The proposal also provided that the current Fieldcrest directors would constitute a majority of the directors following the transaction. The senior management of the Potential Acquisition Candidate would be elected as the senior managers of Fieldcrest following the transaction and management would receive options to purchase 750,000 shares of Fieldcrest Common Stock at $20.00 per share and an additional 750,000 shares of Fieldcrest Common Stock at $25.00 per share, which options would immediately vest at closing.


     In July 1997, the Special Committee had a meeting with its advisors to discuss developments. Following a review of the proposal of the Potential Acquisition Candidate, the directors directed CSFB to advise the Potential Acquisition Candidate that its proposal provided for too many shares of Fieldcrest Common Stock to be issued to the stockholders of the Potential Acquisition Candidate. The directors also directed CSFB to inform the Potential Acquisition Candidate that the numbers of shares of Fieldcrest Common Stock proposed to be covered by warrants and options were excessive and that the exercise prices were too low.

     In June 1997, the Potential Acquiror expressed an interest in discussing a possible transaction involving Fieldcrest and conducting a due diligence review. At a July 1997 meeting, the Special Committee's legal counsel reported on his discussions concerning a confidentiality agreement with the legal counsel for the Potential Acquiror. During these discussions, the Special Committee's legal advisor was apprised that the Potential Acquiror's primary interest was in the towel portion of Fieldcrest's business, that any proposal that the Potential Acquiror might make would contemplate a divestiture of some or all of the bedding business to a third party, and that a group including certain members of Fieldcrest management might be involved in such a transaction. During the remainder of July 1997, CSFB continued its preliminary analysis of the Potential Business Combination and its discussions with representatives of the Potential Acquisition Candidate and Pillowtex. The Special Committee's legal counsel continued its discussions with the legal counsel for the Potential Acquiror regarding the terms of the confidentiality agreement and the procedures for delivering information.

     On August 7, 1997, the Special Committee met with its advisors to review developments and to receive separate presentations from representatives of the Potential Acquisition Candidate and Pillowtex. The Special Committee first heard a presentation from members of the senior management of the Potential Acquisition Candidate regarding their history of operating the Potential Acquisition Candidate and their views on the benefits of the Potential Business Combination.


     Following the presentation, the Special Committee then met with the Chief Executive Officer of Pillowtex and members of his senior management team, as well as representatives of Bear Stearns, Pillowtex's financial advisor. During this meeting, Pillowtex proposed for the Special Committee's consideration an acquisition by Pillowtex of Fieldcrest for $30.00 per share of Fieldcrest Common Stock in cash. Pursuant to the proposal, Pillowtex would acquire Fieldcrest in a two-step process, with a tender offer for all of the outstanding shares of Fieldcrest Common Stock followed by a second-step merger. Pillowtex's proposal was subject to the completion of its due diligence review of Fieldcrest and provided for a 90-day exclusivity period during which Fieldcrest would discuss only with Pillowtex the terms of a sale of or other extraordinary transaction involving Fieldcrest. After considering the Pillowtex presentation, the Special Committee discussed the Pillowtex presentation and advised Pillowtex that its $30.00 per share proposal was insufficient and that Fieldcrest could not agree to any exclusivity period. The Special Committee urged the Pillowtex representatives to complete their due diligence review and to make an improved proposal. Certain of the Special Committee members also expressed the view at the August 7 meeting that they would not support a transaction that had a value to the Fieldcrest stockholders of less than $34.00 per share of Fieldcrest Common Stock.


     On August 7, 1997, the Chairman of the Special Committee also received a letter from the Potential Acquiror enclosing a signed copy of the confidentiality agreement that had been negotiated by the parties' respective legal counsel. In the letter, the Potential Acquiror reiterated its interest in acquiring Fieldcrest and stated that its range of value was $26.00 to $29.00 per share of Fieldcrest Common Stock in cash, subject to a normal due diligence review, execution of a definitive agreement, and the receipt of necessary approvals from governmental agencies.


     At a meeting of the Pillowtex Board held on August 11, 1997, Pillowtex's management reported to the Pillowtex Board on the August 7 meeting with the Special Committee and the status of its due diligence review of Fieldcrest. Following such report, the Pillowtex Board authorized Pillowtex's management to continue to explore the merits of a possible transaction involving Fieldcrest and to continue to negotiate with Fieldcrest regarding the possible terms and conditions of such a transaction.

     On August 13, 1997, the Special Committee held a meeting with its advisors to receive an update regarding developments. CSFB noted that the Potential Acquisition Candidate had modified its proposal to provide for the issuance of 4,500,000 shares of Fieldcrest Common Stock at the closing of the transaction, the possibility for the issuance of an additional 3,000,000 shares dependent on Fieldcrest's future share price performance and financial results, and no warrants to purchase additional shares of Fieldcrest Common Stock. CSFB and the Special Committee's legal counsel also reviewed their discussions with Pillowtex's financial advisor, which indicated that subject to the satisfactory resolution of all issues and the execution of a definitive merger agreement, Pillowtex might be willing to pay cash and Pillowtex Common Stock with a combined value of $34.00 per share of Fieldcrest Common Stock. Pillowtex's preliminary indication was that $26.00 would be paid in cash and $8.00 in Pillowtex Common Stock.


     Following the presentation, the Special Committee directed CSFB to advise the Potential Acquisition Candidate that its revised proposal still provided for the issuance of too many shares of Fieldcrest Common Stock in the transaction. The Special Committee also directed CSFB to urge Pillowtex to increase the value of its proposal and the cash portion of the proposed merger consideration. TheSpecial Committee also directed its legal counsel to prepare a draft merger agreement for submission to Pillowtex.

     On September 2, 1997, the respective legal and financial advisors of Fieldcrest and Pillowtex met to discuss the Pillowtex proposal, Pillowtex's proposed financing for the transaction, and the draft merger agreement that had been previously furnished to Pillowtex by Fieldcrest's legal counsel. During the meeting, Pillowtex informed the Special Committee's advisors that $34.00 per share of Fieldcrest Common Stock was its best price and that the proposed financing necessitated effecting the transaction in a one-step merger as opposed to the previously contemplated tender offer and second-step merger. The advisors also discussed a number of issues, including the cash and stock composition of the proposed merger consideration, the "collar" provisions for the stock portion of the merger consideration, the parties' respective termination rights, the amount of the termination fee to be payable to Pillowtex in certain circumstances, and the conditions to the transaction.

     On September 3, 1997, the Special Committee's advisors reported to the Special Committee on their meeting with Pillowtex and other developments. CSFB also reported on its discussions with the Potential Acquisition Candidate and the Potential Acquiror, who had been provided with all of the due diligence information it had requested from Fieldcrest. CSFB also advised the Special Committee that it had been informed that the acquisition group to whom the Potential Acquiror had contemplated selling Fieldcrest's bedding business had been unable to formulate a proposal for the Potential Acquiror's review and consideration.

     The Special Committee instructed its advisors to continue the discussions with Pillowtex, as well as the Potential Acquisition Candidate and the Potential Acquiror.

     On September 4, 1997, the Special Committee met with its legal and financial advisors to review a revised proposal that CSFB had received from the Potential Acquisition Candidate following the Special Committee's meeting of September 3. Following a full discussion, the Special Committee determined that the revised proposal was not substantially different from the previous proposal that had been rejected by the Special Committee.


     At a meeting held on September 5, 1997, the Pillowtex Board met with its legal and financial advisors and reviewed in detail the terms of the proposed acquisition of Fieldcrest by Pillowtex and the related financing transactions. Following such review, the Pillowtex Board unanimously approved the Merger and the related financing transactions and authorized the execution and delivery of the Merger Agreement and the Financing Commitments.

     On September 8, 1997, the Special Committee met again with its advisors to review the Pillowtex proposal and the status of negotiations. CSFB and the Special Committee's legal counsel reviewed the material terms of the proposed transaction, including Pillowtex's proposal to provide consideration consisting of $27.00 in cash and $7.00 of Pillowtex Common Stock for each share of Fieldcrest Common Stock, the treatment of the Pillowtex Preferred Stock on an "as converted" basis, the "collar" provisions, and Fieldcrest's right to terminate the Merger Agreement under certain circumstances if the average per share closing price of the Pillowtex Common Stock in the measurement period was below $21.00. The advisors also discussed the limited conditions to closing, Fieldcrest's right to terminate the merger agreement if it received a superior proposal, and the $15.0 million termination fee that had resulted from the negotiations. CSFB also reviewed the financing for the proposed transaction as well as its valuation analyses of Fieldcrest based upon various methodologies. CSFB also discussed its valuation of the Pillowtex Common Stock. The Special Committee then reviewed with its legal counsel the limited number of open issues remaining on the draft Merger Agreement.

     The Special Committee's advisors also discussed the status of discussions with the Potential Acquisition Candidate and Potential Acquiror. It was reported that the Potential Acquiror had over the prior weekend requested permission to discuss a transaction involving Fieldcrest with the Potential Acquisition Candidate, which had been granted. Following the grant of permission, no further revised proposal was received from the Potential Acquisition Candidate or the Potential Acquiror.


     After a thorough review of all factors that it deemed relevant to its decision, including those noted below under "--Fieldcrest's Reasons for the Merger," the Special Committee unanimously agreed that the Merger Agreement should be approved at a meeting of the full Board of Directors following the resolution of all outstanding issues.

     On the evening of September 10, 1997, the Fieldcrest Board met to approve the terms of the Merger Agreement that had resulted from negotiations between the parties. The Special Committee's legal counsel reported on the satisfactory resolution of the issues that had been open as of the time of the Special Committee's prior meeting. A representative of CSFB then delivered CSFB's written opinion to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration (which term, for purposes of such opinion, means, for each outstanding share of Fieldcrest Common Stock, (i) $27.00 in cash and (ii) the number of shares of Pillowtex Common Stock equal to the Conversion Number) to be received by the holders of the Fieldcrest Common Stock in the Merger was fair to such stockholders from a financial point of view. All directors present at the meeting voted in favor of the approval of the Merger Agreement, except for Mr. Fitzgibbons, who abstained for the stated reason that he had not been part of the Special Committee's deliberations over the past year. One member of the Special Committee who had evidenced his approval of the transaction at the Special Committee's prior meeting was unable to participate in the September 10 Board meeting. The Fieldcrest Board authorized Mr. Fitzgibbons to execute and deliver the Merger Agreement on behalf of Fieldcrest and resolved to recommend that the stockholders of Fieldcrest approve the Merger Agreement at a special meeting to be held with respect thereto. Fieldcrest and Pillowtex then executed and delivered the Merger Agreement and, the following morning, Pillowtex issued a press release announcing the Merger.


PILLOWTEX'S REASONS FOR THE MERGER


     The Pillowtex Board has determined that the Merger is in the best interests of Pillowtex and its shareholders. ACCORDINGLY, THE PILLOWTEX BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE RELATED FINANCING TRANSACTIONS AND RECOMMENDS THAT THE PILLOWTEX SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE.

     The Merger is intended to accomplish several marketing and operational objectives which Pillowtex management believes will enhance Pillowtex's competitive position and profitability. Pillowtex's principal reasons for the Merger are as follows:

     o From a sales and marketing standpoint, the Merger will expand Pillowtex's product lines into the bath and fashion bedding segments, facilitate cross-branding of Pillowtex products using Fieldcrest's well-known brands, solidify Pillowtex's position as a one-stop source for home textile products to the retail industry, and diversify Pillowtex's offerings, thereby decreasing Pillowtex's reliance on any single product line.

     o Operationally, the Merger will provide Pillowtex with state-of-the-art towel manufacturing operations, an experienced manufacturing management pool and labor force, and ample factory capacity to accommodate future expansion in order to maximize economies of scale and operational efficiencies.

     o In addition, the Fieldcrest facilities to be acquired through the Merger are located predominantly in areas where Pillowtex has existing operations, allowing effective allocation of the two companies' combined management resources.

     o The Merger is also expected to give Pillowtex the opportunity to obtain additional benefits through volume purchasing of certain raw materials, such as polyester and packaging materials.

     o Pillowtex's management believes that the Merger will result in a lower cost structure and allow Pillowtex to compete more effectively over the long term as the home textile industry continues to consolidate and retailers increasingly differentiate suppliers based on price, size, and stability. In this regard, Pillowtex has identified approximately $21.6 million of annual cost savings that it expects to realize as a result of the Merger. These cost savings are expected to be achieved through the elimination of certain duplicative corporate and administrative expenses. Pillowtex additionally expects to realize significant ongoing cost savings, including at least $8.4 million within the first twelve months after consummation of the Merger, by:
         (i) eliminating other redundant cost functions; (ii) improving procurement efficiencies by exploiting the combined company's purchasing power (iii) reducing trade advertising; (iv) rationalizing and streamlining operations; and (v) reducing the use of outside consultants. See "Risk Factors--Ability to Achieve Cost Savings."

     In reaching its determination with respect to the Merger and its recommendation with respect to the Share Issuance, the Pillowtex Board considered a number of factors, including without limitation the reasons for the Merger described above. In view of the numerous factors taken into consideration, the Pillowtex Board did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors considered by it in reaching its decision.


OPINION OF PILLOWTEX'S FINANCIAL ADVISOR


     General. Pillowtex retained Bear Stearns in June 1997 to provide advice to the Pillowtex Board regarding certain financial aspects of the Merger. Bear Stearns was engaged to provide advice regarding valuation and transaction structure, assist Pillowtex in its efforts to obtain financing and in negotiations with Fieldcrest and its advisors, present to the Pillowtex Board a valuation analysis and financial review of the Merger, render its opinion to the Pillowtex Board as to the fairness of the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock, from a financial point of view, to the shareholders of Pillowtex, and provide other investment banking and financial advisory services as requested by Pillowtex.

     On September 5, 1997, Bear Stearns delivered to the Pillowtex Board an oral opinion, which was subsequently confirmed in a written opinion dated as of September 10, 1997, to the effect that, as of such date and subject to the assumptions and qualifications set forth in its written opinion, the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock was fair, from a financial point of view, to the shareholders of Pillowtex. The full text of Bear Stearns' written opinion is set forth as Appendix B to this Joint Proxy Statement/Prospectus and describes the assumptions made, matters considered, and limits on the review undertaken. Pillowtex shareholders are urged to read this opinion carefully and in its entirety. The summary of Bear Stearns' opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Bear Stearns has consented to the inclusion of its written opinion as Appendix B to this Joint Proxy Statement/Prospectus and to the references to such opinion herein.


     The opinion of Bear Stearns is intended for the benefit and use of the Pillowtex Board, and does not constitute a recommendation of the Merger or related financing transactions or a recommendation to any shareholder of Pillowtex as to how any such shareholder should vote with respect to the approval of the Share Issuance. In rendering its opinion, Bear Stearns is not expressing any opinion as to what the value of Pillowtex Common Stock or Fieldcrest Common Stock actually will be at the time of the Merger or the prices at which Pillowtex Common Stock will trade during the period following announcement of the Merger or subsequent to the consummation of the Merger. Finally, the Bear Stearns opinion does not address Pillowtex's underlying business decision to effect the Merger. It should be understood that, although subsequent developments may affect the conclusions reached in the Bear Stearns opinion, Bear Stearns does not have any obligation to, and does not intend to, update, revise, or reaffirm its opinion.

     The form and amount of consideration to be paid by Pillowtex pursuant to the Merger Agreement were determined by arm's-length negotiations between Pillowtex and Fieldcrest and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to Pillowtex from time to time with respect thereto. Except as otherwise noted herein, no limitations were imposed by Pillowtex on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

     In the course of performing its reviews and analyses for rendering its opinion, Bear Stearns: (i) reviewed the Merger Agreement in substantially final form; (ii) reviewed Pillowtex's Annual Reports on Form 10-K for the years ended December 31, 1994 through December 28, 1996, and its Quarterly Reports on Form 10-Q for the quarters ended March 29 and June 28, 1997; (iii) reviewed Fieldcrest's Annual Reports on Form 10-K for the years ended December 31, 1994 through 1996, and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997; (iv) reviewed certain operating and financial information of Pillowtex and Fieldcrest, including projections and projected cost savings and operating synergies, provided to Bear Stearns by Pillowtex's and Fieldcrest's management relating to their respective businesses and prospects; (v) met with certain members of Pillowtex's and Fieldcrest's senior management to discuss their respective operations, historical financial statements, and future prospects and their views of the business, operational, and strategic benefits, cost savings, potential synergies, and other implications of the Merger; (vi) reviewed the historical prices and trading volumes of the Pillowtex Common Stock and the Fieldcrest Common Stock; (vii) reviewed publicly available financial data and stock market performance data of other publicly held companies which Bear Stearns deemed generally comparable to Pillowtex and Fieldcrest; (viii) reviewed the financial terms of recent acquisitions of companies that Bear Stearns deemed generally comparable to Fieldcrest; and (ix) conducted such other studies, analyses, inquiries, and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Pillowtex and Fieldcrest. With respect to Pillowtex's and Fieldcrest's projected financial results (including projected cost savings and operating synergies resulting from the Merger), Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pillowtex and Fieldcrest as to the expected future performance of Pillowtex and Fieldcrest, respectively. Bear Stearns also assumed that the Merger and financing thereof would not violate, result in a default under, or be in contravention of the terms of, any material agreement, to which any of Pillowtex, Fieldcrest, or their respective subsidiaries is a party. Bear Stearns did not assume any responsibility for the independent verification of the information or the projections (including projected cost savings and operating synergies resulting from the Merger) provided to it and Bear Stearns further relied upon the assurances of the managements of Pillowtex and Fieldcrest that they are unaware of any facts that would make the information or projections (including projected cost savings and operating synergies resulting from the Merger) provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Pillowtex or Fieldcrest. The Bear Stearns opinion is necessarily based on economic, market, and other conditions, and the information made available to Bear Stearns, as of the date of the opinion.


     In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial, and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying its opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.


     The following is a summary of the material valuation, financial, and comparative analyses presented by Bear Stearns to the Pillowtex Board on September 5, 1997 in connection with the Bear Stearns opinion, which was orally rendered to the Pillowtex Board on such date and subsequently confirmed in a written opinion dated as of September 10, 1997.


     Analysis of Selected Precedent M&A Transactions. Bear Stearns reviewed and analyzed the publicly available financial terms of three selected recent merger and acquisition transactions in the textiles industry (collectively, the "Precedent Textile Transactions") and compared the financial terms of such transactions to those of the Merger for purposes of this analysis. These three transactions included: (i) Dyersburg Corporation's pending acquisition of AIH Inc.; (ii) VF Corp's acquisition of Nutmeg Industries; and (iii) Fruit of the Loom's acquisition of Salem Sportswear. Bear Stearns reviewed the prices paid in the Precedent Textile Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Precedent Textile Transactions were identical to the Merger and that, accordingly, any analysis of the Precedent Textile Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Fieldcrest versus the acquisition values of the companies to which Fieldcrest was being compared. Bear Stearns' analysis of the Precedent Textile Transactions indicated that the range of multiples of Enterprise Value (defined as market equity value plus debt plus preferred stock plus minority interest less cash) to latest twelve months ("LTM") revenue, EBITDA (defined as earnings before interest, taxes, and depreciation and amortization), and EBIT (defined as earnings before interest and taxes) were 0.7x to 2.0x, 7.8x to 12.9x, and 9.1x to 15.6x, respectively, yielding harmonic means (excluding any multiples that were greater than twice or less than half the median) of 1.0x, 9.2x, and 11.8x, respectively. Bear Stearns compared these multiples to Fieldcrest's implied transaction multiples based on the aggregate value of the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock, the fair market value of Fieldcrest's indebtedness, and certain expenses to be incurred to achieve the costs savings ("Pro Forma Cost Savings") that are reflected in the pro forma financial information presented elsewhere in the Joint Proxy Statement/Prospectus (such aggregate value being referred to herein as the "Transaction Value") relative to Fieldcrest's LTM operating results including the Pro Forma Cost Savings and relative to Pillowtex management's estimate of Fieldcrest's 1997 operating results including the Pro Forma Cost Savings (the "1997 Pillowtex Management Forecast"). As the Merger was expected to close near the end of 1997 and as Pillowtex's management did not believe Fieldcrest's LTM operating performance was indicative of the normalized results of the business since these results did not fully reflect the effects of Fieldcrest's recent operational restructuring, Bear Stearns focused on the transaction multiples implied by the 1997 Pillowtex Management Forecast in addition to the transaction multiples implied by Fieldcrest's LTM operating results. Bear Stearns noted that (i) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast revenue was lower than the harmonic mean and the range of the Precedent Textile Transactions' LTM revenue multiples;
(ii) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast EBITDA was lower than the harmonic mean and the range of the Precedent Textile Transactions' LTM EBITDA multiples; and (iii) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast EBIT was lower than the harmonic mean and within the range of the Precedent Textile Transactions' LTM EBIT multiples. Applying the harmonic mean multiples for the Precedent Textile Transactions of LTM revenue, EBITDA and EBIT of 1.0x, 9.2x, and 11.8x, respectively, to the 1997 Pillowtex Management Forecast revenue, EBITDA and EBIT resulted in an implied entity value range of $920.4 million to $1,092.5 million, the low-end of which was above the Transaction Value.


     Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow ("DCF") analysis of Fieldcrest based on fiscal 1998 through fiscal 2002 projections provided by Pillowtex management ("Base Case"). Bear Stearns used discount rates of 8% to 10%, based on a textile industry weighted average cost of capital of 8.3% (as calculated by Bear Stearns), and terminal EBITDA multiples of 6.0x to 8.0x. Bear Stearns noted the low-end terminal multiple represents a 10% discount to the harmonic mean EBITDA multiple of the Comparable HT Companies, while the high-end terminal multiple is within the range of the Comparable HT Companies' EBITDA multiples and is 13% below the harmonic mean of the Precedent Textile Transactions' EBITDA multiples. The Base Case DCF analysis utilized Pillowtex's management forecast of Fieldcrest's future operating results which assumed (i) revenue growth, based on the 1997 Pillowtex Management Forecast, of 2% per annum from 1998 to 2002, (ii) increasing gross margin, including cost savings in excess of the Pro Forma Cost Savings, from 16.9% to 18.5% during the period 1998 to 2002, and (iii) increasing operating income margin, including cost savings in excess of the Pro Forma Cost Savings, from 7.9% to 11.5% during the period 1998 to 2002. This analysis implied an entity value range of $891.6 million to $1,218.0 million, the low-end of which was above the Transaction Value.


     Analysis of Certain Publicly Traded Companies. Bear Stearns compared certain operating and financial information for Pillowtex and Fieldcrest to certain publicly available operating, financial, trading, and valuation information of five selected home textile companies. These companies included Burlington Industries, Inc., Crown Crafts, Inc., Springs Industries, Inc., Thomaston Mills, Inc., and Westpoint Stevens Inc. (collectively, the "Comparable HT Companies"). Although Bear Stearns used these companies for comparison purposes, none of such companies are identical to Fieldcrest. Bear Stearns' analysis indicated that the Comparable HT Companies were trading in a range of Enterprise Value to LTM revenue, EBITDA, and EBIT of 0.4x to 1.6x, 5.9x to 9.3x, and 9.8x to 18.1x, respectively, yielding harmonic means (excluding any multiples that were greater than twice or less than half the median) of 0.6x, 6.7x, and 10.6x, respectively. Bear Stearns compared the Comparable HT Companies' LTM multiples to Fieldcrest's implied transaction multiples based on the Transaction Value relative to Fieldcrest's LTM operating results including the Pro Forma Cost Savings and relative to the 1997 Pillowtex Management Forecast. As the Merger was expected to close near the end of 1997 and as Pillowtex's management did not believe Fieldcrest's LTM operating performance was indicative of the normalized results of the business since these results did not fully reflect the effects of Fieldcrest's recent operational restructuring, Bear Stearns focused on the transaction multiples implied by the 1997 Pillowtex Management Forecast in addition to the transaction multiples implied by Fieldcrest's LTM operating results. Bear Stearns noted that (i) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast revenue was within the range of the Comparable HT Companies' LTM revenue multiples; (ii) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast EBITDA was lower than the harmonic mean and within the range of the Comparable HT Companies' LTM EBITDA multiples; and (iii) the implied multiple of Transaction Value to the 1997 Pillowtex Management Forecast EBIT was lower than the harmonic mean and the range of the Comparable HT Companies' LTM EBIT multiples. Applying the harmonic mean multiples for the Comparable HT Companies of LTM revenue, EBITDA and EBIT of 0.6x, 6.7x, and 10.6x, respectively, to the 1997 Pillowtex Management Forecast revenue, EBITDA, and EBIT resulted in an implied entity value range of $655.5 million to $826.8 million. Bear Stearns noted that the Transaction Value was within the lower half of this range.

     In addition, Bear Stearns conducted such other analyses and reviews as it deemed necessary, including analyzing the potential pro forma effect of the Merger on Pillowtex's earnings per share and reviewing historical and projected financial and operating data for both Pillowtex and Fieldcrest, selected investment research reports on each of Pillowtex and Fieldcrest, and available information regarding the individual and institutional holdings of Pillowtex Common Stock and Fieldcrest Common Stock.

     Pursuant to the terms of its engagement letter, Pillowtex has paid Bear Stearns an initial cash retainer fee of $50,000 and a $500,000 fee upon Bear Stearns' rendering of its opinion, and has further agreed to pay Bear Stearns a $2.45 million fee contingent upon consummation of the Merger. In addition, Bear Stearns will receive a fee of $1.3 million for introducing Apollo Management, L.P. and certain of its affiliates to Pillowtex (and acting as Pillowtex's financial advisor with respect to the Pillowtex Preferred Stock Commitment). Pillowtex also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.


     Bear Stearns may actively trade the equity securities of Pillowtex and/or Fieldcrest for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to Pillowtex in connection with the Merger and asked to provide advice to Pillowtex in the Merger negotiations and render its opinion in connection with the Merger based on Bear Stearns' qualifications, expertise, and reputation in providing advice to companies in merger transactions. As part of its investment banking business, Bear Stearns is engaged regularly in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes.

FIELDCREST'S REASONS FOR THE MERGER

     The Fieldcrest Board has determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Fieldcrest's stockholders. ACCORDINGLY, THE FIELDCREST BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF FIELDCREST VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination, the Fieldcrest Board consulted with its legal counsel and financial advisor and gave significant consideration to a number of factors, including without limitation the factors referred to below. In view of the wide variety of factors bearing on its decision, the Fieldcrest Board did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors it considered in reaching its decision.


     The material factors considered by the Fieldcrest Board were:

     o The premium of the merger consideration to the historical market prices for the Fieldcrest Common Stock, including the fact that the merger consideration represents a premium of approximately 140% over the market price of the Fieldcrest Common Stock at the time the independent directors of Fieldcrest first met in late November 1996 to consider alternatives to increase and maximize the value of the Fieldcrest Common Stock and the treatment of Pillowtex Preferred Stock on an "as converted" basis, which the Fieldcrest Board viewed as equitable. The Merger consideration per share of Fieldcrest Common Stock (valued at $34.00 per share) represented a premium of approximately 1.5% over the closing price per share of Fieldcrest Common Stock as reported on the NYSE Composite Tape on September 10, 1997, the last full trading day prior to the public announcement by Pillowtex and Fieldcrest of the execution of the Merger Agreement.

     o The discussions between the Special Committee's advisors and the Potential Acquisition Candidate and the Potential Acquiror and the Special Committee's view that the Merger is a more attractive transaction for Fieldcrest's stockholders than any transaction or interest proposed or expressed by these third parties.

     o The Special Committee's review of the financial performance and condition, business, and prospects of Fieldcrest and its consideration of historical and pro forma financial and other information relating to Pillowtex and the Pillowtex Common Stock.

     o The Special Committee's consideration of current conditions in the textile industry and the historical cyclical nature of the industry, which the Fieldcrest Board felt made a sale more attractive.

     o The terms of the Merger Agreement, including without limitation the form of consideration, the price protection afforded by the "collar" provisions of the Merger Agreement, Fieldcrest's right to terminate the Merger Agreement in the event that the per share average market price of the Pillowtex Common Stock in the relevant determination period falls below $21.00 and Pillowtex does not offer to increase the merger consideration, and Fieldcrest's ability, under certain circumstances, to terminate the Merger Agreement to accept an acquisition proposal deemed by the Fieldcrest directors to be superior to the Merger upon payment of a termination fee to Pillowtex.



         o The provision by Pillowtex to Fieldcrest of commitment letters from financing sources to provide funds necessary to effect the Merger, the Fieldcrest Board's views regarding the likelihood that Pillowtex would be able to complete the Merger on a timely basis, and the fact that the Merger Agreement provides for limited conditions (and no financing condition) to the obligation of Pillowtex to consummate the Merger.



         o The written opinion dated September 10, 1997 of CSFB that, as of such date and based upon and subject to the matters set forth therein, the consideration (which term, for purposes of such opinion, means, for each outstanding share of Fieldcrest Common Stock, (i) $27.00 in cash and (ii) the number of shares of Pillowtex Common Stock equal to the Conversion Number) to be received by the holders of the Fieldcrest Common Stock in the Merger was fair to such stockholders from a financial point of view.



         o The effect of the Merger on Fieldcrest's other constituencies, including its employees and customers, and the terms of the Merger Agreement relating to employee matters.


OPINION OF FIELDCREST'S FINANCIAL ADVISOR

         CSFB has acted as exclusive financial advisor to the Special Committee in connection with the Merger. CSFB was selected by Fieldcrest based on CSFB's experience, expertise, and familiarity with Fieldcrest and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.



       At the request of the Special Committee, on September 10, 1997, the date on which the Merger Agreement was executed, CSFB delivered to the Fieldcrest Board its written opinion that, as of such date and based upon and subject to the matters set forth therein, the consideration (which term, for purposes of such opinion, means, for each outstanding share of Fieldcrest Common Stock, (i) $27.00 in cash and (ii) the number of shares of Pillowtex Common Stock equal to the Conversion Number) to be received by the holders of the Fieldcrest Common Stock in the Merger was fair to such stockholders from a financial point of view.



         The full text of CSFB's written opinion to the Fieldcrest Board, which sets forth the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Fieldcrest Common Stock are urged to read this opinion carefully and in its entirety. CSFB's opinion is directed to the Fieldcrest Board and relates only to the fairness from a financial point of view of the consideration (which term, for purposes of such opinion, means, for each outstanding share of Fieldcrest Common Stock, (i) $27.00 in cash and (ii) the number of shares of Pillowtex Common Stock equal to the Conversion Number) to be received by holders of the Fieldcrest Common Stock in the Merger and does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger Agreement. The summary of the opinion of CSFB set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. CSFB has consented to the inclusion of its written opinion as Appendix C to this Joint Proxy Statement/Prospectus and to the references to such opinion herein.


         In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to Fieldcrest and Pillowtex, as well as a draft dated September 9, 1997 of the Merger Agreement. CSFB also reviewed certain other information, including financial forecasts, provided to it by Fieldcrest and Pillowtex, and met with Fieldcrest's and Pillowtex's managements to discuss the business and prospects of Fieldcrest and Pillowtex.

         CSFB also considered certain financial and stock market data of Fieldcrest and Pillowtex and compared that data with similar data for other publicly held companies in businesses similar to that of Fieldcrest and Pillowtex and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CSFB also considered such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as CSFB deemed relevant.

         In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Fieldcrest and Pillowtex as to the future financial performance of Fieldcrest and Pillowtex. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Fieldcrest or Pillowtex, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon financial, economic, market, and other conditions as they existed and could be evaluated on the date of its opinion. CSFB did not express any opinion as to what the value of the Pillowtex Common Stock actually will be when issued to Fieldcrest's stockholders pursuant to the Merger or the prices at which such Pillowtex Common Stock will trade subsequent to the Merger. In connection with its engagement, CSFB approached third parties to solicit indications of interest in a possible acquisition of Fieldcrest and held preliminary discussions with certain of these parties prior to the date of the opinion. For purposes of its opinion, CSFB did not consider other strategic alternatives to the sale of Fieldcrest that might then have been available to Fieldcrest.


         In preparing its opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Fieldcrest, Pillowtex, industry performance, regulatory, general business, economic, market, and financial conditions, and other matters, many of which are beyond the control of Fieldcrest and Pillowtex. No company, transaction, or business used in such analyses as a comparison is identical to Fieldcrest or Pillowtex or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which business and securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Fieldcrest Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Fieldcrest Board with respect to the merger consideration or the proposed Merger.


         The following is a summary of the material analyses performed by CSFB in connection with its opinion dated September 10, 1997.

         Fieldcrest Discounted Cash Flow Analysis. CSFB's discounted cash flow analysis was based on two forecast scenarios: a scenario derived from management's views of future operating and financial performance (the "Fieldcrest Management Case") and a revised case derived from the Fieldcrest Management Case (the "Fieldcrest Sensitivity Case"). The Fieldcrest Management Case assumed management's internal projections for 1997 and 1998, and extended the forecast to 2007 based on CSFB's discussions with Fieldcrest management. From 1999 to 2007 the Management Case assumed a 4.0% revenue growth and an improvement in the margin for earnings before interest, taxes, depreciation, and amortization ("EBITDA") from 8.8% in 1997 to 12.6% in 2001 and thereafter. The Fieldcrest Sensitivity Case assumed the same revenue growth trend as in the Management Case and a more moderate increase in the EBITDA margin from 8.8% in 1997 to 12.3% in 2002 and thereafter. CSFB calculated an enterprise value reference range for Fieldcrest based upon the present value of Fieldcrest's ten-year stream of unlevered free cash flows and fiscal year 2007 terminal value. The fiscal year 2007 terminal value of Fieldcrest was calculated by applying to Fieldcrest's fiscal year 2007 EBITDA multiples ranging from 6.0x to 6.5x, based on the EBITDA multiples from the Fieldcrest Selected Companies Analysis and the Fieldcrest Selected Transactions Analysis described below. Unlevered free cash flows and terminal value estimates were then discounted to the present using discount rates of 10.5% to 11.0%, based on Fieldcrest's estimated weighted average cost of capital. This analysis resulted in an enterprise value reference range for Fieldcrest of $720 to $787 million, or $33.97 to $39.62 per share of Fieldcrest Common Stock, for the Fieldcrest Management Case and $676 to $741 million, or $30.30 to $35.75 per share of Fieldcrest Common Stock, for the Fieldcrest Sensitivity Case.



         Fieldcrest Selected Companies Analysis. CSFB compared certain financial information of Fieldcrest to corresponding data of the following selected publicly traded companies in the home textiles industry: Springs Industries Inc., Westpoint Stevens Inc., Burlington Industries Inc., Cone Mills Corporation, Pillowtex Corporation, Dyersburg Corporation, Thomaston Mills, Inc. and Crown Crafts Inc. (collectively, the "Selected Home Textile Companies"), all of which CSFB considered to be reasonably comparable to Fieldcrest. CSFB compared the enterprise value (which was defined by CSFB for purposes of this analysis as adjusted market value) of the Selected Home Textile Companies as multiples of estimated fiscal 1997 EBITDA and compared stock prices to 1997 and 1998 earnings per share ("EPS"). Estimated financial data for the Selected Home Textile Companies was based on estimates of equity research analysts. Applying a range of selected multiples for the Selected Home Textile Companies of fiscal 1997 EBITDA and 1997 and 1998 EPS of 6.0x to 6.5x, 12.0x to 14.0x, and 10.0x to
12.0x, respectively, to corresponding financial data of Fieldcrest resulted in a reference range of approximately $22.50 to $26.50 per share of Fieldcrest Common Stock.



         Fieldcrest Selected Transactions Analysis. CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions involving companies in the home textile sector, consisting of the following (acquirer/target): Avondale/Triarc Cos. (Graniteville), Springs Industries/Dundee Mills, Pillowtex/Beacon Manufacturing, Galey & Lord/Burlington Industries, Mohawk Industries/Aladdin Mills, Valley Fashions/West Point - Pepperell, Mohawk Industries/Karastan Bigelow, Unifi/Pioneer Yarns Mills, Interface Inc./Bentley Mills, Springs Industries/ Fieldcrest Cannon (not completed), Unifi/Vintage Yarns, Unifi/Macfield, Coats Viyella/Tootal Group, and RSI Corp./Delta Woodside Industries (collectively, the "Selected Transactions"). CSFB compared enterprise values for the surviving entities as multiples of sales, EBITDA, and earnings before interest and taxes ("EBIT") in each case for the latest 12 months ("LTM"). All multiples were based on historical financial information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of LTM sales, EBITDA, and EBIT of 0.6x to 0.7x, 6.5x to 7.5x, and 10.0x to 11.0x, respectively, to corresponding financial data of Fieldcrest resulted in a reference range of approximately $29.00 to $37.00 per share of Fieldcrest Common Stock.



         Fieldcrest Aggregate Reference Ranges. On the basis of the valuation methodologies described above, CSFB derived an aggregate reference range for Fieldcrest of approximately $30.00 to $37.00 per share of Fieldcrest Common Stock.


         CSFB also performed the following analyses with regard to Pillowtex Common Stock.


         Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Merger on Pillowtex's EPS for the fiscal years 1998 through 2001, based on the Fieldcrest Sensitivity Case and the Pillowtex Base Case. After giving effect to synergies anticipated by Pillowtex's management in the Merger, the analysis indicated that the Merger would be accretive to Pillowtex's EPS on a fully diluted basis by 1.6% in fiscal year 1998, 12.2% in fiscal year 1999, 26.2% in fiscal year 2000 and 37.6% in fiscal year 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.


         Pillowtex Discounted Cash Flow Analysis. CSFB's discounted cash flow analysis for Pillowtex was based on two forecast scenarios: a scenario derived from management's views of future operating and financial performance (the "Pillowtex Base Case") and a downside case derived from the Pillowtex Base Case (the "Pillowtex Downside Case"). The Pillowtex Base Case assumed management forecasts for 1997 and revenue growth and margin improvements in line with management's expectations. The Pillowtex Base Case assumed revenue growth of 4.0% from 1998 to 2000 and 3.5% from 2001 to 2007, and EBITDA margins rising gradually from 11.3% in 1997 to 13.0% in 2000 and remaining constant thereafter. The Pillowtex Downside Case assumed more moderate revenue growth and margin improvements. The Pillowtex Downside Case assumed revenue growth of 3.0% from 1998 to 2000 and 2.5% from 2001 to 2007, as well as an EBITDA margin increase from 11.3% in 1997 to 12.5% in 2000, remaining constant thereafter. CSFB calculated a reference range for Pillowtex based upon the present value of Pillowtex's ten-year stream of unlevered free cash flows and fiscal year 2007 terminal value. The fiscal year 2007 terminal value of Pillowtex was calculated by applying to Pillowtex's fiscal year 2007 EBITDA multiples ranging from 6.5x to 7.0x, based on the EBITDA multiples from the Pillowtex Selected Companies Analysis described below. Unlevered free cash flows and terminal value estimates were then discounted to the present using discount rates of 10.0% to 10.5%, based on Pillowtex's estimated weighted average cost of capital. This analysis resulted in a reference range for Pillowtex Common Stock of $23.70 to $27.10 per share for the Pillowtex Base Case and $18.40 to $21.36 per share for the Pillowtex Downside Case.



         Pillowtex Selected Companies Analysis. CSFB compared certain financial information of Pillowtex to corresponding data of the Selected Home Textile Companies. The universe of comparables for Pillowtex was the same as for Fieldcrest. CSFB compared the enterprise value of the Selected Home Textile Companies as multiples of estimated fiscal 1997 EBITDA and 1997 and 1998 EPS. Estimated financial data for the Selected Home Textile Companies was based on estimates of equity research analysts. Applying a range of selected multiples for the Selected Home Textile Companies of estimated 1997 EBITDA, and 1997 and 1998 EPS of 6.5x to 7.5x, 13.0x to 14.0x, and 11.0x to 12.0x, respectively, to corresponding financial data of Pillowtex resulted in a reference range for Pillowtex Common Stock of approximately $22.00 to $25.00 per share.



         Pursuant to the terms of CSFB's engagement, the Special Committee has agreed, on behalf of Fieldcrest, to pay CSFB for its services in connection with the proposed Merger (i) a financial advisory fee of $275,000 (which will be credited against the Transaction Fee), upon execution of the most recent amendment to the engagement letter and (ii) upon consummation of the Merger, a transaction fee of $3.8 million, plus 1% of the total fair market value (on the date of payment) of all consideration paid to Fieldcrest or its stockholders for the equity of Fieldcrest, including common stock, preferred stock, options, and warrants (the "Transaction Fee"). Fieldcrest has also agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, related to or arising out of CSFB's engagement.


         CSFB has in the past performed certain investment banking services for Fieldcrest, for which CSFB has received customary fees. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of Fieldcrest and Pillowtex for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN PROJECTED FINANCIAL INFORMATION OF FIELDCREST

     In the course of the discussions described in "The Merger--Negotiations Resulting in the Merger Agreement," Fieldcrest provided Pillowtex and its financial advisor with certain business and financial information which was not publicly available. Such information included, among other things, certain financial projections for 1997 (the "Fieldcrest Projections") prepared by the management of Fieldcrest. The Fieldcrest Projections do not take into account any of the potential effects of the Merger.
Set forth below is a summary of the Fieldcrest Projections provided to Pillowtex.

                           SUMMARY STATEMENT OF INCOME
                        1997 FORECAST AS OF JULY 12, 1997

                    (IN MILLIONS, EXCEPT FOR PER SHARE DATA)



                                                       1997
                                                     FORECAST
                                                    ---------
Net sales                                           $ 1,151.3

Total cost of sales                                     970.6

Gross profit                                            180.7

Selling, general, and administrative expenses           118.8

Operating income                                         61.9

Interest expense                                         25.8

Other income                                              2.0

Income before income taxes                               38.1

Income taxes                                             14.1

Net income                                         $     24.0
                                                   ==========

Preferred dividends                                      (4.5)

Earnings on common                                 $     19.5
                                                   ==========

Earnings per share                                 $     2.13
                                                   ==========




     The Fieldcrest Projections are included in this Joint Proxy Statement/Prospectus only because such information was provided to Pillowtex and Bear Stearns, its financial advisor, which relied upon such projections when performing its analysis of Merger and in formulating its opinion as to the fairness, from a financial point of view, of the total consideration to be received in respect of each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock to the shareholders of Pillowtex. As a matter of course, neither Pillowtex nor Fieldcrest makes public projections or forecasts of its anticipated financial position or results of operations. Accordingly, neither Pillowtex nor Fieldcrest anticipates that it will, and each of them disclaims any obligation to, furnish updated projections to any person, cause such information to be included in documents required to be filed with the Commission, or otherwise make such information public (irrespective in any such case of whether the Fieldcrest Projections, in light of events or developments occurring after the date hereof, cease to have a reasonable basis).


     While presented with numerical specificity, the Fieldcrest Projections are based upon a variety of assumptions relating to general economic conditions and the business of Fieldcrest which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of Pillowtex and Fieldcrest. There can be no assurance that the Fieldcrest Projections will be realized and actual results may vary materially from those shown. The inclusion of the Fieldcrest Projections herein should not be regarded as an indication that any of Pillowtex, Fieldcrest, or their respective financial advisors considers such projections to be an accurate prediction of future events.

     The Fieldcrest Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants.

     The Fieldcrest Projections should be evaluated in conjunction with the historical financial statements and other information contained in reports and statements filed with the Commission from time to time by Pillowtex and Fieldcrest and the information set forth under the captions "Note Regarding Forward-Looking Information" and "Risk Factors."

THE MERGER AGREEMENT


     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus.


     The Merger. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time Newco will be merged with and into Fieldcrest in accordance with the applicable provisions of the DGCL and the separate corporate existence of Newco will thereupon cease (with the Surviving Company being a subsidiary of Pillowtex).


     On the fifth business day following the date on which the last of the conditions set forth in the Merger Agreement (other than those that by their nature are to be satisfied at the closing) is satisfied or waived, Newco and Fieldcrest will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The Merger will have the effects specified in the DGCL.



     Consideration to be Paid in the Merger. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof: (i) each share of Fieldcrest Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Fieldcrest Common Stock owned by Fieldcrest, Pillowtex, or any subsidiary of Pillowtex or Fieldcrest and Dissenting Shares) will be converted into the right to receive (a) a cash payment in an amount equal to $27.00 (the "Cash Amount") and (b) a number of fully paid and nonassessable shares of Pillowtex Common Stock equal to the Conversion Number, i.e., the quotient, rounded to the third decimal place, obtained by dividing $7.00 by the Determination Price (i.e., the average of the closing sales prices of Pillowtex Common Stock as reported on the NYSE Composite Transactions List for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date), provided that if the actual quotient obtained thereby is less than 0.269, the Conversion Number will be 0.269, and if the actual quotient obtained thereby is more than 0.333, the Conversion Number will be 0.333, and provided further that, if the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the Cash Amount and/or the Conversion Number such that the sum of (1) the Cash Amount and (2) the product of (A) the Conversion Number and (B) the Determination Price equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement; (ii) each share of Fieldcrest Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Fieldcrest Preferred Stock owned by Fieldcrest, Pillowtex, or any subsidiary of Fieldcrest or Pillowtex and Dissenting Shares) will be converted into the right to receive (a) a cash payment equal to the product of (1) the Cash Amount and (2) 1.7094 and (b) a number of fully paid and nonassessable shares of Pillowtex Common Stock equal to the product of (1) the Conversion Number and (2) 1.7094; and (iii) each share of common stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. Each share of Fieldcrest Common Stock or Fieldcrest Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by Fieldcrest, Pillowtex, or any subsidiary of Pillowtex or Fieldcrest will automatically be cancelled and retired without payment of any consideration therefor and will cease to exist. The Fieldcrest Board presently expects that it would exercise Fieldcrest's right to terminate the Merger Agreement if the Determination Price were to be below $21.00 and Pillowtex does not increase the merger consideration as described above. If the Fieldcrest Board were to determine, based on the facts and circumstances existing at the time, that it would not be in the best interests of Fieldcrest's stockholders to terminate the Merger Agreement upon such occurrences, then notice of that determination would be given and Fieldcrest would at that time resolicit proxies from Fieldcrest's stockholders regarding the vote on the Merger Agreement.



     Dissenting Shares. In the event the Merger is effected and Fieldcrest stockholders are entitled to receive the applicable consideration described above, any shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and who has properly demanded an appraisal of such shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock, as applicable, in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") will not be converted into the right to receive the applicable consideration, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each Dissenting Share of such holder shall be treated as a share of Fieldcrest Common Stock or Fieldcrest Preferred Stock, as applicable, that has been converted as of the Effective Time into the right to receive the applicable consideration, in accordance with the terms of the Merger Agreement.

     Treatment of Fieldcrest Stock Options. The Merger Agreement provides that each holder of a then-outstanding Fieldcrest Option, whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to receive from Fieldcrest immediately prior to the Effective Time for each share of Fieldcrest Common Stock subject to such Fieldcrest Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Fieldcrest Option, to the extent $34.00 is greater than the per share exercise price of such Fieldcrest Option (such excess amount, the "Option Consideration"). The Merger Agreement further provides that, at the Effective Time, each outstanding Fieldcrest Option, other than Fieldcrest Options for which an election to receive cash in settlement thereof has been made pursuant to the Merger Agreement, shall be assumed by Pillowtex and shall constitute an option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Fieldcrest Option, including without limitation term, exercisability, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and termination provisions, a number of shares of Pillowtex Common Stock (increased to the nearest whole share) equal to the product of (i) the number of shares of Fieldcrest Common Stock subject to such Fieldcrest Option immediately prior to the Effective Time and (ii) the Option Conversion Number, (i.e., the quotient, rounded to the third decimal place, obtained by dividing $34.00 by the Determination Price) at an exercise price per share of Pillowtex Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Fieldcrest Common Stock subject to such Fieldcrest Option immediately prior to the Effective Time divided by the Option Conversion Number; provided that if the actual quotient obtained thereby is less than 1.308, the Option Conversion Number will be 1.308, and if the actual quotient obtained thereby is more than 1.619, the Option Conversion Number will be 1.619, and provided further that, if Pillowtex elects to increase the Conversion Number as described above, the Option Conversion Number will be increased such that the product of (A) the Option Conversion Number and (B) the Determination Price equals $34.00.

     Fieldcrest has agreed to use its best efforts to obtain all necessary waivers, consents, or releases from holders of Fieldcrest Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions described above and, with respect to the Fieldcrest Options for which an election to receive cash in settlement thereof has been made, to cause each such Fieldcrest Option to be surrendered to Fieldcrest and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of a Fieldcrest Option to Pillowtex will be deemed a release of any and all rights the holder had or may have had in such Fieldcrest Option, other than the right to receive the Option Consideration in respect thereof. Pillowtex has also agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Pillowtex Common Stock for delivery upon exercise of substitute Fieldcrest Options, to register such shares with the Commission on an appropriate registration statement, to maintain the effectiveness of such registration statement as long as the substitute options remain outstanding, and to use all reasonable efforts to cause the shares of Pillowtex Common Stock subject to the Fieldcrest Options to be listed on the NYSE and such other exchanges as Pillowtex may determine.


     Treatment of Fieldcrest SARs. Each holder of an outstanding Fieldcrest SAR will be paid, at or immediately prior to the Effective Time, a cash amount equal to the product of (i) the difference between $34.00 and the grant price of such Fieldcrest SAR and (ii) the number of shares subject to such Fieldcrest SAR.



     Treatment of Fieldcrest Convertible Debentures. The Merger Agreement provides that at the closing, (i) Fieldcrest will execute and deliver to the trustee under the Indenture pursuant to which the Fieldcrest Convertible Debentures were issued a supplemental indenture to become effective at the Effective Time, providing that the holder of each Fieldcrest Convertible Debenture outstanding immediately following the Effective Time shall have the right thereafter, during the period such Fieldcrest Convertible Debenture shall be convertible as specified in such Indenture, to convert such Fieldcrest Convertible Debenture only into the amount of cash and Pillowtex Common Stock receivable by reason of the Merger by a holder of the number of shares of Fieldcrest Common Stock into which such Fieldcrest Convertible Debenture might have been converted immediately prior to the Effective Time (subject to subsequent adjustment as provided in such Indenture) and (ii) Pillowtex will execute and deliver to such trustee, as part of such supplemental indenture, an undertaking to reserve and keep available out of its authorized but unissued capital stock, a number of shares of Pillowtex Common Stock sufficient to permit the conversion of all outstanding Fieldcrest Convertible Debentures and to cause to be issued and delivered to Fieldcrest for subsequent delivery by Fieldcrest in accordance with such supplemental indenture and Indenture shares of Pillowtex Common Stock upon the conversion of any Fieldcrest Convertible Debenture. As a result of the Merger, for example, a Fieldcrest Convertible Debenture having an aggregate principal amount of $1,000 will become convertible into (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 22.60 and
(ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 22.60.


     Fractional Shares. No fractional shares of Pillowtex Common Stock will be issued pursuant to the Merger. In lieu of any such fractional shares, each holder of Fieldcrest Common Stock or Fieldcrest Preferred Stock who otherwise would be entitled to receive a fractional share of Pillowtex Common Stock pursuant to the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (i) the fraction of a share of Pillowtex Common Stock to which such holder would otherwise be entitled and
(ii) the closing sales price of Pillowtex Common Stock on the NYSE on the Closing Date. Any fractional shares of Pillowtex Common Stock that would otherwise be issuable upon the conversion of Fieldcrest Convertible Debentures will be eliminated and settled in the manner provided in the Indenture setting forth the terms of the Fieldcrest Convertible Debentures.


     Consequences of Failure to Approve the Share Issuance. The Merger Agreement provides that, notwithstanding anything to the contrary set forth therein, if Pillowtex's shareholders fail to approve the Share Issuance at the Pillowtex Special Meeting: (i) the consideration to be paid to holders of Fieldcrest Common Stock will be a cash payment in an amount equal to $34.00 per share; (ii) the consideration to be paid to holders of Fieldcrest Preferred Stock will be a cash payment in an amount equal to $58.12 per share; (iii) each holder of a Fieldcrest Option will receive for each share of Fieldcrest Common Stock subject to such Fieldcrest Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Fieldcrest Option; and (iv) the conditions described below in clauses (ii) and (iv) of the first paragraph under the caption "--Conditions to the Merger" below will be inapplicable. If the Pillowtex shareholders were to fail to approve the Share Issuance, there can be no assurance that Pillowtex would be able to obtain financing adequate to enable it to pay the amounts described in the immediately preceding sentence on terms acceptable to Pillowtex, if at all. However, as of the Pillowtex Record Date, Charles M. Hansen, Jr., Chairman of the Board and Chief Executive Officer of Pillowtex, Mary R. Silverthorne, a director of Pillowtex, the John H. Silverthorne Marital Trust B, and the John H. Silverthorne Family Trust A owned, in the aggregate, approximately 52.4% of the outstanding shares of Pillowtex Common Stock and each of Mr. Hansen and Ms. Silverthorne has separately agreed to vote such shares of Pillowtex Common Stock for the approval of the Share Issuance. Accordingly, the approval by Pillowtex's shareholders of the Share Issuance is expected to occur irrespective of whether or the manner in which other Pillowtex shareholders vote their shares.


     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations by Fieldcrest with respect to: (i) organization, standing, and corporate power; (ii) capitalization; (iii) authority and noncontravention; (iv) Commission reports; (v) absence of certain changes or events; (vi) benefit plans; (vii) taxes; (viii) voting requirements; (ix) compliance with laws; (x) opinion of financial advisor; (xi) investment banking fees and commissions;
(xii) litigation; (xiii) environmental laws; (xiv) material contracts; (xv) labor matters; (xvi) rights plan matters; and (xvii) real property and other assets.

     Pillowtex and Newco have also made certain representations and warranties with respect to: (i) organization, standing, and corporate power; (ii) capitalization; (iii) authority and noncontravention; (iv) Commission reports;
(v) absence of certain changes or events; (vi) certain matters with respect to Newco and financing arrangements; (vii) investment banking fees and commissions;
(viii) compliance with laws; (ix) environmental laws; and (x) litigation.

     No representations and warranties made by Fieldcrest, Pillowtex, or Newco will survive beyond the Effective Time.


     No Solicitation. The Merger Agreement provides that, from and after the date of the Merger Agreement until the termination of the Merger Agreement, Fieldcrest will not, and will not authorize or permit any of its subsidiaries, or any of its or their affiliates, officers, directors, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, or accountant retained by Fieldcrest or any of its subsidiaries), to, directly or indirectly, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; except that nothing in the Merger Agreement will prohibit the Fieldcrest Board from furnishing information to, or entering into, maintaining, or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date of the Merger Agreement, if, and to the extent that, the Fieldcrest Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (i) such Acquisition Proposal would be more favorable to the Fieldcrest stockholders than the Merger and (ii) the failure to take such action would result in a breach by the Fieldcrest Board of its fiduciary duties to the Fieldcrest stockholders under applicable law, and, prior to furnishing any non-public information to such person, receives from such person an executed confidentiality agreement with provisions no less favorable to Fieldcrest than the confidentiality agreement entered into by Pillowtex and Fieldcrest in connection with the Merger. The Merger Agreement further provides that Fieldcrest will promptly notify Pillowtex if it is prepared to provide access to the properties, books, or records of Fieldcrest or any of its subsidiaries to any person who has made an Acquisition Proposal, and Fieldcrest will at such time inform Pillowtex of the material terms of any such Acquisition Proposal. For purposes of the Merger Agreement, "Acquisition Proposal" means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement with Pillowtex or Newco) involving Fieldcrest: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all of the assets of Fieldcrest and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 33% or more of the outstanding shares of capital stock of Fieldcrest or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing, or any agreement to engage in any of the foregoing.

     Conditions to the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the requisite number of Fieldcrest stockholders in the manner required pursuant to Fieldcrest's Restated Certificate of Incorporation, as amended (the "Fieldcrest Certificate"), Fieldcrest's Amended and Restated Bylaws (the "Fieldcrest Bylaws"), the DGCL and other applicable law, and the rules of the NYSE; (ii) the Share Issuance shall have been approved by the affirmative vote of the requisite number of shareholders of Pillowtex in the manner required pursuant to the Pillowtex Articles and the Pillowtex Bylaws, the Texas Business Corporation Act (the "TBCA") and other applicable law, and the rules of the NYSE, (iii) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iv) the shares of Pillowtex Common Stock issuable to the Fieldcrest stockholders pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; (v) the Registration Statement shall have been declared effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order; and (vi) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.


     The obligation of Pillowtex and Newco to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the representations and warranties of Fieldcrest contained in the Merger Agreement, which representations and warranties shall be deemed for purposes of this condition not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, have not had or would not have a Material Adverse Effect on Fieldcrest, with the same effect as though such representations and warranties were made as of the Closing Date, and Pillowtex and Newco shall have received a certificate signed on behalf of Fieldcrest by an authorized officer of Fieldcrest to such effect; (ii) Fieldcrest shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Pillowtex and Newco shall have received a certificate signed on behalf of Fieldcrest by an authorized officer of Fieldcrest to such effect; and (iii) since the date of the Merger Agreement, Fieldcrest and its subsidiaries, taken as a whole, shall not have experienced any change, event, or occurrence particular to them (excluding industry, economic, financial, and other matters generally affecting businesses other than and in addition to Fieldcrest and its subsidiaries) that has had or would have a Material Adverse Effect on Fieldcrest, other than resulting from any matter disclosed in any documents filed with the Commission by Fieldcrest or in a disclosure schedule to the Merger Agreement.


     The obligation of Fieldcrest to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the representations and warranties of each of Pillowtex and Newco contained in the Merger Agreement, which representations and warranties shall be deemed for purposes of this condition not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Material Adverse Effect on Newco, with the same effect as though such representations and warranties were made as of the Closing Date, and Fieldcrest shall have received a certificate signed on behalf of Pillowtex and Newco by an authorized officer of Pillowtex to such effect; (ii) each of Pillowtex and Newco shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Fieldcrest shall have received a certificate signed on behalf of Pillowtex by an authorized officer of Pillowtex to such effect; and (iii) since the date of the Merger Agreement, Pillowtex and its subsidiaries, taken as a whole, shall not have experienced any change or occurrence particular to them (excluding industry, economic, financial, and other matters generally affecting businesses other than and in addition to Pillowtex and its subsidiaries) that has had or would have a Material Adverse Effect on Pillowtex, other than resulting from any matter disclosed in any document filed with the Commission by Pillowtex or in a disclosure schedule to the Merger Agreement.



     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption thereof by the Fieldcrest stockholders, in any one of the following circumstances: (i) by mutual written consent duly authorized by the Pillowtex Board and the Fieldcrest Board; (ii) by Pillowtex or Fieldcrest, if, without any material breach by such terminating party of its obligations under the Merger Agreement, the Effective Time shall not have occurred on or before December 31, 1997; (iii) by Pillowtex or Fieldcrest, if any federal or state court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and non-appealable; (iv) by Pillowtex or Fieldcrest, if the Fieldcrest Stockholders Meeting shall have been held and the Merger Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of Fieldcrest stockholders; (v) by Fieldcrest, if it shall have received an Acquisition Proposal and shall have advised Pillowtex in writing that the Fieldcrest Board, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Fieldcrest Board of its fiduciary duties to Fieldcrest's stockholders under applicable law, except that the Merger Agreement may not be so terminated unless simultaneously with the termination Fieldcrest shall have made the payment to Pillowtex of the Termination Fee; (vi) by Pillowtex, if the Fieldcrest Board shall have (a) withdrawn, modified, or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement, (b) approved, endorsed, or recommended to its stockholders an Acquisition Proposal, or (c) resolved to do any of the foregoing; or (vii) by Pillowtex or Fieldcrest if (a) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (b) a representation or warranty of the other party contained in the Merger Agreement shall have been untrue in any respect on the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representation and warranty shall have been untrue has had or would have a Material Adverse Effect on such other party. In the event the Merger Agreement is terminated based upon an event described in clause (v) or (vi) above, Fieldcrest will be required to pay a termination fee in the amount of $15.0 million (the "Termination Fee") to Pillowtex.


     Fieldcrest Stockholders Meeting. The Merger Agreement provides that Fieldcrest will take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the NYSE, and the Fieldcrest Certificate and the Fieldcrest Bylaws, to convene a special meeting of Fieldcrest stockholders as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and voting upon the Merger Agreement. The Merger Agreement provides that, subject to Fieldcrest's right to terminate the Merger Agreement described in clause (v) of the paragraph under the caption "--Termination" above, the Fieldcrest Board will recommend that the holders of the shares of Fieldcrest Common Stock vote in favor of the approval and adoption of the Merger Agreement at the Fieldcrest Special Meeting and such recommendation will be included in this Joint Proxy Statement/Prospectus.

     Pillowtex Shareholders Meeting. The Merger Agreement provides that Pillowtex will take all action necessary in accordance with Exchange Act and other applicable law, the rules of the NYSE, and the Pillowtex Articles and the Pillowtex Bylaws, to convene a special meeting of the Pillowtex shareholders as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and voting upon the Share Issuance. The

Merger Agreement provides that the Pillowtex Board will recommend that the holders of the Pillowtex Common Stock vote in favor of and approve the Share Issuance.


     Consents, Approvals, and Filings. The Merger Agreement provides that each of the parties to the Merger Agreement will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act, and the Exchange Act with respect to the Merger and the other transactions contemplated thereby (together, the "Transactions") and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Transactions, including without limitation using its reasonable best efforts to obtain all licenses, permits (including without limitation environmental permits), consents, approvals, authorizations, qualifications, and orders of governmental authorities, and parties to contracts with Fieldcrest and its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In addition, Pillowtex has agreed, among other things, to use its best efforts to obtain any government clearances required for completion of the Merger (including through compliance with the HSR
Act) and to take any and all of the following actions to the extent necessary to obtain the approval of any governmental authority with jurisdiction over the enforcement of any applicable laws regarding the Merger: enter into negotiations; provide information; substantially comply with any second request for information pursuant to the HSR Act; enter into and perform agreements or submit to judicial or administrative orders and sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of Pillowtex, Fieldcrest, or any of their affiliates; except that Pillowtex will not be required to take any such action that would have a Material Adverse Effect on Pillowtex and its subsidiaries (including the Surviving Company) taken as a whole following the Effective Time. See "The Merger--Regulatory Approvals."


     Indemnification. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Company will contain the provisions with respect to indemnification set forth in the Fieldcrest Certificate and the Fieldcrest Bylaws on the date of the Merger Agreement, which provisions will not be amended, repealed, or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Fieldcrest in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement further provides that Fieldcrest will, and from and after the Effective Time, Pillowtex will, or will cause the Surviving Company to, indemnify, defend, and hold harmless each person who is now, or has previously been at any time or becomes prior to the Effective Time, an officer or director of Fieldcrest (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, or judgments or amounts that are paid in settlement, with the approval of the indemnifying party (which approval is not to be unreasonably withheld), of or in connection with any threatened or actual claim, action, suit, proceeding, or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Fieldcrest whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Pillowtex and the Surviving Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Fieldcrest, Pillowtex, and Newco have agreed that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.

     The Merger Agreement further provides that for a period of four years after the Effective Time, Pillowtex will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Fieldcrest (except that Pillowtex may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties), with respect to matters arising before the Effective Time, except that Pillowtex will not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by Fieldcrest prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount.

     Employee Benefit Matters. Pillowtex, Newco, and Fieldcrest have agreed in the Merger Agreement to certain matters with respect to the compensation and benefit programs of the Surviving Company and its subsidiaries. The Merger Agreement provides that Pillowtex will, and will cause its subsidiaries following the Effective Time (including the Surviving Company) to: (i) honor and provide for payment of all obligations and benefits under all of Pillowtex's employee benefit plans (the "Pillowtex Plans") in accordance with their terms;
(ii) provide employee benefits which are substantially comparable in the aggregate to the level of employee benefits provided by Fieldcrest and its subsidiaries under Pillowtex's employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) (the "Pillowtex ERISA Plans") in effect as of the Closing Date for the benefit of employees or former employees who are or had been employees of Fieldcrest or any of its subsidiaries on or before the Closing Date ("Covered Employees"), until the earlier of December 31, 1999 or the second anniversary of the Closing Date;
(iii) honor and provide for the payment of all obligations and benefits under all employment or severance agreements between Fieldcrest and any Covered Employee in accordance with their terms; and (iv) provide until the first anniversary of the Closing Date for the benefit of Covered Employees who remain in the employ of the Surviving Company or Pillowtex or any of its affiliates employee compensation that is in the aggregate at a level substantially comparable to the compensation (including base pay and incentive-type compensation) provided by Fieldcrest and its subsidiaries under the compensation arrangements in effect as of the Closing Date.


     The Merger Agreement also provides that Pillowtex will cause the Surviving Company (i) to maintain Fieldcrest's Short- Term Incentive Compensation Plan without adverse change until the end of the 1997 calendar year and (ii) to continue without adverse change the severance plan maintained by Fieldcrest and its subsidiaries as of the date hereof until the first anniversary of the Closing Date.


     The Merger Agreement further provides that, if Covered Employees are included in any benefit plan (including without limitation provision for vacation) of Pillowtex or its subsidiaries, Covered Employees will receive credit as employees of Fieldcrest and its subsidiaries to the same extent such service was counted under similar Pillowtex Plans for purposes of eligibility, vesting, eligibility for retirement, and, with respect to vacation, disability, and severance, benefit accrual and that, if Covered Employees are included in any medical, dental, or health plan other than the plan or plans they participated in on the Closing Date, any such plans will not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Pillowtex Plan on the Closing Date, and will provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.



     In the Merger Agreement, the parties thereto acknowledged that nothing therein will be deemed to be a commitment on the part of Pillowtex or the Surviving Company to provide employment to any person for any period of time and, except as otherwise provided in the Merger Agreement, nothing will be deemed to prevent Pillowtex or the Surviving Company from amending or terminating any Pillowtex Plan in accordance with its terms.


     Fees and Expenses. The Merger Agreement provides that, except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses, except that the costs incurred in connection with printing and mailing proxy materials to Fieldcrest stockholders and Pillowtex shareholders will be shared equally by Pillowtex and Fieldcrest.

     Amendment. Subject to the applicable provisions of the DGCL, the Merger Agreement may be modified or amended at any time prior to the Effective Time, by Pillowtex, Newco, and Fieldcrest by written agreement executed and delivered by duly authorized officers of the respective parties, except that after approval and adoption of the Merger Agreement by the Fieldcrest stockholders, no amendment will be made which would reduce the amount or change the type of consideration into which each share of Fieldcrest Common Stock or Fieldcrest Preferred Stock will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

STOCK EXCHANGE LISTING

     Prior to the Effective Time, Pillowtex will file an application to list the shares of Pillowtex Common Stock to be issued in connection with the Merger on the NYSE, subject to official notice of issuance. It is a condition to the parties' obligations to consummate the Merger that such shares will have been approved for listing, subject to official notice of issuance. See "--The Merger Agreement--Conditions to the Merger." The shares of Pillowtex Common Stock are traded on the NYSE under the symbol "PTX."

DELISTING AND DEREGISTRATION OF FIELDCREST COMMON STOCK

     If the Merger is consummated, the Fieldcrest Common Stock will be delisted from the NYSE, the Fieldcrest Preferred Stock will be removed from quotation by the Nasdaq, and both the Fieldcrest Common Stock and the Fieldcrest Preferred Stock will be deregistered under the Exchange Act.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price paid by Pillowtex for Fieldcrest (including direct costs of the Merger) will be allocated to the identifiable assets of Fieldcrest based upon estimates of the fair value of Fieldcrest's identifiable assets and liabilities as of the Effective Time, with the excess of the purchase price over the fair value of Fieldcrest's net identifiable assets being allocated to goodwill. After the Merger, the financial condition and results of operations of Fieldcrest will be included in the consolidated financial condition and results of operations of Pillowtex.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is based upon the opinion of Jones, Day, Reavis & Pogue delivered to Pillowtex and the opinion of Weil, Gotshal & Manges LLP delivered to Fieldcrest, copies of which are filed as Exhibits 8.1 and 8.2, respectively, to the Registration Statement summarizes, and certain of the principal federal income tax considerations of the Merger that are generally applicable to holders of Fieldcrest Common Stock and Fieldcrest Preferred Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Fieldcrest stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. No foreign, state, or local tax considerations are addressed herein. ACCORDINGLY, FIELDCREST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES, OF THE MERGER IN THEIR INDIVIDUAL CIRCUMSTANCES.



     Receipt of the Merger Consideration. The receipt by a Fieldcrest stockholder of the merger consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain (or loss) equal to the difference between (i) the sum of the amount of cash and the fair market value of the Pillowtex Common Stock received pursuant to the Merger and (ii) the tax basis of the shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock exchanged pursuant to the Merger. Gain (or loss) must be determined separately for each block of shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock (i.e., shares acquired at the same cost in a single transaction) converted to shares of Pillowtex Common Stock and cash in the Merger. Assuming that such shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock constitute capital assets in the stockholder's hands, such gain (or loss) will be long-term gain (or loss) if, at the Effective Time, the shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock were held for more than one year. The recently enacted Taxpayer Relief Act of 1997 reduces the rate of federal income tax imposed on capital gains with respect to capital assets held more than 18 months by noncorporate taxpayers. The basis of the Pillowtex Common Stock received pursuant to the Merger will be its fair market value at the time of the Merger, and the holding period thereof will begin on the day following the day on which the Effective Time occurs.


     Backup Withholding. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, FIELDCREST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR INDIVIDUAL CIRCUMSTANCES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY APPROVALS

     Pillowtex and Fieldcrest must observe the notification and waiting period requirements of the HSR Act before the Merger may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the Antitrust Division and the FTC of certain Notification and Report Forms by Pillowtex and Fieldcrest. The HSR Act further provides that if, within the initial 30-calendar day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.


     Pillowtex and Fieldcrest have made the requisite initial filings under the HSR Act in connection with the Merger. The initial waiting period with respect to such filings expired at 11:59 p.m. on October 17, 1997.


     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause Pillowtex to divest itself, in whole or in part, of Fieldcrest or of other businesses conducted by Pillowtex. Under certain circumstances, private parties and state governmental authorities may also bring legal action under the antitrust laws challenging the Merger. See "--The Merger Agreement--Conditions to the Merger" and "--Consents, Approvals, and Filings."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     General. Certain members of Fieldcrest's management and the Fieldcrest Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Fieldcrest generally. Such interests relate to, among other things, provisions in the Merger Agreement regarding the treatment of outstanding Fieldcrest Options and Fieldcrest SARs, the performance and provision of obligations and benefits under existing severance agreements and compensation and benefit plans, and the indemnification of and provision of insurance coverage for the directors and officers of Fieldcrest. The Fieldcrest Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger Agreement--Treatment of Fieldcrest Stock Options," "--Treatment of Fieldcrest SARs," "--Employee Benefit Matters," and "--Indemnification."



     Fieldcrest Stock Options. Under Fieldcrest's 1995 Employee Stock Option Plan, as of September 30, 1997, Fieldcrest's "named executive officers" (i.e., the executive officers of Fieldcrest listed in the summary compensation table included in Fieldcrest's proxy statement relating to its 1997 Annual Meeting of Stockholders other than one such executive officer who retired from Fieldcrest effective as of May 1, 1997) held Fieldcrest Options to purchase an aggregate of 195,000 shares of Fieldcrest Common Stock at exercise prices between $20.625 and $22.375 per share. Under Fieldcrest's Director Stock Option Plan, as of November 5, 1997, the Fieldcrest directors held Fieldcrest Options to purchase an aggregate of 61,000 shares of Fieldcrest Common Stock at exercise prices between $13.00 and $25.625 per share. Under a stock option agreement between Fieldcrest and James M. Fitzgibbons, as of November 5, 1997, there were outstanding Fieldcrest Options to purchase an aggregate of 20,000 shares of Fieldcrest Common Stock at an exercise price of $14.875 per share. Assuming the foregoing persons elected to receive cash consideration in settlement of their Fieldcrest Options as a result of the Merger, the named executive officers would be entitled to aggregate payments of $2,850,000 and the Fieldcrest directors would be entitled to receive aggregate payments of $758,875 in respect of their Fieldcrest Options.



     Fieldcrest SARs. Under Fieldcrest's 1994 Employee and Director Stock Appreciation Rights Plan, as of November 5, 1997, there were outstanding 7,000 Fieldcrest SARs held by the non-employee directors having a grant price of $25.625. The Fieldcrest directors would be entitled to receive aggregate cash payments of $58,625 in respect of such Fieldcrest SARs as a result of the Merger.



     Fieldcrest Restricted Stock. As of November 5, 1997, there were 8,549 outstanding shares of Fieldcrest Common Stock granted under the Fieldcrest Long-Term Incentive Plan held by the named executive officers that remained subject to risk of forfeiture. Each of such shares will vest as a result of the Merger and will be converted in the Merger into the right to receive cash and shares of Pillowtex Common Stock as described in "The Merger--The Merger Agreement--Consideration to Be Paid in the Merger." Assuming the merger consideration has a value of $34.00 per share of Fieldcrest Common Stock, the named executive officers would receive value in the aggregate amount of $290,666 in respect of their restricted shares as a result of the Merger.



     Fieldcrest Retention Agreements. Approximately 60 executives of Fieldcrest are parties to agreements under which they are entitled to a lump-sum payment of an amount based on their base salary in the event of a change in control of Fieldcrest (which will occur as a result of the Merger) and a subsequent not-for-cause termination or constructive termination. Under the agreements, upon a change in control of Fieldcrest and a subsequent not-for-cause termination or constructive termination, the following executive officers would be entitled to receive a lump-sum payment of their base salary otherwise payable over the number of years specified: J. M. Fitzgibbons, 3 years; J. M. Nevin, 2 years; R. E. Dellinger, 2 years; and T. R. Staab, 2 years.



     Other Matters. Pillowtex, Newco, and Fieldcrest have agreed in the Merger Agreement to certain matters with respect to the compensation and benefit programs of the Surviving Company and its subsidiaries. The Merger Agreement provides that Pillowtex will, and will cause its subsidiaries following the Effective Time (including the Surviving Company) to: (i) honor and provide for payment of all obligations and benefits under all Pillowtex Plans in accordance with their terms; (ii) provide employee benefits which are substantially comparable in the aggregate to the level of employee benefits provided by Fieldcrest and its subsidiaries under the Pillowtex ERISA Plans in effect as of the Closing Date for the benefit of employees or former employees who are or had been employees of Fieldcrest or any of its subsidiaries on or before the Closing Date (i.e., Covered Employees), until the earlier of December 31, 1999 or the second anniversary of the Closing Date; (iii) honor and provide for the payment of all obligations and benefits under all employment or severance agreements between Fieldcrest and any Covered Employee in accordance with their terms; and
(iv) provide until the first anniversary of the Closing Date for the benefit of Covered Employees who remain in the employ of the Surviving Company or Pillowtex or any of its affiliates employee compensation that is in the aggregate at a level substantially comparable to the compensation (including base pay and incentive-type compensation) provided by Fieldcrest and its subsidiaries under the compensation arrangements in effect as of the Closing Date.

     The Merger Agreement also provides that Pillowtex will cause the Surviving Company (i) to maintain Fieldcrest's Short-Term Incentive Compensation Plan without adverse change until the end of the 1997 calendar year and (ii) to continue without adverse change the severance plan maintained by Fieldcrest and its subsidiaries as of the date hereof until the first anniversary of the Closing Date.

     The Merger Agreement further provides that, if Covered Employees are included in any benefit plan (including without limitation provision for vacation) of Pillowtex or its subsidiaries, Covered Employees will receive credit as employees of Fieldcrest and its subsidiaries to the same extent such service was counted under similar Pillowtex Plans for purposes of eligibility, vesting, eligibility for retirement, and, with respect to vacation, disability, and severance, benefit accrual and that, if Covered Employees are included in any medical, dental, or health plan other than the plan or plans they participated in on the Closing Date, any such plans will not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Pillowtex Plan on the Closing Date, and will provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

APPRAISAL RIGHTS

     Under Delaware law, holders of Fieldcrest Common Stock and holders of Fieldcrest Preferred Stock are entitled to appraisal rights in connection with the Merger. Any holder of record of Fieldcrest Common Stock or Fieldcrest Preferred Stock who objects to the Merger may elect to have his shares appraised under the procedures of the DGCL and to be paid the appraised value of his shares, which, pursuant to Section 262 of the DGCL, will be the shares' fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the consideration payable in respect of such shares.

     Any holder of Fieldcrest Common Stock or Fieldcrest Preferred Stock contemplating the exercise of appraisal rights is urged to review carefully the provisions of Section 262 of the DGCL (a copy of which is attached as Appendix D hereto), particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 262 of the DGCL are not followed exactly. Set forth below, to be read in conjunction with the full text of Section 262 of the DGCL attached as Appendix D hereto, is a summary of the procedures relating to exercise of the right of appraisal.

     Under Section 262 of the DGCL, a corporation, not less than 20 calendar days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. THIS JOINT PROXY STATEMENT/PROSPECTUS CONSTITUTES SUCH NOTICE TO THE HOLDERS OF FIELDCREST COMMON STOCK AND FIELDCREST PREFERRED STOCK.


     A stockholder electing to exercise his, her, or its rights under Section 262 of the DGCL must deliver to Fieldcrest, before the taking of a vote with respect to the adoption of the Merger Agreement, a written demand for appraisal which reasonably informs Fieldcrest of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her, or its shares. A proxy or vote against the adoption of the Merger Agreement, or an abstention or broker non-vote, will not constitute such a demand; a stockholder electing to take such action must do so by a separate written demand. Such demands should be mailed or delivered to Mark R. Townsend, Secretary, Fieldcrest Cannon, Inc., One Lake Circle Drive, Kannapolis, North Carolina 28081. Within 10 calendar days after the Effective Time, the Surviving Company will notify each stockholder who has made a proper written demand and who has not voted in favor of adoption of the Merger Agreement of the Effective Time. A vote in favor of the approval and adoption of the Merger Agreement will have the effect of waiving all appraisal rights.


     Within 120 calendar days after the Effective Time, Fieldcrest or any stockholder who has complied with the foregoing notice requirement and any other applicable requirements may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the value of the shares of all stockholders who have complied with such provisions. However, because Fieldcrest has no obligation to file such a petition and does not currently intend to do so if any stockholders exercise appraisal rights, any stockholder that desires that such a petition be filed is advised to do so on a timely basis. If neither Fieldcrest nor any dissenting stockholder files a petition for appraisal within 120 calendar days, all appraisal rights will terminate. Any holder of shares may withdraw a demand for appraisal at any time within 60 calendar days after the Effective Time (or thereafter with the written consent of Fieldcrest) and receive, pursuant to the terms of the Merger, the applicable consideration for his, her, or its shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock. Notwithstanding the foregoing, no appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Within 120 calendar days after the Effective Time, any stockholder who has complied with the above-described notice requirements and any other applicable requirements may also deliver to Fieldcrest a written request for a statement listing the aggregate number of shares of Fieldcrest Common Stock or Fieldcrest Preferred Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such a statement will be mailed to the stockholder within 10 calendar days after his written request for it is received by Fieldcrest or within 10 calendar days after the Effective Time, whichever is later.

     Upon the filing of any petition by a stockholder demanding appraisal, service of a copy thereof will be made upon Fieldcrest, which will, within 20 calendar days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Fieldcrest. If a petition is filed by Fieldcrest, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Fieldcrest and to the stockholders shown on the list at the addresses therein stated, and such notice will also be given by publishing a notice at least one week from the day of the hearing in a newspaper of general circulation published in Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by Fieldcrest.

     After determining the stockholders entitled to an appraisal under Section 262 of the DGCL, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. The Court will direct the payment of the appraised value of the shares, together with interest, if any, by Fieldcrest to the stockholders entitled thereto upon surrender to Fieldcrest of the certificates representing such shares. The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     After the Effective Time, no stockholder who has demanded his appraisal rights as set forth above will be entitled to vote his shares for any purpose or to receive payment of dividends or other distributions on his shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).

                      PRO FORMA CAPITALIZATION OF PILLOWTEX


     The following table sets forth the historical capitalization of each of Pillowtex and Fieldcrest as of September 27, 1997 and September 30, 1997, respectively, and the pro forma capitalization of Pillowtex as of September 27, 1997, adjusted to give effect to the consummation of the Merger and the Financing Transactions, as if such transactions had been consummated on September 27, 1997. As used herein, the term "Financing Transactions" means (i) estimated initial borrowings under the New Pillowtex Bank Facilities of $430.2 million, (ii) the issuance and sale of $150.0 million aggregate principal amount of New Pillowtex Subordinated Notes resulting in estimated net proceeds of $146.4 million, (iii) the issuance and sale of 65,000 shares of Pillowtex Preferred Stock resulting in estimated net proceeds of $63.5 million, (iv) the repayment of all amounts outstanding under Pillowtex's and Fieldcrest's existing bank credit facilities, and (v) the satisfaction and discharge of all indebtedness represented by Fieldcrest's 11.25% Senior Subordinated Debentures Due 2002 to 2004 pursuant to an irrevocable deposit of amounts sufficient to provide for the redemption thereof. Because the Standby Bridge Loan Facility is expected to be drawn upon, if at all, only in the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date, the pro forma information presented herein assumes that no amounts will be borrowed thereunder.



     The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of what Pillowtex's actual consolidated capitalization would have been had the foregoing transactions been consummated on September 27, 1997, nor does it give effect to (i) any transactions other than the foregoing transactions and those discussed in the Notes to Unaudited Pro Forma Combined Financial Information of Pillowtex included elsewhere in this Joint Proxy Statement/Prospectus or (ii) Pillowtex's or Fieldcrest's respective results of operations since September 27, 1997 and September 30, 1997, respectively. Accordingly, the pro forma information set forth below does not purport to be indicative of Pillowtex's consolidated capitalization as of the date hereof, the Effective Time, or any other future date.



     The following table should be read in conjunction with the historical financial statements of Pillowtex and Fieldcrest, the unaudited pro forma combined financial information, the related notes, and the other information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Combined Financial Information of Pillowtex."

                                 CAPITALIZATION
                               SEPTEMBER 27, 1997



                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         HISTORICAL
                                                               ------------------------------           PRO FORMA
                                                               PILLOWTEX           FIELDCREST           COMBINED
                                                               ----------          ----------          ----------
Short-term debt:
  Current portion of long-term debt........................    $    1,553          $    4,697          $    6,250
                                                               ----------          ----------          ----------
    Total short-term debt..................................         1,553               4,697               6,250

Long-term debt:
  Revolving credit borrowings..............................        86,350             100,000             180,155   (a)
  Senior bank term A.......................................            --                  --             125,000
  Senior bank term B.......................................            --                  --             125,000
  New Pillowtex Subordinated Notes.........................            --                  --             150,000
  Existing Pillowtex Subordinated Notes....................       125,000                  --             125,000
  Fieldcrest Convertible Subordinated Debentures...........            --             112,500              99,688   (b)
  Fieldcrest Senior Subordinated Debentures................            --              85,000                  --
  Deed of Trust Note.......................................         2,199                  --               2,199
  PEDFA Industrial Revenue Bonds...........................         2,310                  --               2,310
  MBFC Industrial Revenue Bonds............................         2,760                  --               2,760
  Industrial Development Bonds due 2021....................            --              10,000              10,000
  Industrial Revenue Installment Bonds due 2002............            --               1,320               1,320
  Other long-term debt.....................................           187                  --                 187
                                                               ----------          ----------          ----------
    Total long-term debt...................................       218,806             308,820             823,619
                                                               ----------          ----------          ----------
      Total debt...........................................       220,359             313,517             829,869

Pillowtex Series A Redeemable Convertible Preferred Stock,
  $0.01 par value, 200,000 shares authorized,
  65,000 shares issued and outstanding (as adjusted).......            --                  --              63,500

Shareholders' equity:
Preferred Stock, $0.01 par value, 20,000,000 shares
  authorized, none issued and outstanding (Pillowtex
  historical); $0.01 par value, 10,000,000 shares
  authorized, 1,500,000 shares issued and outstanding
  (Fieldcrest historical); $0.01 par value, 20,000,000
  shares authorized, none issued and outstanding (as adjusted)        --                   15                   --
Common Stock, $0.01 par value, 30,000,000 shares authorized,
  10,786,819 shares issued and outstanding (Pillowtex
  historical); $0.01 par value, 25,000,000 shares authorized,
  12,850,002 shares issued and outstanding (Fieldcrest
  historical); $0.01 par value, 30,000,000 shares authorized,
  14,234,451 shares issued and outstanding (as adjusted)...           108              12,850                 142
Additional paid-in capital.................................        60,825             226,758             143,534
Retained earnings..........................................        50,316             106,923              49,348   (c)

Treasury stock, 3,606,400 shares (Fieldcrest historical);
  0 shares (as adjusted)...................................            --            (117,225)                 --
Currency translation adjustment............................          (472)                 --                (472)
                                                               ----------          ----------          ----------
  Total shareholders' equity...............................       110,777             229,321             192,552
                                                               ----------          ----------          ----------

      Total capitalization.................................    $  331,136          $  542,838          $1,085,921
                                                               ==========          ==========          ==========

      Ratio of total debt to total capitalization..........         66.55%              57.76%              76.42%  (d)
                                                               ==========          ==========          ==========

------------------------------------



(a) Reflects a net reduction in revolving credit borrowings of $6,195.
(b) Reflects an adjustment to record the Fieldcrest Convertible Debentures at fair market value.
(c) Reflects a charge of $968, net of income tax benefit, for the write off of Pillowtex unamortized debt issuance costs.
(d) Including the Pillowtex Preferred Stock together with total debt, the ratio would be 82.27%.

        See Notes to Unaudited Pro Forma Combined Financial Information.

         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF PILLOWTEX


     The following unaudited pro forma combined financial statements of Pillowtex give effect to the consummation of the Merger and the Financing Transactions, as if such transactions had been consummated: (i) on September 27, 1997, in the case of the Unaudited Pro Forma Combined Balance Sheet at September 27, 1997 and (ii) on December 31, 1995, the first day of Pillowtex's 1996 fiscal year, in the case of the Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended December 28, 1996 and the nine months ended September 27, 1997. As used herein, the term "Financing Transactions" means (i) estimated initial borrowings under the New Pillowtex Bank Facilities of $430.2 million,
(ii) the issuance and sale of $150.0 million aggregate principal amount of New Pillowtex Subordinated Notes resulting in estimated net proceeds of $146.4 million, (iii) the issuance and sale of 65,000 shares of Pillowtex Preferred Stock resulting in estimated net proceeds of $63.5 million, (iv) the repayment of all amounts outstanding under Pillowtex's and Fieldcrest's existing bank credit facilities, and (v) the satisfaction and discharge of all indebtedness represented by Fieldcrest's 11.25% Senior Subordinated Debentures Due 2002 to 2004 pursuant to an irrevocable deposit of amounts sufficient to provide for the redemption thereof. Because the Standby Bridge Loan Facility is expected to be drawn upon, if at all, only in the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date, the pro forma combined financial information presented herein assumes that no amounts will be borrowed thereunder.



     The following unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what Pillowtex's actual financial position or results of operations would have been had the foregoing transactions been consummated on such dates, nor does it give effect to (i) any transactions other than the foregoing transactions and those described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information of Pillowtex, (ii) Pillowtex's or Fieldcrest's results of operations since September 27, 1997 and September 30, 1997, respectively, or
(iii) one-time charges of approximately $5.5 million, $1.9 million of which will be cash charges, expected to result from the Merger and the integration of the operations of Pillowtex and Fieldcrest. Although the following unaudited pro forma combined financial information gives effect to assumed annual cost savings of $21.6 million, it does not give effect to an additional $8.4 million of annual cost savings expected to be achieved following consummation of the Merger. See "Risk Factors--Ability to Achieve Cost Savings." The pro forma combined financial information does not purport to be indicative of Pillowtex's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Closing Date, or for any period ending at the Closing Date, or as of or for any other future date or period.


     The following unaudited pro forma combined financial information is based upon the historical financial statements of Pillowtex and Fieldcrest and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." In the preparation of the following unaudited pro forma combined financial information, it has been generally assumed that the historical value of Fieldcrest's assets and liabilities approximates the fair value thereof (except as described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information of Pillowtex), as an independent valuation has not been completed. Pillowtex will be required to determine the fair value of the assets and liabilities of Fieldcrest (including intangible assets) as of the Effective Time. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial information, there can be no assurance with respect thereto.


     The Unaudited Pro Forma Combined Balance Sheet at September 27, 1997 is based upon Pillowtex's financial position at September 27, 1997 and upon Fieldcrest's financial position at September 30, 1997. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended December 28, 1996 is based upon Pillowtex's results of operations for its fiscal year ended December 28, 1996 and upon Fieldcrest's results of operations for its fiscal year ended December 31, 1996. The Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 27, 1997 is based upon Pillowtex's results of operations for the nine months ended September 27, 1997 and upon Fieldcrest's results of operations for the nine months ended September 30, 1997.



     The home textiles and furnishings industry is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the third and fourth quarters of the fiscal year than in other periods. Because of this seasonality and other factors, results of operations for interim periods are not necessarily indicative of results of operations for an entire fiscal year. See "Risk Factors--Seasonality of Business."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                  BALANCE SHEET
                               SEPTEMBER 27, 1997

                                 (IN THOUSANDS)



                                                           HISTORICAL                       PRO FORMA
                                                   --------------------------    -----------------------------
                                                    PILLOWTEX      FIELDCREST    ADJUSTMENTS         COMBINED
                                                   -----------    -----------    -----------       -----------
ASSETS
Current assets:

  Cash .........................................   $        34    $     5,475    $      --   (2)   $     5,509
  Accounts receivable ..........................       104,353        170,071           --             274,424
  Inventories ..................................       150,084        202,064         38,000 (1)       390,148
  Prepaid expenses and other current assets ....         6,849          2,218           --               9,067
                                                   -----------    -----------    -----------       -----------
    Total current assets .......................       261,320        379,828         38,000           679,148

Property, plant, and equipment, net ............        98,916        342,392         50,000 (1)       491,308
Goodwill, net ..................................        45,683          6,465        164,168 (1)       216,316
Other assets, net ..............................        13,249         60,794        (27,051)(1)        60,205
                                                                                      (1,600)(3)
                                                                                      14,813 (4)
      Total assets .............................   $   419,168    $   789,479    $   238,330       $ 1,446,977
                                                   ===========    ===========    ===========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable ...........................   $    50,699    $    63,893    $      --         $   114,592
    Accrued expenses ...........................        25,253         69,435           (632)(3)        94,056
    Current portion of long-term debt ..........         1,553          4,697           --               6,250
    Deferred income taxes ......................         2,581         20,593         13,300 (1)        36,474
                                                   -----------    -----------    -----------       -----------
      Total current liabilities ................        80,086        158,618         12,668           251,372

Long-term debt .................................       218,806        308,820        295,993 (4)       823,619
Deferred income taxes ..........................         9,499         39,758         13,715 (1)        62,972
Other non-current liabilities ..................          --           52,962           --              52,962
                                                   -----------    -----------    -----------       -----------
      Total liabilities ........................       308,391        560,158        322,376         1,190,925

Redeemable convertible preferred stock .........          --             --           63,500 (5)        63,500

Shareholders' equity:
  Preferred stock ..............................          --               15            (15)(6)          --
  Common stock .................................           108         12,850        (12,816)(6)           142
  Additional paid-in capital ...................        60,825        226,758       (144,049)(6)       143,534
  Retained earnings ............................        50,316        106,923       (106,923)(6)        49,348
                                                                                                          (968)(3)
  Treasury stock ...............................          --         (117,225)       117,225 (6)          --
  Currency translation adjustment ..............          (472)          --             --                (472)
                                                   -----------    -----------    -----------       -----------
      Total shareholders' equity ...............       110,777        229,321       (147,546)          192,552
                                                   -----------    -----------    -----------       -----------
      Total liabilities and shareholders' equity   $   419,168    $   789,479    $   238,330       $ 1,446,977
                                                   ===========    ===========    ===========       ===========




  See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 28, 1996


                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                 HISTORICAL                              PRO FORMA
                                                       -------------------------------       --------------------------------
                                                        PILLOWTEX          FIELDCREST        ADJUSTMENTS            COMBINED
                                                       -----------         -----------       -----------           ----------
Net sales............................................  $   490,655         $ 1,092,496        $       --           $1,583,151
Cost of goods sold...................................      411,048             956,522             3,713    (7)     1,364,368
                                                                                                  (6,915)   (8)
  Gross profit.......................................       79,607             135,974             3,202              218,783

Selling, general, and administrative expenses........       41,445             105,405              (530)  (1c)       135,875
                                                                                                     412    (7)
                                                                                                 (14,644)   (8)
                                                                                                   4,266    (7)
                                                                                                    (479)   (9)
Restructuring charges................................           --               8,130                --                8,130
                                                       -----------         -----------        ----------           ----------

  Earnings from operations...........................       38,162              22,439            14,177               74,778

Nonoperating (income) expense:
  Interest expense...................................       13,971              26,869            15,502   (10)        56,342
  Other income, net..................................           --              (5,604)               --               (5,604)
                                                       -----------         -----------        ----------           ----------
      Total nonoperating expense.....................       13,971              21,265            15,502               50,738
                                                       -----------         -----------        ----------           ----------

  Earnings before income taxes and extraordinary items      24,191               1,174            (1,325)              24,040

Income taxes.........................................        9,459                 114             1,608   (11)        11,181
                                                       -----------         -----------        ----------           ----------

  Earnings before extraordinary items................       14,732               1,060            (2,933)              12,859

Preferred dividends..................................           --              (4,500)            2,550   (12)        (1,950)
                                                       -----------         -----------        ----------           ----------
  Earnings (loss) before extraordinary
    items applicable to common stock.................  $    14,732         $    (3,440)       $     (383)          $   10,909
                                                       ===========         ===========        ==========           ==========

OTHER OPERATING DATA:
  Depreciation and amortization......................  $    12,775         $    36,678                             $   56,835
  EBITDA(14).........................................       50,937              59,117                                131,613

Primary earnings per share:
  Earnings (loss) before extraordinary items.........  $      1.39         $     (0.38)                            $     0.77
                                                       ===========         ===========                             ==========
  Weighted average common shares outstanding.........   10,617,722           9,023,958                             16,773,687  (13)
                                                       ===========         ===========                             ==========

Fully diluted earnings per share:
  Earnings (loss) before extraordinary items ........                      $        --                             $     0.77
                                                                           ===========                             ==========
  Weighted average common shares outstanding.........                       14,413,901                             16,773,687  (13)
                                                                           ===========                             ==========





 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 27, 1997

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                 HISTORICAL                               PRO FORMA
                                                       -------------------------------        --------------------------------
                                                        PILLOWTEX          FIELDCREST         ADJUSTMENTS            COMBINED
                                                       -----------         -----------        -----------          -----------
Net sales............................................  $   370,633         $   820,635         $       --          $ 1,191,268
Cost of goods sold...................................      305,674             695,615              2,784    (7)       998,887
                                                                                                   (5,186)   (8)
  Gross profit.......................................       64,959             125,020              2,402              192,381

Selling, general, and administrative expenses........       33,728              85,563               (398)  (1c)       111,100
                                                                                                      310    (7)
                                                                                                  (10,983)   (8)
                                                                                                    3,199    (7)
                                                                                                     (319)   (9)
  Earnings from operations...........................       31,231              39,457             10,593               81,281

Nonoperating (income) expense:
  Interest expense...................................       13,957              18,708             19,140   (10)        51,805
  Other income, net..................................           --              (2,021)                --               (2,021)
                                                       -----------         -----------         ----------          -----------
      Total nonoperating expense.....................       13,957              16,687             19,140               49,784
                                                       -----------         -----------         ----------          -----------

  Earnings before income taxes and extraordinary
   items.............................................       17,274              22,770             (8,547)              31,497

Income taxes.........................................        6,702               8,087             (1,084)  (11)        13,705
                                                       -----------         -----------         ----------          -----------

  Earnings before extraordinary items................       10,572              14,683             (7,463)              17,792

Preferred dividends..................................           --              (3,375)             1,912   (12)        (1,463)
                                                       -----------         -----------         ----------          -----------
  Earnings before extraordinary items applicable
    to common stock..................................  $    10,572         $    11,308         $   (5,551)         $    16,329
                                                       ===========         ===========         ==========          ===========

OTHER OPERATING DATA:
  Depreciation and amortization......................  $    10,642         $    26,241                             $    42,459
  EBITDA(14).........................................       41,873              65,698                                 123,740

Primary earnings per share:
  Earnings before extraordinary items................  $      0.99         $      1.23                             $      1.06  (13)
                                                       ===========         ===========                             ===========
  Weighted average common shares outstanding.........   10,669,225           9,204,171                              16,825,190
                                                       ===========         ===========                             ===========

Fully diluted earnings per share:
  Earnings before extraordinary items................                      $      1.23                             $      1.06  (13)
                                                                           ===========                             ===========
  Weighted average common shares outstanding.........                        9,247,477                              16,825,190
                                                                           ===========                             ===========




 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


(1) In connection with the Merger, each outstanding share of Fieldcrest Common Stock will be converted into the right to receive total consideration valued at $34.00, assumed to consist of $27.00 in cash and 0.292 shares of Pillowtex Common Stock, and each outstanding share of Fieldcrest Preferred Stock will be converted into a right to receive total consideration valued at $58.12, assumed to consist of $46.15 in cash and 0.499 shares of Pillowtex Common Stock. For purposes of the unaudited pro forma combined financial information contained herein, the fair market value of Pillowtex Common Stock is assumed to be $24.00 per share, which approximates the market price of the Pillowtex Common Stock on September 10, 1997, the trading day immediately preceding the date of the first public announcement of the Merger. The aggregate purchase price assumed to be paid by Pillowtex in connection with the acquisition of Fieldcrest pursuant to the Merger is summarized below.



ISSUANCE OF PILLOWTEX COMMON STOCK:
Number of shares of Fieldcrest Common Stock assumed to be outstanding at the
  Effective Time                                                                                   9,243,602
Assumed conversion ratio                                                                               0.292
                                                                                              --------------
Number of shares of Pillowtex Common Stock assumed to be issued to holders of
  Fieldcrest Common Stock in connection with the Merger                                            2,699,132
                                                                                              --------------


Number of shares of Fieldcrest Preferred Stock assumed to be outstanding at the
  Effective Time                                                                                   1,500,000
Assumed conversion ratio                                                                               0.499
                                                                                              --------------
Number of shares of Pillowtex Common Stock assumed to be issued to holders of
  Fieldcrest Preferred Stock in connection with the Merger                                           748,500
                                                                                              --------------

Total shares of Pillowtex Common Stock assumed to be issued in connection with the
  Merger                                                                                           3,447,632

AGGREGATE PURCHASE PRICE:
Cash assumed to be paid to holders of Fieldcrest Common Stock (9,243,602 shares at
  $27.00 per share)                                                                           $  249,577,000
Cash assumed to be paid to holders of Fieldcrest Preferred Stock (1,500,000 shares at
  $46.15 per share)                                                                               69,225,000
Assumed fair value of Pillowtex Common Stock assumed to be issued in connection
  with the Merger (3,447,632 shares at $24.00 per share)                                          82,743,000
Severance costs assumed to be incurred in connection with the Merger                              15,000,000    (i)
Assumed settlement of Fieldcrest Options and Fieldcrest SARs                                       6,641,000    (a)
Early call premium on Fieldcrest 11.25% Senior Subordinated Debentures                             4,250,000
Financial advisors, legal, accounting, and other professional fees                                12,799,000
                                                                                              --------------

Aggregate purchase price                                                                      $  440,235,000
                                                                                              ==============

Aggregate purchase price                                                                         $  440,235,000
Less net book value of assets acquired                                                              229,321,000
                                                                                                 --------------

Excess of cost over net book value of assets acquired                                               210,914,000

Less adjustments to record assets and liabilities acquired
  at fair market value:
    Inventory                                                              38,000,000     (b)
    Property, plant, and equipment                                         50,000,000     (c)
    Goodwill                                                               (6,465,000)    (d)
    Other assets                                                          (27,051,000)    (e)
    Deferred income taxes - current                                       (13,300,000)    (f)
    Long-term debt                                                         12,812,000     (g)
    Deferred income taxes - noncurrent                                    (13,715,000)    (f)        40,281,000
                                                                       --------------            --------------

Excess of cost over fair market value of net assets                                              $  170,633,000
                                                                                                 ==============
  acquired (h)



         (a) Reflects the settlement of the Fieldcrest Options and Fieldcrest SARs assuming (i) that the holder of each Fieldcrest Option outstanding as of September 30, 1997 elects to receive an amount in cash equal to the difference between $34.00 and the per share exercise price of such Fieldcrest Option and (ii) that the holder of each Fieldcrest SAR outstanding as of September 30, 1997 is paid cash in an amount equal to the product of (i) the difference between $34.00 and the grant price of such Fieldcrest SAR and (ii) the number of shares subject to such Fieldcrest SAR, in each case as provided in the Merger Agreement.



         (b) Reflects principally the elimination of Fieldcrest's last-in, first-out reserve, together with certain offsetting adjustments necessary to state inventory at fair market value.



         (c) Reflects a preliminary adjustment to fair value of Fieldcrest's property, plant, and equipment. The preliminary adjustment is based upon internal estimates and is allocated as follows:




                        Land                                          $  5,000,000
                        Buildings                                       20,000,000
                        Machinery and Equipment                         25,000,000
                                                                      ------------
                                                                      $ 50,000,000
                                                                      ============


         (d) Reflects the elimination of Fieldcrest's existing goodwill of $6,465,000. The reversal of the related amortization was $530,000 for the year ended December 28, 1996 and $398,000 for the nine months ended September 27, 1997.



         (e) Reflects an adjustment to record the (i) preliminary fair value remeasurement of Fieldcrest's pension asset resulting in a reduction of $17,049,000, (ii) elimination of the asset related to the Fieldcrest licensing agreement with Pillowtex of $6,576,000, and (iii) write-off of the unamortized balance of debt issuance costs related to Fieldcrest's bank credit facility and 11.25% Senior Subordinated Debentures of $3,426,000.



         (f) To record a $27,015,000 deferred tax liability related to the temporary difference between the financial statement carrying amount and the tax basis of the Fieldcrest acquired assets as adjusted at an assumed income tax rate of 35.0% for the years in which those differences are expected to be recovered or settled.



         (g) Reflects the adjustment to record the Fieldcrest Convertible Debentures at an amount that approximates the market value of the Fieldcrest Convertible Debentures on September 10, 1997, the trading day immediately preceding the date of the first public announcement of the Merger. The discount of

                  $12,812,000 will be amortized to interest expense using the interest method over the remaining life of the Fieldcrest Convertible Debentures.



                  If it were assumed that all of the outstanding Fieldcrest Convertible Debentures were converted into shares of Fieldcrest Common Stock immediately prior to the Effective Time (rather than remaining outstanding), then (i) at September 27, 1997, on a pro forma combined basis, Pillowtex would have had total assets of $1,428,346,000, total long-term debt of $795,003,000, and total shareholders' equity of $210,999,000, (ii) for the fiscal year ended December 28, 1996, on a pro forma combined basis, Pillowtex would have had interest expense of $53,475,000, earnings before income taxes and extraordinary items of $27,373,000, earnings before extraordinary items of $15,060,000, and earnings before extraordinary items per share of $0.86, and (iii) for the nine months ended September 27, 1997, on a pro forma combined basis, Pillowtex would have had interest expense of $49,801,000, earnings before income taxes and extraordinary items of $33,850,000, earnings before extraordinary items of $19,353,000, and earnings before extraordinary items per share of $1.10.



         (h) Upon completion of its determination of fair values, Pillowtex may identify intangible assets (such as trade names) to which a portion of the purchase price should be allocated. Pillowtex believes that the amortization period for such identifiable intangible assets will also be 40 years.



         (i) Reflects severance costs to be incurred in connection with the Merger in accordance with EITF 95-3.




(2) Reflects the adjustment to record the following:

Initial borrowings under the New Pillowtex Bank Facilities         $  430,155,000
Gross proceeds from the issuance and sale of New Pillowtex            150,000,000
  Subordinated Debentures
Gross proceeds from the issuance and sale of  Pillowtex
  Preferred Stock                                                      65,000,000
Cash assumed to be paid to holders of Fieldcrest Common Stock
  (9,243,602 shares at $27.00 per share)                             (249,577,000)
Cash assumed to be paid to holders of Fieldcrest Preferred Stock
  (1,500,000 shares at $46.15 per share)                              (69,225,000)
Repayment of Pillowtex's revolving credit facility                    (86,350,000)
Repayment of Fieldcrest's revolving credit facility                   (100,00,000)
Satisfaction and discharge of Fieldcrest's 11.25% Senior
  Subordinated Debentures                                             (85,000,000)
Severance costs assumed to be incurred in connection with the
   Merger (see note (1)(i))                                           (15,000,000)
Assumed settlement of Fieldcrest Options and Fieldcrest SARs
  (see note 1(a))                                                      (6,641,000)
Early call premium on Fieldcrest 11.25% Senior Subordinated
  Debentures                                                           (4,250,000)
Financial advisors, legal, accounting, and other professional fees    (29,112,000)
                                                                   $         --
                                                                   ==============



(3) Reflects the adjustment to (a) write off the unamortized balance of debt issuance costs related to the existing Pillowtex bank credit facility of $1,600,000, (b) record the related tax benefit of $632,000 and (c) record a net reduction in retained earnings of $968,000.

(4) Reflects the adjustment to record the following:

        Additional bank borrowings required to finance the Merger     $   430,155,000
        Issuance and sale of New Pillowtex Subordinated Debentures        150,000,000
        Repayment of Pillowtex's revolving credit facility                (86,350,000)
        Repayment of Fieldcrest's revolving credit facility              (100,000,000)
        Satisfaction and discharge of Fieldcrest's 11.25% Senior
          Subordinated Debentures                                         (85,000,000)
        Discount of the Fieldcrest Convertible Debentures at
          fair market value (see note 1(g))                               (12,812,000)
                                                                      ---------------
                                                                      $   295,993,000


         Additionally, debt issuance costs of $14,813,000 were incurred in connection with the Merger.


(5) Reflects the issuance and sale of 65,000 shares of Pillowtex Preferred Stock at an offering price of $1,000 per share, net of estimated offering costs of $1,500,000.




(6) Reflects the (i) elimination of Fieldcrest's equity which will be cancelled upon consummation of the Merger, (ii) issuance of 3,447,632 shares of Pillowtex Common Stock at a par value of $0.01 in connection with the Merger, and (iii) the related additional paid-in capital of $82,709,000.



(7) Reflects incremental depreciation and amortization expense as a result of the preliminary adjustment to fair value of Fieldcrest's property, plant, and equipment and the excess of cost over fair market value of the net assets acquired (see note 1) as follows:



                                                                      YEAR ENDED              NINE MONTHS
                                                 ESTIMATED           DECEMBER 28,                ENDED
                                                USEFUL LIFE              1996             SEPTEMBER 27, 1997
                                            ------------------  ----------------------- --------------------
Additional depreciation of Fieldcrest
  Merger property, plant, and

  equipment                                    8 to 20 years        $  4,125,000             $  3,094,000
                                                                    ============             ============
Amortization of excess of cost over              40 years           $  4,266,000             $  3,199,000
                                                                    ============             ============
  fair value of net assets acquired



(8) Reflects the elimination of duplicate corporate expenses of $21,559,000 for the year ended December 28, 1996 and $16,169,000 for the nine months ended September 27, 1997.



(9) Reflects the reversal of the amortization related to Pillowtex's debt issuance costs which have been written off in connection with the Merger (see note 3) of $479,000 for the year ended December 28, 1996 and $319,000 for the nine months ended September 27, 1997.



(10) Reflects an adjustment to record additional interest expense, amortization of debt issuance costs, and the amortization of the discount on the Fieldcrest Convertible Debentures incurred in connection with the Merger. For each 1 expense would change by $556,000 and $511,000 for the year ended December 28, 1996 and the nine months ended September 27, 1997, respectively.



         If, in lieu of the issuance and sale of $135,000,000 aggregate principal amount of New Pillowtex Subordinated Notes, Pillowtex were assumed to have borrowed $135,000,000 under the Standby Bridge Bank Facility, then (i) for the year ended December 28, 1996, on a pro forma combined basis, Pillowtex would have had interest expense of $58,078,000, earnings before income taxes and extraordinary items of $22,304,000, earnings before extraordinary items of $11,809,000, and earnings before extraordinary items per share of $0.70 and (ii) for the nine months ended September 27, 1997, on a pro forma combined basis, Pillowtex would have had interest expense of $58,194,000, earnings before income taxes and extraordinary items of $25,108,000, earnings before extraordinary items of $13,927,000, and earnings before extraordinary items per share of $0.80.

(11) Reflects the income tax benefit related to the effects of the pro forma adjustments based upon an assumed composite income tax rate of 39.5%.



(12) Reflects an adjustment to (i) reverse Fieldcrest's historical preferred stock dividends and (ii) record the dividends on the Pillowtex Preferred Stock assuming a 3% dividend rate as follows:



                                                                         YEAR ENDED           NINE MONTHS
                                                                        DECEMBER 28,             ENDED
                                                                            1996          SEPTEMBER 27, 1997
                                                                      -----------------  -------------------

Reversal of historical Fieldcrest Preferred Stock dividends             $ (4,500,000)       $ (3,375,000)
Addition of Pillowtex Preferred Stock dividends                            1,950,000           1,463,000
                                                                        ------------        ------------
                                                                        $ (2,550,000)       $ (1,912,000)
                                                                        =============       =============



         If Pillowtex were to fail to attain specified earnings per share targets in 1999, dividends for fiscal years after 1999 would increase from the initial 3.0% rate to 7.0% or 10.0% and Pillowtex would be required to pay an additional dividend consisting of shares of Pillowtex Preferred Stock, in each case as described below in "Description of Pillowtex Capital Stock--Series A Redeemable Convertible Preferred Stock--Dividends."


(13) The assumed conversion of the Fieldcrest Convertible Debentures would have an anti-dilutive effect on earnings per share for the year ended December 28, 1996, and for the nine months ended September 27, 1997, and therefore has been excluded from the computation thereof.



(14) EBITDA is income before income taxes plus depreciation and amortization expense and interest expense net. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness; however, EBITDA should not be considered as an alternative to net income (as a measure of operating results) or to cash flows (as a measure of liquidity) computed in accordance with generally accepted accounting principles. In addition, EBITDA as presented herein may not be directly comparable to EBITDA as reported by other companies.

    DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As a result of the consummation of the Merger and the Financing Transactions, Pillowtex will operate the existing businesses of Pillowtex and Fieldcrest on a combined basis under a new capital structure. See "Pro Forma Capitalization of Pillowtex" and "Unaudited Pro Forma Combined Financial Information of Pillowtex." Accordingly, the financial condition and results of operations of Pillowtex after the Closing Date will not be directly comparable to the historical financial conditions or results of operations of Pillowtex and Fieldcrest, either individually or on a combined basis. See Pillowtex's and Fieldcrest's managements' discussions and analyses of the historical financial conditions and results of operations of Pillowtex and Fieldcrest, respectively, included in the Pillowtex Reports and the Fieldcrest Reports incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents in Reference."

     Pillowtex will have three principal sources of liquidity during the period immediately following the Closing Date: (i) cash on hand, (ii) borrowing capacity under the New Pillowtex Bank Facilities, and (iii) cash generated by operations. See "Unaudited Pro Forma Combined Financial Information of Pillowtex" and "Merger Financing--New Pillowtex Bank Facilities." Immediately following the Closing Date, Pillowtex expects to have at least $143.5 million of borrowing capacity under the New Pillowtex Bank Facilities.

     As a result of the Merger, each Fieldcrest Convertible Debenture will become convertible, at the option of the holder, into cash and shares of Pillowtex Common Stock as contemplated by the Merger Agreement. See "The Merger -- The Merger Agreement -- Treatment of the Fieldcrest Convertible Debentures." Pillowtex expects to utilize funds available under the New Pillowtex Bank Facilities to pay any cash due upon conversion of Fieldcrest Convertible Debentures. If all of the outstanding Fieldcrest Convertible Debentures were so converted following the consummation of the Merger, cash in the amount of approximately $71.1 million would be due and payable to the holders thereof.

     Pillowtex anticipates that it will incur certain restructuring charges related to the integration of the operations of Pillowtex and Fieldcrest during the fourth quarter of 1997 or the first quarter of 1998. The charges are estimated to total approximately $5.5 million, of which approximately $1.9 million relate to cash items. Such unusual charges include costs related to consolidation of manufacturing and distribution facilities, severance obligations, and integration of management information systems.



                                MERGER FINANCING

INTRODUCTION

     In order to finance the Merger and the repayment of certain indebtedness of Fieldcrest, refinance the existing senior bank credit facility of Pillowtex, and provide working capital for the combined enterprise that will result from the Merger, Pillowtex has negotiated and entered into (i) the New Pillowtex Bank Facilities Commitment with NationsBank of Texas, N.A., which provides for new senior revolving credit and term loan facilities and (ii) the Pillowtex Preferred Stock Commitment with Apollo, which provides for the issuance and sale of 65,000 shares of Pillowtex Preferred Stock. In addition, Pillowtex has negotiated and entered into the Standby Bridge Loan Facility Commitment with NationsBridge, L.L.C., which provides for a standby bridge loan facility. Pillowtex intends to finance the Merger and the repayment of certain indebtedness of Fieldcrest and to refinance the existing senior bank credit facility of Pillowtex through a combination of (i) borrowings under the New Pillowtex Bank Facilities, (ii) the issuance and sale of Pillowtex Preferred Stock, and (iii) the issuance and sale of New Pillowtex Subordinated Notes. In the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date, Pillowtex may borrow an amount corresponding to such shortfall under the Standby Bridge Loan Facility.

     The financings contemplated by the Financing Commitments, together with the proposed sale by Pillowtex of the New Pillowtex Subordinated Notes, are briefly summarized below.

     The obligations of third parties under the Financing Commitments to extend loans or purchase Pillowtex Preferred Stock, as the case may be, are subject to various specified conditions. Because such conditions relate to matters beyond Pillowtex's control, there can be no assurance that such conditions will be timely satisfied.

NEW PILLOWTEX BANK FACILITIES


     The New Pillowtex Bank Facilities Commitment provides for, on the terms and subject to the conditions set forth therein, (i) a $350.0 million revolving credit facility (including $40.0 million for standby and commercial letters of credit and up to $15.0 million for swing line loans) (the "Revolver") and (ii) a $250.0 million term loan facility (the "Term Loan"). The Term Loan will consist of a $125.0 million Tranche A Term Loan and a $125.0 million Tranche B Term Loan. The Revolver will terminate on December 31, 2003. The Tranche A Term Loan and the Tranche B Term Loan will begin scheduled amortization of principal quarterly in arrears commencing in 1999 and 1998, respectively, with final maturities on December 31, 2003 and December 31, 2004, respectively. Pillowtex expects to draw fully on the Term Loan at the closing of the New Pillowtex Bank Facilities and to draw a portion of the Revolver contemporaneously with the closing of the Merger. Pillowtex will initially pay quarterly a commitment fee of 50 basis points per annum calculated on the unused portion of the Revolver. The commitment fee could, however, be reduced during future periods depending upon the ratio of Pillowtex's consolidated indebtedness to EBITDA.



     The Revolver and the Tranche A Term Loan will bear interest, at the option of Pillowtex, at a rate per annum equal to either (i) the LIBOR interbank rate, adjusted for reserves, plus a margin of up to 225 basis points, or (ii) the "Base Rate" (which is the higher of (a) the prime rate then in effect and published by NationsBank of Texas, N.A. and (b) the Federal Funds rate plus 0.5%), plus a margin of up to 75 basis points, subject to adjustments in accordance with the terms of the New Pillowtex Bank Facilities Commitment. The specific margin in any particular case will depend upon the ratio of Pillowtex's consolidated indebtedness to EBITDA, as calculated based upon Pillowtex's quarterly financial statements. The Tranche B Term Loan will bear interest on a similar basis, plus an additional margin of 50 basis points, but will not bear interest at a rate less than the LIBOR interbank rate plus 200 basis points or the Base Rate plus 50 basis points. The initial interest rates will not be less than (i) the LIBOR interbank rate plus 200 basis points or the Base Rate plus 50 basis points for the Revolver and the Tranche A Term Loan and (ii) the LIBOR interbank rate plus 250 basis points or the Base Rate plus 100 basis points for the Tranche B Term Loan, and will not be subject to any change until the receipt of Pillowtex's March 31, 1998 financial statements.



     The Revolver and the Term Loan will be guaranteed by each of the domestic subsidiaries of Pillowtex, including the Surviving Company and its domestic subsidiaries, and will be secured by first priority liens on all of the capital stock of each domestic subsidiary of Pillowtex, including the Surviving Company and its domestic subsidiaries, and by 65% of the capital stock of each foreign subsidiary of Pillowtex and Fieldcrest. Pillowtex will also grant a first priority security interest in all of its presently unencumbered and future domestic assets and properties and all presently unencumbered and future domestic assets and properties of each of its subsidiaries, including the Surviving Company and its subsidiaries. The Term Loan will be subject to mandatory prepayment from all net cash proceeds of asset sales and debt issuances by Pillowtex or any of its subsidiaries after the Merger (except for refinancing or redemption of the Standby Bridge Loan Facility, if utilized), 50% of the net cash proceeds of equity issuances by Pillowtex or any of its subsidiaries after the Merger (excluding equity proceeds that are applied to repay or redeem the Standby Bridge Loan Facility, if utilized), and 75% of excess cash flow. All mandatory prepayments will be applied pro rata between the Tranche A Term Loan and the Tranche B Term Loan (and within each tranche pro rata) to reduce the remaining installments of principal.



     The initial funding of the New Pillowtex Bank Facilities will be subject to various conditions precedent, including, among others: (i) Pillowtex having not less than $40.0 million of availability under the Revolver immediately after the initial funding of the New Pillowtex Bank Facilities; (ii) Pillowtex having issued not less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes and/or Bridge Notes; (iii) Pillowtex having issued not less than $65.0 million aggregate liquidation preference of Pillowtex Preferred Stock; and (iv) Pillowtex having issued new common stock in connection with the Merger for not less than 20.58% of the aggregate value of the Fieldcrest Common Stock and Fieldcrest Preferred Stock outstanding. The New Pillowtex Bank Facilities Commitment provides that the definitive documentation will include representations, warranties, and covenants (including financial covenants) usual and customary for credit facilities such as the New Pillowtex Bank Facilities, and that the New Pillowtex Bank Facilities will be subject to usual and customary events of default, including without limitation nonpayment of principal, interest, or fees, violation of any covenant, inaccurate representations and warranties, bankruptcy, actual or asserted invalidity of any loan documents or security interests, change of control, and cross-default with other material agreements and indebtedness of Pillowtex.

PILLOWTEX PREFERRED STOCK

     The Pillowtex Preferred Stock Commitment provides for, on the terms and subject to the conditions set forth therein, the issuance and sale to Apollo of 65,000 shares of Pillowtex Preferred Stock as of the Closing Date. The issuance and sale of such shares are expected to result in net proceeds to Pillowtex of approximately $63.5 million. For a description of the terms of the Pillowtex Preferred Stock, see "Description of Pillowtex Capital Stock--Series A Redeemable Convertible Preferred Stock."


     The purchase by Apollo of Pillowtex Preferred Stock pursuant to the Pillowtex Preferred Stock Commitment will be subject to various conditions precedent including, among others: (i) Pillowtex having not less than $40.0 million of availability under the Revolver immediately after the funding of the New Pillowtex Bank Facilities; (ii) Pillowtex having entered into definitive documentation for the New Pillowtex Bank Facilities as contemplated by the New Pillowtex Bank Facilities Commitment and all conditions to the initial funding thereunder having been satisfied; (iii) Pillowtex having issued not less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes and/or Bridge Notes; and (iv) Pillowtex and Fieldcrest having no outstanding indebtedness for borrowed money or preferred stock other than (a) the existing industrial revenue bonds of Pillowtex and Fieldcrest, (b) the Existing Pillowtex Subordinated Notes, (c) the Fieldcrest Convertible Debentures, and (d) other indebtedness for borrowed money not exceeding $1.0 million.


     Pursuant to the Pillowtex Preferred Stock Commitment, holders of 20% or more of the outstanding Pillowtex Preferred Stock will be provided with reasonable access to management of Pillowtex and with detailed financial and operating data.

     Pursuant to the Pillowtex Preferred Stock Commitment, upon the occurrence of certain conditions, holders of Pillowtex Preferred Stock will have the right to require Pillowtex to file a registration statement with the Commission to register shares of Pillowtex Common Stock receivable by such holders upon conversion of Pillowtex Preferred Stock. Holders will also have so-called "piggyback" registration rights with respect to shares of Pillowtex Common Stock receivable upon conversion of Pillowtex Preferred Stock.

NEW PILLOWTEX SUBORDINATED NOTES


     Pillowtex intends to issue and sell up to $150.0 million aggregate principal amount of its New Pillowtex Subordinated Notes on or prior to the Closing Date. Although the specific terms of the New Pillowtex Subordinated Notes have not yet been established, (i) for purposes of the pro forma combined financial information presented in this Joint Proxy Statement/Prospectus, the principal thereof is assumed to bear interest at a rate of 93 payable semi-annually in arrears, (ii) the New Pillowtex Subordinated Notes are expected to be due and payable in full in 2007, and (iii) the indenture or other instrument under which they are to be issued is expected to contain affirmative, restrictive, and financial covenants and to specify events of default generally comparable to the covenants and events of default contained and specified in the indenture pursuant to which the Existing Pillowtex Subordinated Notes were issued. See "Other Post-Merger Indebtedness of Pillowtex--Existing Pillowtex Subordinated Notes." For purposes of the pro forma combined financial information presented in the Joint Proxy Statement/Prospectus, it has been assumed that the New Pillowtex Subordinated Notes will be issued and sold as of the Closing Date, resulting in net proceeds to Pillowtex of approximately $146.4 million.


STANDBY BRIDGE LOAN FACILITY

     The Standby Bridge Loan Facility Commitment provides for, on the terms and subject to the conditions set forth therein, a standby bridge loan facility pursuant to which up to $150.0 million will be available to Pillowtex to finance the Merger and complete the related refinancings in the event that less than $135.0 million aggregate principal amount of New Pillowtex Subordinated Notes shall have been issued and sold as of the Closing Date. Pillowtex presently does not intend to utilize the Standby Bridge Loan Facility. In the event it becomes necessary to utilize the Standby Bridge Loan Facility, borrowings thereunder would initially be evidenced by senior subordinated bridge notes ("Bridge Notes"). The terms of the Bridge Notes would be less favorable to Pillowtex than the anticipated terms of the New Pillowtex Subordinated Notes. Interest on the Bridge Notes would be payable at a floating rate higher than the fixed rate of interest expected to be borne by the New Pillowtex Subordinated Notes, which floating rate would increase at specified intervals as long as the Bridge Notes were outstanding (subject to certain limitations). The Bridge Notes would mature one year from the date of issuance and, if not repaid in full, could, subject to certain conditions, be satisfied at that time through the issuance and delivery of senior subordinated rollover notes with a maturity of nine years (the "Rollover Notes"). Interest on the Rollover Notes would also be payable at a floating rate which would increase at specified intervals (subject to certain limitations).

                   OTHER POST-MERGER INDEBTEDNESS OF PILLOWTEX

INTRODUCTION

     The principal long-term indebtedness of Pillowtex expected to be outstanding following the Merger, in addition to the indebtedness described under "Merger Financing" above, is described briefly below.

EXISTING PILLOWTEX SUBORDINATED NOTES


     Pillowtex presently has outstanding $125.0 million aggregate principal amount of its 10% Senior Subordinated Notes due 2006 (the "Existing Pillowtex Subordinated Notes"). The Existing Pillowtex Subordinated Notes bear interest at a rate of 10% per annum, payable semiannually in arrears on May 15 and November 15 of each year. The Existing Pillowtex Subordinated Notes are scheduled to mature in their entirety on November 15, 2006. Pillowtex has the option to redeem the Existing Pillowtex Subordinated Notes, in whole or in part, at any time on or after November 15, 2001, at redemption prices starting at 105% of stated principal on November 15, 2001 and decreasing at a rate of 1.667% per year to 100% on and after November 15, 2004, plus all accrued and unpaid interest to the redemption date. There is no mandatory redemption of the Existing Pillowtex Subordinated Notes except upon a change in control. Upon the occurrence of a change in control, each holder of Existing Pillowtex Subordinated Notes will have the right to require Pillowtex to repurchase all or any part of such holder's Existing Pillowtex Subordinated Notes pursuant to a change of control offer at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon to the date of purchase. The Merger will not constitute a change in control for purposes of the Existing Pillowtex Subordinated Notes.


     The Existing Pillowtex Subordinated Notes are subject to certain covenants which restrict, among other things, Pillowtex's ability to incur additional indebtedness and issue preferred stock, incur liens to secure subordinated indebtedness, pay dividends or make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the Existing Pillowtex Subordinated Notes, merge or consolidate with any other person, sell stock of subsidiaries, or sell, assign, transfer, lease, convey, or otherwise dispose of substantially all of the assets of Pillowtex.

FIELDCREST CONVERTIBLE DEBENTURES


     Fieldcrest presently has outstanding $116.5 million aggregate principal amount of its 6.0% Convertible Subordinated Debentures due 2012. After the Effective Time, the Fieldcrest Convertible Debentures will remain outstanding as debt obligations of the Surviving Company. The Fieldcrest Convertible Debentures bear interest at the rate of 6.0% per annum payable on March 15 and September 15 of each year. The Fieldcrest Convertible Debentures are presently convertible into shares of Fieldcrest Common Stock at a conversion price of $44.25 per share, subject to adjustment upon the occurrence of certain events. As a result of the Merger, Fieldcrest Convertible Debentures will become convertible into the same consideration that a holder of the number of shares of Fieldcrest Common Stock into which such Fieldcrest Convertible Debentures might have been converted immediately prior to the Merger would be entitled to receive in the Merger. For example, a Fieldcrest Convertible Debenture having an aggregate principal amount of $1,000 will become convertible into (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 22.60 and
(ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 22.60.


     The Fieldcrest Convertible Debentures are presently redeemable at their stated principal amount, in whole or in part, at the option of Fieldcrest, plus any accrued and unpaid interest to the date of redemption. The Fieldcrest Convertible Debentures are subject to mandatory redemption at their stated principal amount plus any accrued and unpaid interest pursuant to a sinking fund provision whereby Fieldcrest is required on March 15 of the years 1997 to 2011 inclusive, to deposit with the indenture trustee an amount equal to 5.0% of the original $125.0 million aggregate principal amount of Fieldcrest Convertible Debentures. The sinking fund provision is designed to cause the redemption of 75% of the Fieldcrest Convertible Debentures as of their maturity date.

PILLOWTEX DEED OF TRUST NOTE


     Pillowtex presently has outstanding a $2.5 million deed of trust note collateralized by land and buildings (the "Pillowtex Trust Note"). The Pillowtex Trust Note bears interest at 10.5% per annum, payable monthly in arrears, and matures on July 1, 1998.


PILLOWTEX INDUSTRIAL REVENUE BONDS


     Pillowtex has certain obligations in respect of certain industrial revenue bonds issued by the Pennsylvania Economic Development Financing Authority (the "PEDFA Bonds"). The PEDFA Bonds are collateralized by certain funds established and agreements executed in connection with the issuance of the PEDFA Bonds, including an irrevocable direct pay letter of credit issued by NationsBank, N.A. (formerly NCNB National Bank of North Carolina), for the account of Pillowtex, in the initial face amount of $5.7 million in support of the PEDFA Bonds. Such letter of credit provides assurance that payments on the PEDFA Bonds will be made as scheduled. The PEDFA Bonds bear interest, payable semiannually, at a variable rate (7.00% to 7.85% per annum), and mature serially in annual amounts ranging from $285,000 to $640,000 through April 1, 2002. Approximately $2.8 million aggregate principal amount of PEDFA Bonds is presently outstanding.



     Pillowtex also has certain obligations in respect of certain industrial revenue bonds issued by the Mississippi Business Finance Corporation (the "MBFC Bonds"). The MBFC Bonds are collateralized by buildings, equipment, and certain agreements executed in connection with the issuance of the MBFC Bonds, including
(i) a security interest in the lease agreement between Pillowtex (as lessee) and Tunica County, Mississippi, covering the real property on which Pillowtex constructed facilities with the proceeds of the issuance of the MBFC Bonds, and
(ii) an irrevocable direct pay letter of credit issued by NationsBank of Texas, N.A., for the account of Pillowtex, in the initial face amount of $4.7 million in support of the MBFC Bonds. The letter of credit provides assurance that payments on the MBFC Bonds will be made as scheduled. The MBFC Bonds bear interest, payable monthly (or, in certain circumstances, quarterly), at a variable rate (2.75% to 4.5% per annum), provide for annual principal payments of $460,000 beginning July 1, 1995, and mature on July 1, 2004. Approximately $3.2 million aggregate principal amount of MBFC Bonds is presently outstanding.


FIELDCREST INDUSTRIAL REVENUE BONDS


     Fieldcrest has certain obligations in respect of industrial revenue bonds issued by various state and municipal industrial authorities. First, Fieldcrest has certain obligations in respect of certain industrial revenue bonds issued by the Industrial Development Board of the City of Phenix City, Alabama (the "Phenix City Bonds"). The Phenix City Bonds are collateralized by land, equipment, buildings, and a security interest in the lease agreement between Fieldcrest (as lessee) and such Board covering the property and facilities that were acquired with the proceeds of the issuance of the Phenix City Bonds. The Phenix City Bonds bear interest, payable semiannually, at a rate equal to 5.63% per annum, and mature serially in annual amounts ranging from $165,000 to $335,000 through February 1, 1998. Approximately $355,000 aggregate principal amount of the Phenix City Bonds is presently outstanding.



     Fieldcrest also has certain obligations in respect of certain industrial revenue bonds issued by the Rowan County Industrial Facilities and Pollution Control Financing Authority of the State of North Carolina (the "Rowan County Bonds"). The Rowan County Bonds are collateralized by, among other things, a security interest in the lease agreement between Fieldcrest (as lessee) and such Authority covering the property and facilities that were acquired with the proceeds of the issuance of the Rowan County Bonds. The Rowan County Bonds bear interest, payable semiannually, at a rate equal to 7.25% per annum, and mature serially in annual amounts ranging from $165,000 to $190,000 through October 1, 2001. Approximately $685,000 aggregate principal amount of the Rowan County Bonds is presently outstanding.



     Fieldcrest has additional obligations in respect of certain industrial revenue bonds issued by the Industrial Development Board of the City of Scottsboro, Alabama (the "Scottsboro Bonds"). The Scottsboro Bonds are collateralized by land, equipment, buildings, and a security interest in the lease agreement between Fieldcrest (as lessee) and the Board covering the property that was acquired with the proceeds of the issuance of the Scottsboro Bonds. The Scottsboro Bonds bear interest, payable semiannually, at a rate equal to 6.75% per annum, provide for annual principal payments of $200,000 beginning September 1, 1998, and mature on September 1, 2002. Approximately $1.0 million aggregate principal amount of the Scottsboro Bonds is presently outstanding.

     Fieldcrest has further obligations in respect of certain industrial revenue bonds issued by the State Industrial Development Authority of the State of Alabama (the "Alabama Bonds"). The Alabama Bonds are collateralized by certain funds established and agreements executed in connection with the issuance of the Alabama Bonds, including an irrevocable direct pay letter of credit issued by CoreStates Bank, N.A., for the account of Fieldcrest, in the initial face amount of $10.2 million. Such letter of credit provides assurance that the payments on the Alabama Bonds will be made as scheduled. The Alabama Bonds bear interest at a variable rate (approximating the LIBOR interbank rate), and mature on July 1, 2021. Approximately $10.0 million aggregate principal amount of the Alabama Bonds is presently outstanding.



                     DESCRIPTION OF PILLOWTEX CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     General. The Pillowtex Articles provide that the authorized capital stock of Pillowtex consists of 30,000,000 shares of Pillowtex Common Stock, and 20,000,000 shares of preferred stock, per value $0.01 per share.

     Common Stock. The holders of Pillowtex Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights of any issued and outstanding preferred stock, including the Pillowtex Preferred Stock, holders of Pillowtex Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Pillowtex Board out of funds legally available therefor. In the event of a liquidation, dissolution, or winding-up of Pillowtex, holders of Pillowtex Common Stock are entitled to share ratably in all assets of Pillowtex, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock, including the Pillowtex Preferred Stock. Holders of Pillowtex Common Stock have no preemptive rights, no cumulative voting rights, and no rights to convert their shares of Pillowtex Common Stock into any other securities of Pillowtex or any other entity. The Pillowtex Common Stock is not subject to redemption or sinking fund redemption.

     The Pillowtex Common Stock is listed on the New York Stock Exchange under the symbol "PTX." Chase Mellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Pillowtex Common Stock.

     Preferred Stock. The Pillowtex Board has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and, subject to the terms of any issued and outstanding preferred stock (including without limitation the Pillowtex Preferred Stock), to fix the designations, preferences, limitations, and relative rights of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the holders of Pillowtex Common Stock. The issuance of one or more series of preferred stock will likely decrease the amount of earnings and assets available for distribution to holders of Pillowtex Common Stock as dividends or upon liquidation, respectively, and may adversely affect the rights and powers, including voting rights, of the holders of Pillowtex Common Stock. The issuance of preferred stock also could have the effect of delaying, deterring, or preventing a change in control of Pillowtex.

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     General. The Pillowtex Preferred Stock Commitment provides for, on the terms and subject to the conditions set forth therein, the issuance and sale to Apollo of 65,000 shares of Pillowtex Preferred Stock at an offering price of $1,000 per share, which is expected to result in net proceeds to Pillowtex of approximately $63.5 million. See "Merger Financing--Pillowtex Preferred Stock."


     Liquidation Preference; Ranking. Each share of Pillowtex Preferred Stock will have a liquidation preference of $1,000, plus accrued and unpaid dividends (the "Liquidation Preference"). The Pillowtex Preferred Stock will rank senior in right of payment to all common equity stock and all other classes of preferred stock of Pillowtex (other than parity securities), but will rank junior in right of payment to all indebtedness of Pillowtex. The terms of the Pillowtex Preferred Stock will restrict, among other things, Pillowtex's ability to pay dividends or make certain other restricted payments on the Pillowtex Common Stock.

     Dividends. Subject to the provisions described below, the Pillowtex Preferred Stock will accrue dividends from the issue date through and including December 31, 1999 at a rate per annum equal to 3.0%. Beginning on January 1, 2000 through and including the date ten and one-half years after the initial issuance of the Pillowtex Preferred Stock (the "Mandatory Redemption Date"), the Pillowtex Preferred Stock will accrue dividends, based upon Pillowtex's earnings per share for the 1999 fiscal year ("1999 EPS"), at a rate per annum ("Applicable Dividend Rate") equal to (i) 3.0%, if 1999 EPS is greater than or equal to $2.70, (ii) 7.0%, if 1999 EPS is greater than or equal to $2.35 but less than $2.70, or (iii) 10.0%, if 1999 EPS is less than $2.35. Pillowtex may at its option pay dividends in cash during each quarterly period during calendar years 1998 and 1999 at a rate in excess of 3.0%. Following the date on which the final determination of 1999 EPS is made ("Final Determination Date"), Pillowtex will promptly determine the aggregate amount of dividends actually paid (whether in cash or additional shares of Pillowtex Preferred Stock) (the "Aggregate Dividends Paid") and the aggregate amount of dividends that would have been paid on the Pillowtex Preferred Stock from the issue date of the Pillowtex Preferred Stock through and including the last Dividend Payment Date prior to the Final Determination Date ("Aggregate Dividends Owed"), assuming (i) the dividend rate for calendar 1997 (if applicable) and calendar 1998 was (a) 3.0% per annum if 1999 EPS is equal to or greater than $2.35 or (b) 10.0% per annum if 1999 EPS is less than $2.35, (ii) the dividend rate for calendar 1999 was the Applicable Dividend Rate, and (iii) any incremental dividends included in calculating dividends described in clauses (i) and (ii) which were not paid after giving effect to dividends paid (whether in cash or in shares of Pillowtex Preferred Stock) as of the Dividend Payment Date with respect to which they were paid, were paid in additional shares of Pillowtex Preferred Stock (including the effect of all dividends earned on unpaid dividends). If the Aggregate Dividends Paid is less than the Aggregate Dividends Owed, Pillowtex will pay to the holders of Pillowtex Preferred Stock a number of additional shares of Pillowtex Preferred Stock equal to the difference between the Aggregate Dividends Owed and the Aggregate Dividends Paid (the "Catch Up Dividend"). If the Aggregate Dividends Paid is more than the Aggregate Dividends Owed, then an amount equal to the difference will be offset against dividends payable on the next succeeding Dividend Payment Date or Dividend Payment Dates, as the case may be. The following table sets forth for each of the three categories of 1999 EPS indicated the applicable dividend rate from and after January 1, 2000 and the number of shares to be issued as a Catch Up Dividend (assuming that the Pillowtex Preferred Stock were to be initially issued on December 31, 1997, that dividends due prior to January 1, 2000 are paid in cash when due at a rate per annum of 3.0%, and that the Determination Price is $24.00 per share):


                                APPLICABLE DIVIDEND
                                  ACCRUAL RATE AT          APPLICABLE CATCH UP
           1999 EPS               JANUARY 1, 2000               DIVIDEND
------------------------  --------------------------- ------------------------
$2.70 or greater                   3.0% per annum                   N/A
$2.35 to $2.69                     7.0% per annum             2,669.05 shares
$2.34 or less                     10.0% per annum             9,952.15 shares

If the Determination Price is less than $23.00, each of the $2.35 and $2.70 targets for 1999 EPS will be reduced by an amount equal to the product of (x)
0.065 and (y)(i) $23.00 minus (ii) the Determination Price. All dividends will be cumulative, whether or not declared, on a daily basis from the date of issuance and will be payable quarterly, in arrears, on March 31, June 30, September 30, and December 31 (each a "Dividend Payment Date"). Dividends (in the form of additional dividends due) will compound quarterly on all unpaid dividends from the Dividend Payment Date with respect thereto until the date of payment. At the option of Pillowtex, dividends other than the Catch Up Dividend will be payable either in cash or in kind (through the issuance of additional shares of Pillowtex Preferred Stock) for the first five years after issuance and will be payable only in cash thereafter.

     In the event that after the fifth anniversary of the initial issuance of the Pillowtex Preferred Stock, Pillowtex fails to pay dividends in cash on the Dividend Payment Date when due, the dividend rate applicable to any period in which any such dividends remain unpaid will be increased by 0.5% per quarter for each quarter in which any such dividends remain unpaid (such rate increase, the "Dividend Increase"). The applicable dividend rate plus the Dividend Increase applicable to any period will not exceed the lesser of (i) 18.0% per annum and
(ii) the maximum rate permitted by applicable law. After a Dividend Increase, when Pillowtex pays all accrued and unpaid dividends, and upon the payment of dividends on the next Dividend Payment Date at the rate in effect prior to giving effect to any Dividend Increase, the annual dividend rate will be decreased to the otherwise applicable dividend rate.

     Conversion. At the option of the holders thereof, at any time or from time to time, each share of the Pillowtex Preferred Stock will be convertible into the number of shares of Pillowtex Common Stock as is determined by dividing (i) the sum of (a) $1,000 and (b) any unpaid dividends on such share by (ii) an initial conversion price equal to $24.00 per share, except that if the Determination Price is less than $23.00, then the conversion price will be equal to the Determination Price plus $1.00, subject to subsequent adjustment in certain circumstances to prevent dilution.


     Optional Redemption. Pillowtex will have the right to, at any time and from time to time after the fourth anniversary of the initial issuance of the Pillowtex Preferred Stock, call all or any portion of the Pillowtex Preferred Stock for redemption at a redemption price equal to (i) the Liquidation Preference plus (ii) the product of (a) a premium, which declines ratably from the percentage equal to the applicable dividend rate on such fourth anniversary to zero on the Mandatory Redemption Date, and (b) the Liquidation Preference (minus any accrued and unpaid dividends from the Dividend Payment Date prior to the date fixed for redemption).


     Mandatory Redemption. Each share of Pillowtex Preferred Stock will be subject to mandatory redemption on the Mandatory Redemption Date at a redemption price equal to $1,000, plus accrued and unpaid dividends.

     Voting Rights. Except as described below and as otherwise required by law, holders of Pillowtex Preferred Stock are not entitled to any vote on matters presented to shareholders of Pillowtex.


     So long as any shares of the Pillowtex Preferred Stock are outstanding, Pillowtex may not (i) amend the Pillowtex Articles so as to (a) affect adversely the specified rights, preferences, privileges, or voting rights of holders of shares of Pillowtex Preferred Stock or (b) authorize the issuance of additional shares of any class of senior securities or (ii) merge, consolidate, or enter into any other reclassification that would (a) materially affect adversely the special or relative rights, preferences, privileges, or voting rights of the Pillowtex Preferred Stock or (b) result in a breach of the terms of the Pillowtex Preferred Stock without, in any such case, the affirmative vote or consent of holders of more than 50% of the outstanding shares of the Pillowtex Preferred Stock. In addition, any amendment to the Pillowtex Articles that would alter in any material respect the dividend rates, liquidation preference, redemption rights, or conversion rights of the Pillowtex Preferred Stock will require the affirmative vote or consent of each holder of Pillowtex Preferred Stock.



     In the event of Pillowtex's failure to pay dividends or the occurrence of certain breaches that shall have continued for a period of 60 days after notice thereof from any holder of Pillowtex Preferred Stock, within 10 business days of such events, the number of members on the Pillowtex Board would be automatically increased by 25% and the holders of the Pillowtex Preferred Stock would be entitled to elect directors to fill the new positions created by such expansion, so long as such nonpayment of dividends and breaches were not cured after notice thereof, except that if the event of default related to (i) the failure to redeem the Pillowtex Preferred Stock, (ii) a breach of certain restrictions on Pillowtex's activities, or (iii) a bankruptcy event with respect to Pillowtex or any of its subsidiaries, there would be no 60-day grace period or right to cure and the holders' right to so elect directors would continue for as long as the Pillowtex Preferred Stock were outstanding.





FUTURE STOCK ISSUANCES


     In addition to the Pillowtex Common Stock to be issued or to become issuable to holders of Fieldcrest Common Stock, holders of Fieldcrest Preferred Stock, holders of Fieldcrest Options, and holders of Fieldcrest Convertible Debentures in connection with the Merger, the Pillowtex Preferred Stock to be issued to Apollo pursuant to the Pillowtex Preferred Stock Commitment, and the Pillowtex Common Stock and any additional Pillowtex Preferred Stock to be issuable pursuant to the terms of the Pillowtex Preferred Stock, Pillowtex is and may become obligated to issue additional shares of Pillowtex Common Stock pursuant to awards granted under equity-based compensation plans, including its 1993 Stock Option Plan.


     Pillowtex is also authorized to issue additional shares of capital stock from time to time. Under Texas law, in the absence of actual fraud in the transaction, the judgment of the directors as to the value of consideration received upon the issuance of a corporation's capital stock is conclusive. In addition, as permitted by Texas law, under the Pillowtex Articles Pillowtex's shareholders will not have preemptive rights to purchase additional shares of Pillowtex capital stock upon any issuance of such shares authorized by the Pillowtex Board. See "Risk Factors--Certain Provisions of Pillowtex's Articles of Incorporation, Bylaws, and other Agreements."


                           RESTRICTIONS ON RESALES OF
                      PILLOWTEX COMMON STOCK BY AFFILIATES

     The shares of Pillowtex Common Stock to be issued to the stockholders of Fieldcrest in the Merger are being registered under the Securities Act pursuant to the Registration Statement. However, because some stockholders of Fieldcrest are or may be "affiliates" of Fieldcrest at the time of the Fieldcrest Special Meeting, such persons will not be able to resell the Pillowtex Common Stock received by them in the Merger unless such Pillowtex Common Stock is registered for resale under the Securities Act, is sold in compliance with an applicable exemption from the registration requirements of the Securities Act, or is sold in compliance with Rule 145 under the Securities Act.


     Rule 145 permits holders of securities received in a merger or other exchange to sell such securities without registration under the Securities Act provided such sale is made in compliance with certain provisions of Rule 144 or certain holding period requirements have been satisfied. The applicable provisions of Rule 144 allow a holder of such securities to sell, without registration, within any three month period a number of shares of such securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding a specified date subject to the satisfaction of certain other requirements regarding the manner of sale and the availability of current public information regarding the issuer. Rule 145 also permits a holder of such securities to sell such securities without registration if: (i) such holder is not an affiliate of the issuer and a period of at least one year has elapsed since the date such securities were acquired from the issuer in the transaction, and the issuer meets the requirements of Rule 144 regarding the availability of current public information or (ii) such holder is not, and has not been for at least three months, an affiliate of the issuer and a period of at least two years has elapsed since the date such securities were acquired from the issuer in the transaction.



                CERTAIN CORPORATE GOVERNANCE MATTERS OF PILLOWTEX



ANTITAKEOVER PROVISIONS



     The Pillowtex Articles and Pillowtex Bylaws contain certain provisions described below that may reduce the likelihood of a change in management or voting control of Pillowtex without the consent of the Pillowtex Board. These provisions could have the effect of delaying, deterring, or preventing tender offers or takeover attempts that some or a majority of Pillowtex's shareholders might consider to be in their best interests, including offers or attempts that might result in a premium over the market price for Pillowtex Common Stock. See "Risk Factors--Certain Provisions of Pillowtex's Articles of Incorporation, Bylaws, and other Agreements."



CLASSIFIED BOARD



     Beginning with the 1994 annual meeting of shareholders, the Pillowtex Board has been divided into three classes, the initial terms of which expired at the 1995, 1996, and 1997 annual meetings of shareholders, respectively. Beginning in 1995, one class of directors is elected on a rotating basis at each annual meeting of shareholders for a three-year term. Directors of Pillowtex are elected by the affirmative vote of a plurality of the shares cast at a meeting at which a quorum is present. Shareholders may remove a director only with cause and upon the affirmative vote of the holders of not less than 80% of the outstanding voting stock. The Pillowtex Board has the right to appoint up to two persons to fill vacancies on the Pillowtex Board during any period between two successive annual meetings of shareholders. The classification of the Pillowtex Board may have the effect of deterring or delaying a takeover of Pillowtex because it may take at least two years to gain control of the Pillowtex Board. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Directors--Pillowtex."

SHAREHOLDER NOMINATIONS AND PROPOSALS



     The Pillowtex Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Pillowtex Board or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders of Pillowtex. These procedures provide that the notice of proposed shareholder nominations for the election of directors must be received at the principal executive offices of Pillowtex not less than 50 days nor more than 60 days prior to the meeting at which directors are to be elected (or, if fewer than 50 days' notice of prior public disclosure of the meeting date is given or made by Pillowtex, not later than 10 days after the day on which the notice was mailed or such public disclosure was made). These procedures also provide that, at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Pillowtex Board or by a shareholder who has given timely prior written notice to Pillowtex of such shareholder's intention to bring such business before the meeting. For the shareholder's notice to be timely, it must be delivered to or mailed and received at the principal executive offices of Pillowtex not later than the date that corresponds to 120 days prior to the date Pillowtex's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders. Such notice must contain certain information specified in the Pillowtex Bylaws. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Proposal of Business; Nomination of Directors--Pillowtex."



AMENDMENT OF BYLAWS



     The Pillowtex Bylaws can be amended only by the Pillowtex Board or by the affirmative vote of the holders of at least 80% of the shares entitled to vote generally in the election of directors. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Amendment of Articles or Certificate of Incorporation and Bylaws--Pillowtex."



SHAREHOLDER ACTION



     The Pillowtex Articles provide that special meetings of the shareholders may be called only by the Chief Executive Officer, the President, the Board of Directors, or the holders of at least 50% of all shares entitled to vote at the proposed meeting. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Special Meetings--Pillowtex."



PREFERRED STOCK



     The Pillowtex Articles permit the Pillowtex Board to issue preferred stock at any time without shareholder approval. Preferred stock is sometimes used to discourage or make more difficult attempts to take control of a company by means of a merger, tender offer, proxy contest, or otherwise, through the issuance without shareholder approval of shares with supervoting rights or other features that would thwart a takeover by reducing the ability of the suitor to acquire the necessary voting shares to obtain control.



FAIR PRICE PROVISION



     The Pillowtex Articles include a so-called "fair price" provision that requires the affirmative vote of the holders of at least 662 to approve certain business combinations effected within three years after the date on which the person became an interested shareholder. These "business combinations" include a merger with an interested shareholder, or disposition of assets having a fair market value of at least 10% of the fair market value of all of Pillowtex's assets or outstanding stock to an interested shareholder, a liquidation proposed by an interested shareholder, the issuance of securities to an interested shareholder, or the reclassification of Pillowtex securities or a similar transaction that increases the interested shareholder's proportionate ownership in Pillowtex. An "interested shareholder" is anyone who owns or controls, directly or indirectly, or together with others, 15% or more of Pillowtex's voting stock. However, a business combination with an interested shareholder will not require shareholder approval if (i) a majority of disinterested directors approves the business combination or the transaction in which the interested shareholder becomes such, (ii) the business combination involves the distribution to the shareholders of cash or other consideration that satisfies the "fair price" criteria set forth in the Pillowtex Articles, which generally require that all shareholders receive equal treatment, an adequate price, and adequate disclosure, (iii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of Pillowtex outstanding at the time the transaction commenced, or (iv) the business combination is proposed after the public announcement or notice of a transaction meeting specified criteria and before consummation or abandonment of such transaction. The fair price provision of the Pillowtex Articles may not be amended without the affirmative vote of holders of at least 80% of all shares entitled to vote. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Approval of Merger, Dissolution, and Asset Sales--Pillowtex."



TEXAS BUSINESS COMBINATION STATUTE



     Article 13 of the TBCA ("Article 13"), in general, prohibits a Texas corporation from engaging in certain business combinations with an affiliated shareholder for three years following the date the shareholder first became an affiliated shareholder, unless: (i) the business combination or the transaction resulting in the shareholder becoming an affiliated shareholder is approved by the board before such date or (ii) the business combination is approved by holders of at least two-thirds of the voting shares (excluding the affiliated shareholder's shares) not less than six months after such date. For purposes of
Article 13, "business combinations" include, among others, the following types of transactions: mergers, share exchanges, and conversions with certain other entities; sales, leases, and other dispositions of assets greater than 10% of the total market value of the corporation's assets, outstanding common stock, or earning power or net income; issuances of stock and securities not issued to other shareholders on a similar basis; and liquidations, dissolutions, and other transactions involving benefits not received by other shareholders. For purposes of Article 13, an "affiliated shareholder" generally is a person or group that owns or controls at least 20% of the voting shares of the corporation. Article 13, which became effective as of September 1, 1997, will not apply to business combinations of any corporation that adopts an amendment to its articles of incorporation or bylaws before December 31, 1997 expressly electing not to be governed by Article 13. Pillowtex has not adopted, and does not intend to adopt, any such amendment. See "Comparison of Right of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Approval of Merger, Dissolution, and Asset Sales--Pillowtex."



DIRECTOR LIABILITY LIMITATION



     As authorized by the Texas Miscellaneous Corporation Laws Act, the Pillowtex Articles provide that Pillowtex's directors will have no personal liability to Pillowtex or its shareholders for monetary damages for breach or alleged breach of the directors' duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) any transaction from which a director derives an improper personal benefit. In addition, under the Pillowtex Articles, any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further shareholder vote, unless additional shareholder approval is required by such legislation. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Limitation of Director Liability--Pillowtex."



     The principal effect of the limitation of liability provision is that a shareholder is unable to prosecute an action for monetary damages against a director of Pillowtex unless the shareholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws.



     The Pillowtex Articles do not eliminate its directors' duty of care. However, the inclusion of this provision in the Pillowtex Articles may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their fiduciary duties, even though such an action, if successful, might otherwise benefit Pillowtex and its shareholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care.



INDEMNIFICATION



     The Pillowtex Bylaws also provide that Pillowtex will indemnify its directors, officers, employees, and agents to the fullest extent permitted by Texas law. Pillowtex is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with Pillowtex or another entity that the person serves at Pillowtex's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings. To receive indemnification, the director, officer, employee, or agent must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner and Pillowtex's best interest. See "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Indemnification of Officers and Directors--Pillowtex."


     Pillowtex has entered into Indemnification Agreements with each of its directors pursuant to which Pillowtex has agreed to indemnify the directors to the full extent authorized or permitted by the TBCA.



                       COMPARISON OF RIGHTS OF HOLDERS OF
               FIELDCREST COMMON STOCK AND PILLOWTEX COMMON STOCK

GENERAL


     Fieldcrest is incorporated under the laws of the state of Delaware. Pillowtex is incorporated under the laws of the state of Texas. The rights of Fieldcrest's stockholders are currently governed by the DGCL, the Fieldcrest Certificate, and the Fieldcrest Bylaws. If Fieldcrest's stockholders approve and adopt the Merger Agreement, Pillowtex's shareholders approve the Share Issuance, and the Merger becomes effective, stockholders of Fieldcrest will become shareholders of Pillowtex. For that reason, after the Effective Time of the Merger, their rights will be governed by the TBCA, the Pillowtex Articles, and the Pillowtex Bylaws.



     Shares of Fieldcrest Preferred Stock entitle the holders thereof to specified preferences and relative rights, including preferences as to payment of dividends and upon liquidation and rights relating to the conversion, redemption, and voting of such shares. As a result of the Merger, holders of shares of Fieldcrest Preferred Stock will no longer have such specified rights, but, subject to their right under Delaware law to seek appraisal of such shares, will instead have the right to receive cash and shares of Pillowtex Common Stock as described above under the caption "The Merger--The Merger Agreement--Consideration to be Paid in the Merger."


     THE FOLLOWING IS A COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF FIELDCREST COMMON STOCK WITH THE RIGHTS OF HOLDERS OF PILLOWTEX COMMON STOCK. IT IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT PROVISIONS OF THE LAWS AND DOCUMENTS DISCUSSED BELOW.

AUTHORIZED CAPITAL STOCK

     Fieldcrest. The total number of authorized shares of capital stock of Fieldcrest is 50,000,000 shares, of which 25,000,000 shares are Fieldcrest Common Stock, 15,000,000 shares are Class B Common Stock, par value $1.00 per share, of Fieldcrest ("Fieldcrest Class B Common Stock"), and 10,000,000 shares are preferred stock, par value $0.01 per share. There are no shares of Fieldcrest Class B Common Stock outstanding.

     Pillowtex. The total number of authorized shares of capital stock of Pillowtex is 50,000,000 shares, of which 30,000,000 shares are Pillowtex Common Stock and 20,000,000 shares are preferred stock, par value $0.01 per share.
See "Description of Pillowtex Capital Stock--Authorized Capital Stock."

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

     Fieldcrest. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote thereon. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

     The Fieldcrest Bylaws may be amended by a majority of the Fieldcrest Board or by holders of a majority of the outstanding stock entitled to vote thereon.

     Pillowtex. Under the TBCA, an amendment to a corporation's articles of incorporation requires approval of the board of directors and the approval of holders of at least two-thirds of the outstanding shares entitled to vote thereon. The holders of outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, effect an exchange, reclassification, or cancellation of all or part of the shares of such class, effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of such class, change the designations, preferences, limitations, or relative rights of the shares of such class, or have certain other specified effects. The Pillowtex Articles provide that the so-called "fair price" provision and the provisions relating to amendments to the Pillowtex Bylaws contained therein may be amended only by the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote thereon.


     The Pillowtex Bylaws may be amended by a majority of the Pillowtex Board or by holders of at least 80% of the outstanding stock entitled to vote thereon. See "Certain Corporate Governance Matters of Pillowtex--Amendment of Bylaws."


APPROVAL OF MERGERS, DISSOLUTION, AND ASSET SALES

     Fieldcrest. Under the DGCL, a merger, consolidation, dissolution, or sale or other disposition of substantially all of a corporation's assets generally requires the approval of the board of directors and holders of a majority of the outstanding stock entitled to vote thereon. However, the DGCL provides that no vote of the stockholders of the surviving corporation is required, unless the certificate of incorporation provides otherwise, to approve a merger if: (i) the agreement of merger does not amend in any respect the corporation's certificate of incorporation; (ii) each share of the corporation's stock outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and (iii) either (a) no shares of common stock of the surviving corporation and no shares, securities, or obligations convertible into such stock are to be issuable as a result of the merger or (b) the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.

     The Fieldcrest Certificate provides that, in the case of a merger or consolidation of Fieldcrest with, or the sale of substantially all of the assets of Fieldcrest to, another person (other than a corporation a majority of whose voting stock is held by Fieldcrest), two-thirds of the votes entitled to be cast must be cast in favor of such matter.


     In addition to the foregoing, Section 203 of the DGCL ("Section 203"), in general, prohibits certain business combinations between a Delaware corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. In addition, the restrictions of Section 203 do not apply to business combinations proposed after the public announcement or notice of a transaction meeting specified criteria and before consummation or abandonment of such transaction. For purposes of Section 203, "business combinations" include, among others, the following types of transactions between the interested stockholder and the corporation: mergers and consolidations; sales, pledges, transfers and other dispositions (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and transactions involving the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. For purposes of Section 203, an "interested stockholder" generally is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation, and the affiliates and associates of such person.


     Pillowtex. Under the TBCA, a merger or dissolution generally requires the approval of the board of directors and holders of at least two-thirds of the outstanding shares entitled to vote thereon. However, the TBCA provides that approval by the shareholders of a corporation on a plan of merger is not required if: (i) the corporation is the sole surviving corporation in the merger; (ii) the articles of incorporation of the corporation will not differ from its articles of incorporation before the merger; (iii) each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the effective date of the merger; (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), will not exceed by more than 20% the voting power of the total number of voting shares of the corporation outstanding immediately before the merger; (v) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the merger; and (vi) the board of directors of the corporation adopts a resolution approving the plan of merger. Under the TBCA, a disposition of all, or substantially all, of the property and assets of a corporation may be made upon such terms and conditions and for such consideration as may be authorized by the board of directors, without authorization or consent of the shareholders, if the corporation will either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction.


     The Pillowtex Articles include a so-called "fair price" provision that requires the affirmative vote of holders of at least 662 business combinations effected within three years after the date on which the person became an interested shareholder. For description of such provision, see "Certain Corporate Governance Matters of Pillowtex--Fair Price Provision."



     Pillowtex is also subject to Article 13 of the TBCA, which, in general, prohibits a Texas corporation from engaging in certain business combinations with any affiliated shareholder for three years following the date the shareholder first became an affiliated shareholder, unless: (i) the business combination or the transaction resulting in the shareholder becoming an affiliated shareholder is approved by the board before such date or (ii) the business combination is approved by holders of at least two-thirds of the voting shares (excluding the affiliated shareholder's shares) not less than six months after such date. For a description of Article 13, see "Certain Corporate Governance Matters of Pillowtex--Texas Business Combination Statute."


SPECIAL MEETINGS

     Fieldcrest. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws. The Fieldcrest Bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer, Secretary, or a majority of the Fieldcrest Board. Consequently, holders of Fieldcrest Common Stock do not have the ability to call a special meeting of stockholders.


     Pillowtex. Under the TBCA, a special meeting of shareholders may be called by either (i) the president, the board of directors, or such other person or persons as may be authorized by the articles of incorporation or by the bylaws or (ii) the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the special meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation. The Pillowtex Articles and the Pillowtex Bylaws provide that a special meeting of shareholders may be called only by the Chief Executive Officer, the President, or the Board of Directors or by the holders of at least 50% of all the shares entitled to vote at the proposed special meeting. See "Certain Corporate Governance Matters--Shareholder Action."


ACTION WITHOUT A MEETING

     Fieldcrest. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of stockholders. The Fieldcrest Certificate does not address action without a stockholders' meeting.

     Pillowtex. Under the TBCA, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting pursuant to the written consent of the holders of all of the shares entitled to vote with respect to the action that is the subject of the consent, except that the articles of incorporation may provide that such action may be taken pursuant to the written consent of the holders of shares having not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. The Pillowtex Articles do not address action without a shareholders' meeting.

DIRECTORS

     Fieldcrest. The Fieldcrest Bylaws provide that the number of directors shall be determined by resolution of the Fieldcrest Board. The number of directors of Fieldcrest is currently fixed at eight. Each director serves for a term of one year or until his or her earlier death, resignation, or removal. Directors of Fieldcrest may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Fieldcrest capital stock entitled to vote thereon, except that the directors elected by the holders of a particular class or series of capital stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series. Vacancies on the Fieldcrest Board may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Directors of Fieldcrest are elected by plurality of the votes of shares of Fieldcrest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. There is no cumulative voting in the election of Fieldcrest directors.


     Pillowtex. The Pillowtex Bylaws provide that the number of directors shall be determined by resolution of the Pillowtex Board. The number of directors of Pillowtex is currently fixed at ten. The directors are divided into three classes, with directors in each class serving a staggered term of three years or until his or her earlier death, resignation, or removal. Directors of Pillowtex may be removed with cause by the affirmative vote of the holders of not less than 80% of the shares of Pillowtex capital stock entitled to vote thereon. Vacancies on the Pillowtex Board may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director, except that the directors may not fill more than two such directorships during any period between two successive annual meetings of shareholders. Directors of Pillowtex are elected by plurality of the votes of shares of Pillowtex capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. There is no cumulative voting in the election of Pillowtex directors. See "Certain Corporate Governance Matters of Pillowtex--Classified Board."


LIMITATION OF DIRECTOR LIABILITY

     Fieldcrest. Under the DGCL, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director: (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Fieldcrest Certificate provides that a director will under no circumstances have any personal liability to Fieldcrest or its stockholders for monetary damages for breach of fiduciary duty, except for those specific breaches and acts or omissions with respect to which the DGCL expressly provides such personal liability cannot be eliminated or limited.


     Pillowtex. Under the Texas Miscellaneous Corporation Laws Act, articles of incorporation may provide that a director of the corporation will not be liable, or will be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that articles of incorporation cannot eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Pillowtex Articles provide that, to the fullest extent permitted by Texas statutory and decisional law, a director of Pillowtex will not be liable to Pillowtex or its shareholders for any act or omission in such director's capacity as a director. In addition, under the Pillowtex Articles, any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further shareholder vote, unless additional shareholder approval is required by such legislation. See "Certain Corporate Governance Matters of Pillowtex--Director Liability Limitation."


INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Fieldcrest. Under the DGCL, (i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful and (ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon applicable that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the immediately preceding sentence, or in defense of any claim, issue, or matter referred to therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The DGCL provides that any indemnification under the provisions described in the second preceding paragraph (unless ordered by a court) will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct, which determination will be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Under the DGCL, expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Under the DGCL, a corporation has power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.

     The Fieldcrest Certificate provides that Fieldcrest will indemnify every officer and director of Fieldcrest to the fullest extent allowed by law, except as otherwise provided in the Fieldcrest Bylaws. The Fieldcrest Bylaws provide for the indemnification to the full extent permitted under the DGCL. The Fieldcrest Bylaws also provide that Fieldcrest has the power to purchase and maintain insurance as permitted by the DGCL.


     Pillowtex. Under the TBCA, a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding (a "proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, but only if it is determined in the manner described below that the person: (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Except to the extent described in the next following sentence, a director may not be indemnified under the TBCA in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or in which the person is found liable to the corporation. A person may be indemnified as described in the second preceding sentence against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with a proceeding, except that if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding and (ii) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.



     Under the TBCA, a corporation must indemnify a director against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under the TBCA, if, in a suit for the indemnification required as described in the immediately preceding sentence, a court of competent jurisdiction determines that the director is entitled to such indemnification, the court will order indemnification and will award to the director the expenses (including court costs and attorneys' fees) incurred in securing the indemnification. Under the TBCA, if, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements for indemnification described in the first sentence of the immediately preceding paragraph or has been found liable in the circumstances described in the second sentence of such paragraph, the court may order the indemnification that the court determines is proper and equitable, except that if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification will be limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding.


     A determination that indemnification as described in the first sentence of the second preceding paragraph is permissible must be made: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding; (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as described in clauses (i) and (ii) above, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or (iv) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding. Under the TBCA, authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner described in clause (iii) of the immediately preceding sentence for the selection of special legal counsel; a provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under the TBCA will be deemed to constitute authorization of indemnification in the manner required by the TBCA even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible. The TBCA provides that reasonable expenses (including court costs and attorneys' fees) incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination, authorization, or determination described above, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met the standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by the TBCA; a provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement of expenses permitted under the TBCA will be deemed to constitute authorization of that payment or reimbursement.



     Under the TBCA, an officer of the corporation must be indemnified as, and to the same extent described in the second preceding paragraph, for a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors as described above. In addition, under the TBCA, a corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, to the same extent that it may indemnify and advance expenses to directors.



     Under the TBCA, a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under the TBCA.


     The Pillowtex Articles do not address indemnification of directors, officers, or other persons. However, the Pillowtex Bylaws provide that: (i) Pillowtex will indemnify persons who are or were directors or officers (both in their capacities as directors and officers and, if serving at the request of Pillowtex as a director, officer, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities) to the full extent permitted by the TBCA; (ii) Pillowtex will pay or reimburse, in advance of the final disposition of any proceeding, to all persons who are or were directors or officers of Pillowtex all reasonable expenses incurred by such persons to the full extent permitted by the TBCA; and (iii) Pillowtex will indemnify persons who are or were employees or agents (other than directors or officers), or persons who are not or were not employees or agents but who are or were serving at the request of Pillowtex as directors, officers, trustees, employees, agents, or similar functionaries of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise (collectively, together with the directors and officers, "Corporate Functionaries"), to the full extent permitted by the TBCA. The Pillowtex Bylaws also provide that Pillowtex may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Corporate Functionary, whether or not Pillowtex would have the power to indemnify him against the liability under the TBCA or the Pillowtex Bylaws.


     See "Certain Corporate Governance Matters of Pillowtex--Indemnification."


NOMINATION OF DIRECTORS; PROPOSAL OF BUSINESS

     Fieldcrest. The Fieldcrest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Fieldcrest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Fieldcrest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Fieldcrest stockholder to propose an item of business for consideration at a meeting of Fieldcrest stockholders.


     Pillowtex. The Pillowtex Bylaws also contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Pillowtex Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Pillowtex Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Pillowtex shareholder to propose an item of business for consideration at a meeting of Pillowtex shareholders. For a description of such provisions, see "Certain Corporate Governance Matters of Pillowtex--Shareholder Nominations and Proposals."


DIVIDENDS AND DISTRIBUTIONS

     Fieldcrest. Under the DGCL, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the corporation's capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Pillowtex. Under the TBCA, a corporation may make distributions if the distribution does not exceed the corporation's surplus and the corporation would not become insolvent after giving effect to the distribution.

CERTAIN APPRAISAL RIGHTS

     Fieldcrest. The DGCL generally entitles a stockholder to exercise appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 thereof. However, the DGCL does not provide appraisal rights for stockholders of a corporation upon such a merger or consolidation if the stock of the corporation is listed on a national securities exchange or designated as a national market system security on the Nasdaq or held by more than 2,000 holders and stockholders are not required by the terms of the merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipt in respect thereof; (ii) shares of stock of any other corporation, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on the Nasdaq or held of record by more than 2,000 holders;
(iii) cash in lieu of fractional shares or fractional depository receipts; or
(iv) any combination of the shares of stock, depository receipts, and cash in lieu of fractional shares or fractional depository receipts.


     Pillowtex. The TBCA generally entitles a shareholder to exercise its appraisal rights upon a merger of the corporation effected pursuant to the TBCA if the holder complies with the requirements of Articles 5.12 and 5.13 thereof, provided shareholder approval of the merger is required in the TBCA and the shareholder holds shares of a class that was entitled to vote thereon. However, the TBCA does not provide appraisal rights for shareholders with respect to any plan of merger in which there is a single surviving or new domestic or foreign corporation or from any plan of exchange, if (i) the shares held by the shareholder are part of a class or series, shares of which are (a) listed on a national securities exchange, (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity, or (c) held of record by not less than 2,000 holders,
(ii) the shareholder is not required by the terms of the plan of merger or exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder, and (iii) the shareholder is not required by the terms of the plan of merger or exchange to accept for the shareholder's shares any consideration other than (a) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series, shares of which are listed, or authorized for listing, on a national securities exchange or approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity, or held of record by not less than 2,000 holders, (b) cash in lieu of fractional shares otherwise entitled to be received, or (c) a combination of such shares and cash in lieu of fractional shares.

DERIVATIVE ACTIONS

     Fieldcrest. Derivative actions may be brought under the DGCL by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he complains. However, no action may be brought by a stockholder unless he first seeks remedial action on his claim from the corporation's board of directors, unless such a demand for redress is excused. The board of directors of a Delaware corporation can appoint an independent litigation committee to review a stockholder's request for a derivative action and the litigation committee, acting reasonably and in good faith, can terminate the stockholder's action subject to a court's review of such committee's independence, good faith, and reasonable investigation. Under the DGCL, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation which vary depending on the facts and circumstances of the case and the nature of the claim brought.


     Pillowtex. Derivation actions may be brought under the TBCA by a shareholder in the right of the corporation. The TBCA provides that a shareholder (including a beneficial owner whose shares are held in a voting trust or by a nominee on the beneficial owner's behalf) may not commence or maintain a derivative proceeding unless the shareholder (i) was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder by operation of law from a person that was a shareholder at that time and (ii) fairly and adequately represents the interests of the corporation in enforcing the right of the corporation. The TBCA further provides that no shareholder may commence or maintain a derivative action until (i) a written demand is filed with the corporation setting forth with particularity the act, omission, or other matter that is the subject of the claim or challenge and requesting that the corporation take suitable action and (ii) 90 days have expired since the date the demand was made (unless irreparable injury to the corporation is being suffered or would result by waiting for 90 day period to expire) or the corporation has rejected the demand. A court is required to dismiss a derivative proceeding if (i) a majority vote of independent and disinterested directors, (ii) a majority vote of a committee of two or more independent and interested directors, or (iii) a panel of one or more independent and disinterested persons appointed by the court determines in good faith, after conducting a reasonable inquiry and based on the factors that the person or group deems appropriate under the circumstances, that the continuation of the derivative proceeding is not in the best interests of the corporation. If a derivative proceeding is commenced after a demand is rejected, the petition must allege with particularity facts that establish that the rejection was not made in accordance with the procedure and criteria described above. The TBCA also provides that, upon termination of a derivative proceeding, the court may order (i) a corporation to pay the expenses of the plaintiff incurred in the proceeding if it finds that the proceeding has resulted in a substantial benefit to the corporation, (ii) the plaintiff to pay the expenses of the corporation or any defendant incurred in investigating and defending the proceeding if it finds that the proceeding was commenced or maintained without reasonable cause or for an improper purpose, or (iii) a party to pay the expenses incurred by another party (including the corporation) because of the filing of a pleading, motion, or other paper, if it finds that the pleading, motion, or other paper (a) was not well grounded in fact after reasonable inquiry, (b) was not warranted by existing law or a good faith argument for the extension, modification, or reversal of existing law, or (c) was interposed for an improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation.


                                  LEGAL MATTERS

     The validity of the Pillowtex Common Stock to be issued in connection with the Merger will be passed upon for Pillowtex by Jones, Day, Reavis & Pogue, Dallas, Texas.

                                     EXPERTS

     The consolidated financial statements of Pillowtex as of December 30, 1995 and December 28, 1996, and for each of the years in the three-year period ended December 28, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Fieldcrest incorporated by reference in and included in an exhibit to Fieldcrest's Annual Report (Form 10-K) for the year ended December 31, 1996 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and included in an exhibit thereto and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       PROPOSALS BY PILLOWTEX SHAREHOLDERS

     Any proposal of a shareholder of Pillowtex intended to be presented at the 1998 Annual Meeting of Shareholders of Pillowtex must be received in writing by the Secretary of Pillowtex by November 29, 1997 for inclusion, if appropriate, in the proxy, notice of meeting, and proxy statement relating to such annual meeting.

                      PROPOSALS BY FIELDCREST STOCKHOLDERS

     Any proposal of a stockholder of Fieldcrest intended to be presented at the 1998 Annual Meeting of Stockholders of Fieldcrest must be received in writing by the Secretary of Fieldcrest by November 29, 1997 for inclusion, if appropriate, in the proxy, notice of meeting, and proxy statement relating to such annual meeting. If the Merger is consummated, it is anticipated that no such annual meeting will be held.

                                                                      Appendix A










================================================================================




                          AGREEMENT AND PLAN OF MERGER


                                      among

                              PILLOWTEX CORPORATION

                            PEGASUS MERGER SUB, INC.

                                       and

                             FIELDCREST CANNON, INC.


                         dated as of September 10, 1997

================================================================================

                                TABLE OF CONTENTS



                                                                                            Page
                                                                                            ----
ARTICLE I - THE MERGER.....................................................................  A-4

         SECTION 1.1      The Merger.......................................................  A-4
         SECTION 1.2      Closing..........................................................  A-4
         SECTION 1.3      Effective Time...................................................  A-4
         SECTION 1.4      Effects of the Merger............................................  A-4
         SECTION 1.5      Certificate of Incorporation; By-laws............................  A-4
         SECTION 1.6      Directors; Officers..............................................  A-5

ARTICLE II -      EFFECT OF THE MERGER ON THE CAPITAL
                  STOCK OF THE CONSTITUENT CORPORATIONS....................................  A-5

         SECTION 2.1      Effect on Capital Stock..........................................  A-5
         SECTION 2.2      Stock Options....................................................  A-6
         SECTION 2.3      Share Purchase Rights............................................  A-7
         SECTION 2.4      Failure To Approve Share Issuance................................  A-7
         SECTION 2.5      Stock Appreciation Rights........................................  A-7

ARTICLE III - PAYMENT FOR SHARES...........................................................  A-7

         SECTION 3.1      Payment For Shares...............................................  A-7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES................................................  A-9

         SECTION 4.1      Representations and Warranties of Company........................  A-9
         SECTION 4.2      Representations and Warranties of Parent and Purchaser........... A-16

ARTICLE V - COVENANTS...................................................................... A-19

         SECTION 5.1      Conduct of Business of Company and Parent........................ A-19

ARTICLE VI - ADDITIONAL AGREEMENTS......................................................... A-20

         SECTION 6.1      Preparation of the Proxy Statement and the Form S-4;
                          Accountant's Letters............................................. A-20
         SECTION 6.2      Stockholders Meetings............................................ A-21
         SECTION 6.3      Access to Information; Confidentiality........................... A-21
         SECTION 6.4      Reasonable Best Efforts.......................................... A-21
         SECTION 6.5      Indemnification; Directors' and Officers Insurance............... A-21
         SECTION 6.6      Public Announcements............................................. A-22
         SECTION 6.7      No Solicitation; Acquisition Proposals........................... A-22
         SECTION 6.8      Consents, Approvals and Filings.................................. A-23
         SECTION 6.9      Board Action Relating to Stock Option Plans...................... A-24
         SECTION 6.10     Employment and Employee Benefit Matters.......................... A-24
         SECTION 6.11     Affiliates and Certain Stockholders.............................. A-25
         SECTION 6.12     NYSE Listing..................................................... A-25
         SECTION 6.13     Certain Company Indebtedness..................................... A-25


ARTICLE VII - CONDITIONS PRECEDENT..........................................................  A-25

         SECTION 7.1      Conditions to Each Party's Obligation to Effect the Merger........  A-25
         SECTION 7.2.     Conditions to Obligations of Parent and Purchaser.................  A-26
         SECTION 7.3.     Conditions to Obligation of Company...............................  A-26

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER............................................  A-27

         SECTION 8.1      Termination.......................................................  A-27
         SECTION 8.2      Effect of Termination.............................................  A-28
         SECTION 8.3      Amendment.........................................................  A-28
         SECTION 8.4      Extension; Waiver.................................................  A-28
         SECTION 8.5      Procedure for Termination, Amendment, Extension or Waiver.........  A-28

ARTICLE IX - GENERAL PROVISIONS.............................................................  A-28
         SECTION 9.1      Nonsurvival of Representations and Warranties.....................  A-28
         SECTION 9.2      Fees and Expenses.................................................  A-28
         SECTION 9.3      Definitions.......................................................  A-28
         SECTION 9.4      Notices...........................................................  A-29
         SECTION 9.5      Interpretation....................................................  A-30
         SECTION 9.6      Counterparts......................................................  A-30
         SECTION 9.7      Entire Agreement; Third-Party Beneficiaries.......................  A-30
         SECTION 9.8      Governing Law.....................................................  A-30
         SECTION 9.9      Assignment........................................................  A-30
         SECTION 9.10     Enforcement.......................................................  A-30
         SECTION 9.11     Severability......................................................  A-30

     AGREEMENT AND PLAN OF MERGER, dated as of September 10, 1997, among PILLOWTEX CORPORATION, a Texas corporation ("Parent"), PEGASUS MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and FIELDCREST CANNON, INC., a Delaware corporation ("Company").


                               W I T N E S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Purchaser with and into Company (the "Merger"), pursuant and subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, Parent, Purchaser and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Merger shall be effected and Purchaser shall be merged with and into Company at the Effective Time (as hereinafter defined in Section 1.3). At the Effective Time, the separate existence of Purchaser shall cease and Company shall continue as the surviving corporation (sometimes herein referred to as the "Surviving Corporation").

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver (to the extent permissible) of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the fifth business day following satisfaction or waiver (to the extent permissible) of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation; By-laws. At the Effective Time, the certificate of incorporation of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. At the Effective Time, the by-laws of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

     SECTION 1.6 Directors; Officers. From and after the Effective Time, (a) the directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company's common stock, $1.00 par value per share (the "Shares"), or any other capital stock of Company or any shares of capital stock of Purchaser:

        (a) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

        (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share and each share of Company's $3.00 Series A Convertible Preferred Stock (individually, a "Preferred Share" and collectively the "Preferred Shares") issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary of Company or by Parent, Purchaser or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Merger Consideration (as defined below) upon surrender of the certificate formerly representing such Share in accordance with this Agreement.

        (d) Conversion of Preferred Shares. Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive the Preferred Merger Consideration (as defined below) upon surrender of the certificate formerly representing such Preferred Share in accordance with this Agreement.

     (e) Merger Consideration; Preferred Merger Consideration. (i) "Merger Consideration" shall mean, subject to Section 2.4 below, (A) a cash payment in an amount equal to $27.00 and (B) a number of fully paid and nonassessable shares of Parent's common stock, $0.01 par value per share ("Parent Common Stock"), equal to the Conversion Number, meaning the quotient, rounded to the third decimal place, obtained by dividing $7.00 by the average of the closing sales prices of Parent Common Stock as reported on the NYSE (as hereinafter defined in Section 9.3) Composite Transactions List for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date (the "Determination Price"); provided, that if the actual quotient obtained thereby is less than 0.269, the Conversion Number shall be
0.269 and if the actual quotient obtained thereby is more than 0.333, the Conversion Number shall be 0.333; provided, further that if the Determination Price is less than $21.00, Parent shall have the right to give written notice to Company (a "Top-Up Intent Notice") that Parent elects to increase the cash portion of the Merger Consideration and/or the Conversion Number such that the sum of (i) the cash portion of the Merger Consideration and (ii) the product of the Conversion Number and the Determination Price shall equal $34.00. Any Top-Up Intent Notice shall be delivered to Company no later than 2:00 p.m. New York City time on the third business day prior to the Closing Date. If, in such case, Parent does not deliver a Top-Up Intent Notice, Company shall have the right to give written notice to Parent (a "Termination Notice") that Company elects to terminate this Agreement. Any Termination Notice shall be delivered to Parent no later than 2:00 p.m. New York City time on the business day prior to the Closing Date.

            (ii) "Preferred Merger Consideration" shall mean, subject to Section
2.4 below, (A) a cash payment equal to the product of (1) the cash portion of the Merger Consideration and (2) 1.7094 and (B) a number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (1) the Conversion Number and (2) 1.7094.

        (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares or Preferred Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such Shares or Preferred Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share or Preferred Share of such holder shall be treated as a Share or Preferred Share that had been converted as of the Effective Time into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, in accordance with this Section
2.1. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares or Preferred Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.2 Stock Options. (a) Each holder of a then outstanding option to purchase Shares (collectively, "Options") under Company's Director Stock Option Plan, 1995 Employee Stock Option Plan or Stock Option Agreement, dated as of September 11, 1991, with James M. Fitzgibbons (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to receive from Company immediately prior to the Effective Time for each Share subject to such Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Option, to the extent $34.00 is greater than the per share exercise price of such Option (such excess amount, the "Option Consideration").

        (b) At the Effective Time, each outstanding Option other than Options for which an election to receive cash in settlement thereof has been made pursuant to Section 2.2(a), shall be assumed by Parent and shall constitute an option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including, without limitation, term, exercisability, status as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and termination provisions, the number of shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Conversion Number at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Shares subject to such Option divided by the Option Conversion Number; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with
Section 424(a) of the Code. "Option Conversion Number" shall mean the quotient, rounded to the third decimal place, obtained by dividing $34.00 by the Determination Price; provided, that if the actual quotient obtained thereby is less than 1.308, the Option Conversion Number shall be 1.308, and if the actual quotient obtained thereby is more than 1.619, the Option Conversion Number shall be 1.619; provided, further, that if a Top-Up Intent Notice has been delivered to Company pursuant to Section 2.1(e), the Option Conversion Number shall be increased such that the product of the Option Conversion Notice and the Determination Price shall equal $34.00.

     (c) Not later than 30 days prior to the Effective Time, Company shall provide each holder of an Option an election form pursuant to which each such holder may make the election specified in Section 2.2(a). Company also shall use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 2.2 and, with respect to the Options for which an election to receive cash in settlement thereof has been made, to cause each such Option to be surrendered to Company and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of an Option to Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

        (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of substitute Options pursuant to the terms set forth in Section 2.2(b). As soon as practicable after the Effective Time, the shares of Parent Common Stock subject to Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statements for so long as the substitute

Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common stock subject to Options to be listed on the NYSE and such other exchanges as Parent shall determine.

     SECTION 2.3 Share Purchase Rights. Each reference in this Article II and in
Article III to a "Share" is a reference to such Share together with the Right (as hereinafter defined in Section 4.1(b)), if any, associated with such Share.

     SECTION 2.4 Failure To Approve Share Issuance. If Parent's stockholders fail to approve the Share Issuance (as hereinafter defined in Section 4.2(c)) at the Parent Stockholders Meeting (as hereinafter defined in Section 6.2(b)), then, notwithstanding anything set forth herein to the contrary, (i) the Merger Consideration shall be a cash payment in an amount equal to $34.00, (ii) the Preferred Merger Consideration shall be a cash payment in an amount equal to $58.12, (iii) the provisions of Section 2.2(a) shall apply to all Options outstanding immediately prior to the Effective Time and the provisions of
Section 2.2(b) shall have no further force or effect, and (iv) Sections 7.1(a)(ii) and 7.1(c) hereof shall be deemed to be deleted.

     SECTION 2.5 Stock Appreciation Rights. At or immediately prior to the Effective Time, Company shall pay to each holder of a stock appreciation right issued by Company pursuant to the Director Stock Option Plan or its salary reduction plan a cash amount equal to the product of (i) the difference between $34.00 and the grant price of such stock appreciation right and (ii) the number of shares subject to such stock appreciation right.


                                   ARTICLE III

                               PAYMENT FOR SHARES

     SECTION 3.1 Payment For Shares. (a) Payment Fund. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares and Preferred Shares, (i) certificates for the shares of Parent Common Stock representing the aggregate stock portion of the Merger Consideration and the Preferred Merger Consideration and (ii) cash in an aggregate amount sufficient to pay the aggregate cash portion of the Merger Consideration and the Preferred Merger Consideration (hereinafter collectively referred to as the "Payment Fund").

     (b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Purchaser or any of their Subsidiaries) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares or Preferred Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof (A) a certificate representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 3.1) which the aggregate number of Shares or Preferred Shares, as applicable, previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 3.1 of this Agreement and (B) cash in an amount equal to the product of (1) the number of Shares or Preferred Shares, as applicable, theretofore represented by such Certificate and (2) the cash portion of the Merger Consideration or the Preferred Merger Consideration, as applicable, and, in either case, the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration or the Preferred Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

        (c) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all Shares and Preferred Shares (other than Shares and Preferred Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares if applicable) issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Shares or Preferred Shares shall cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without interest, upon surrender of such Certificate in accordance with this Article III, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to
Section 2.1(f), if applicable, to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without interest. The Merger Consideration or the Preferred Merger Consideration, as applicable, paid upon the surrender for exchange of Certificates in accordance with the terms of this
Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares or Preferred Shares theretofore represented by such Certificates.

        (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares or Preferred Shares which have been converted pursuant to
Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

            (ii) In lieu of any such fractional shares, each holder of Shares or Preferred Shares who would otherwise have been entitled to a fraction of a Parent Common Stock upon surrender of Certificates for exchange pursuant to this
Section 3.1 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the per share closing price on the NYSE of Parent Common Stock (as reported on the NYSE Composite Transactions
List) on the date on which the Effective Time occurs (or, if Parent Common Stock does not trade on the NYSE on such date, the first date of trading of Parent Common Stock on the NYSE after the Effective Time) by (B) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Paying Agent, Parent will make available to the Paying Agent the cash necessary for this purpose.

        (e) Investment of Payment Fund. The Paying Agent shall invest the cash portion of the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or
(iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or the Preferred Merger Consideration, as applicable, or otherwise impair such holders' respective rights hereunder.

        (f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration or Preferred Merger Consideration, as applicable.

        (g) No Liability. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or Preferred Merger Consideration, as applicable, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any amounts payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Preferred Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties of Company. Company represents and warrants to Parent and Purchaser as follows:

        (a) Organization, Standing and Corporate Power. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined in Section 9.3) on Company. Company has delivered to Parent complete and correct copies of the certificate of incorporation and by-laws or comparable governing documents of Company and each of its Subsidiaries, in each case as amended to the date of this Agreement.

        (b) Capital Structure. The authorized capital stock of Company consists of (i) 25,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), (ii) 15,000,000 shares of class B common stock, $1.00 par value per share, and (iii) 10,000,000 shares of preferred stock, $.01 par value per share. At the close of business on September 5, 1997: (i) 9,224,258 shares of Common Stock were issued and outstanding, (ii) 435,300 shares of Common Stock were reserved for issuance pursuant to outstanding Options under the Stock Option Plans, (iii) 2,564,100 shares of Common Stock were reserved for issuance pursuant to conversion of Preferred Shares, (iv) 2,632,248 shares of Common Stock were reserved for issuance pursuant to conversion of Company's 6% Convertible Subordinated Debentures due 2012 (the "Convertible Debentures"), (v) 1,500,000 Preferred Shares were issued and outstanding and (vi) 500,000 shares of Company's Series B Junior Participating Preferred Stock were authorized for issuance solely pursuant to the exercise of the preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 24, 1993, between Company and The First National Bank of Boston, as rights agent (the "Company Rights Agreement"). Except as set forth in the immediately preceding sentence, at the close of business on September 5, 1997, no shares of capital stock (including, without limitation, class B common stock or preferred stock) or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as referred to above, no bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, secu rities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. No adjustment to the conversion price at which Preferred Shares are convertible into Shares or the conversion price at which Convertible Debentures are convertible into Shares has been made since the respective date of the first issuance of such securities, and there are no accrued and unpaid dividends, whether or not declared, on the Preferred Shares. Except as disclosed in Section 4.1(b) of the disclosure schedule delivered by each party to the other simultaneously with the execution of this Agreement (the "Disclosure Schedule"), all the outstanding shares of capital stock of each Subsidiary of Company have been validly issued and are fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as hereinafter defined in Section 9.3). Except as set forth above or in
Section 4.1(b) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares, of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries or (iii) relates to the voting of any shares of Company or any of its Subsidiaries.

        (c) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the approval of this Agreement by its stockholders as set forth in Section 6.2(a). This Agreement has been duly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Except as disclosed in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the restated certificate of incorporation (including the provisions of any certificate of designations which constitute a part of such restated certificate of incorporation) or by-laws of Company or the comparable documents of any Subsidiary of Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Company. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger, (ii) the filing with the SEC of (A) a joint proxy statement relating to the approval and adoption by the stockholders of Company of this Agreement and approval by the stockholders of Parent of the Share Issuance (as hereinafter defined in Section 4.2(c)) (such joint proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(c) of the Disclosure Schedule and (v) any other filings, authorizations, consents or approvals the failure to make or obtain which, individually or in the aggregate, would not have a Material Adverse Effect on Company.

        (d) SEC Documents. (i) Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (e) Information Supplied. None of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance by Parent of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time that it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is filed with the SEC, at any time that it is amended or supplemented, at the time it is mailed to the stockholders of Company and Parent and at the time of the Company Stockholders Meeting referred to in
Section 6.2(a) and the Parent Stockholders Meeting referred to in Section 6.2(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in such documents.

        (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

             (i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in
Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, event or occurrence particular to Company and its Subsidiaries (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Company and its Subsidiaries) which has had or would have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, other than dividends on the Preferred Shares in accordance with their terms, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business; (F) any change by Company in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down, or determination exceeds $5 million individually or $15 million in the aggregate; or (H) any agreements by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (G) other than as expressly contemplated or provided for herein.

            (ii) Except as set forth in or disclosed in the Filed SEC Documents or Section 4.1(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed SEC Documents, as of the date hereof, there are no liabilities of Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would have, individually or in the aggregate, a Material Adverse Effect on Company.

        (g) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or amended or agreed to adopt or amend in any material respect any collective bargaining agreement or any Benefit Plan (as defined in Section 4.1(h)).

        (h) Benefit Plans. With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the Company ERISA Plans and such plans being referred to as the "Company Plans"), except as set forth in Section 4.1(h) of the Disclosure Schedule:

             (i) none of the Company ERISA Plans is a "multiemployer plan" within the meaning of ERISA;

            (ii) none of the Company Plans promises or provides retiree life insurance benefits to any person;

           (iii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

            (iv) neither the Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan;

             (v) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company ERISA Plan;

            (vi) each Company Plan has been operated in accordance with its terms and the requirements of all applicable law;

           (vii) neither the Company nor any of its Subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company ERISA Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability;

          (viii) the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan and based on a discount rate of 7.75%, the rate used in such valuation) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation); and

            (ix) the Company is not aware of any claims relating to the Company Plans;

provided, however, that the failure of the representations set forth in clauses
(v), (vi), (vii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless such failures, individually or in the aggregate, would have a Material Adverse Effect on Company.

        (i) Taxes. Except as set forth in Section 4.1(i) of the Disclosure
Schedule:

        (A) Except where the failure to do so would not have a Material Adverse Effect on Company, each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (1) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it in respect of any Taxes (as defined below) and has caused such Returns as so filed to be true, complete and correct, (2) established reserves that are reflected in Company's most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date hereof, and (3) timely withheld and paid over to the proper governmental authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence.

        (B) (1) There has been no taxable period since 1991 for which a Return of Company or any of its Subsidiaries has been examined by the Internal Revenue Service ("IRS"), (2) all examinations described in clause (1) have been completed without the assertion of material deficiencies, and (3) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which, individually or in the aggregate, could have a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

        (C) Neither Company nor any of its Subsidiaries has executed or entered into with the IRS or any other taxing authority (1) any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (2) any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (3) requested any extension of time to be granted to file after the Effective Date any return required by applicable law to be filed by it.

        (D) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

        (E) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

        (F) Company has not agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

        (G) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        For purposes of this Agreement, "Taxes" shall mean all Federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

        (j) Voting Requirements. Assuming Parent is not an interested stockholder for purposes of Section 203 of the DGCL, the affirmative vote of two-thirds of the votes entitled to be cast by the holders of Shares entitled to vote thereon at the Company Stockholders Meeting described in Section 6.2(a) with respect to the approval and adoption of this Agreement is the only vote of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

        (k) Compliance with Applicable Laws. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Environmental Laws) necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or in Section 4.1(k) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Company.

        (l) Written Opinion of Financial Advisor. Company has received the written opinion of Credit Suisse First Boston Corporation ("CSFB"), dated September 10, 1997 (a true and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date hereof, the consideration to be received by the holders of Shares in the Merger was fair to such stockholders from a financial point of view, and such opinion has not been withdrawn or modified.

        (m) Brokers. No broker, investment banker, financial advisor or other person, other than CSFB, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

        (n) Litigation, etc. As of the date hereof, except as disclosed in
Section 4.1(n) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or would have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

        (o) Environmental Laws. (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Hazardous Substances" means (1) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (2) petroleum and petroleum products including crude oil and any fractions thereof; (3) natural gas, synthetic gas, and any mixtures thereof; (4) radon; (5) any other contaminant; and (6) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (B) "Environmental Laws" means any federal, state or local law relating to (1) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (2) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (3) otherwise relating to pollution of the environment or the protection of human health.

            (ii) To the knowledge of Company, except as disclosed in Section 4.1(o) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on Company: (A) neither
Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (B) none of the properties owned or leased by Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (C) neither Company nor any of its Subsidiaries is liable for any off-site contamination;
(D) neither Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (E) no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (F) Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (G) Company and its Subsidiaries are in compliance with their respective Environmental Permits.

        (p) Material Contracts. There have been made available to Parent, its affiliates and their representatives true and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of Company or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of Company or any of its Subsidiaries other than contracts relating to non-operating property or entered into in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments entered into outside of the ordinary course of business and which, in the reasonable opinion of Company, are material to Company. The Company has discussed with Parent the Company's purchase orders for raw materials (including cotton and polyester), supplies, expense items, and equipment, and the purchase orders from the Company's customers as well as the Company's acknowledgments of those orders, but the Company has not provided copies of all of these documents to Parent. Except as set forth on Schedule 4.1(p), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Section 4.1(p) of the Disclosure Schedule, neither Company nor any Subsidiary is in default in any material respect under any

Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in default thereunder in any material respect.

        (q) Labor Matters. (i) Except as set forth on Section 4.1(q)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement (excluding consulting agreements with independent contractors entered into in the ordinary course of business), and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore made available to Parent true, complete and correct copies of the (A) employ ment agreements listed on Section 4.1(q)(i) of the Disclosure Schedule and (B) labor or collective bargaining agreements listed on such Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

            (ii) Except as set forth in Section 4.1(q)(ii) of the Disclosure Schedule, no employees of Company or any of its Subsidiaries are represented by any labor organization; to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

           (iii) Except as set forth on Section 4.1(q)(iii) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would, individually or in the aggregate, have a Material Adverse Effect on Company, or
(B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would, individually or in the aggregate, have a Material Adverse Effect on Company.

        (r) Rights Plan Matters. The Company's Board of Directors has approved and Company will enter into an amendment to the Company Rights Agreement so that
(i) the execution and delivery of this Agreement, the public announcement or consummation of the transactions contemplated hereby and the other matters provided for herein will not result in (A) Parent or Purchaser or any of their respective Affiliates or Associates being an Acquiring Person, (B) the occurrence of a Distribution Date, a Stock Acquisition Date or a Triggering Event or (C) the Rights becoming exercisable (the terms "Acquiring Person," "Affiliate," "Associate," "Distribution Date," "Stock Acquisition Date," and "Triggering Event" having the respective meanings ascribed thereto in the Company Rights Agreement) and (ii) the common stock, $0.01 par value per share, of the Surviving Corporation will not constitute "Common Stock" within the meaning of Section 1(g) of the Company Rights Agreement. A true, correct and complete copy of the Company Rights Agreement (including all amendments thereto) is included in the Filed SEC Documents.

        (s) Real Property; Other Assets. (i) Section 4.1(s)(i) of the Disclosure Schedule sets forth all of the real property owned in fee by Company and its Subsidiaries (the "Owned Real Property"). Each of Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) Liens of record and other Liens which individually or in the aggregate would not have a Material Adverse Effect on Company (collectively "Permitted Liens").

            (ii) Company has heretofore made available to Parent true, correct and complete lists of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property") (including all modifications, amendments and supplements thereto). Except in each case where the failure individually or in the aggregate would not have a Material Adverse Effect on Company (A) each Real Property Lease is valid and binding on Company and in full force and effect, (B) all rent and other sums and charges payable by Company and its Subsidiaries as tenants thereunder are current in all material respects, and (C) no termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease. Except as would not individually or in the aggregate have a Material Adverse Effect on Company, each of Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except for Permitted Liens.

     SECTION 4.2 Representations and Warranties of Parent and Purchaser. Parent and Purchaser represent and warrant to Company as follows:

        (a) Organization, Standing and Corporate Power. Each of Parent and Purchaser and each other Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Purchaser and each other Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has delivered to Company true and complete copies of the restated articles of incorporation and by-laws of Parent and certificate of incorporation and by-laws of Purchaser, as amended to the date of this Agreement.

        (b) Capital Structure. The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share. At the close of business on September 5, 1997, (i) 10,751,497 shares of Parent Common Stock were issued and outstanding and (ii) 613,390 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Parent Common Stock granted under Parent's stock option plans. Except as set forth in the immediately preceding sentence, at the close of business on September 5, 1997, no shares of capital stock or other equity securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Purchaser consists of 100 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent. No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. Except as set forth above, Parent does not have any outstanding option, warrant, subscription or other right, agreement or commitment which (i) obligates Parent to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares of the capital stock of Parent, (ii) restricts the transfer of Parent Common Stock or
(iii) relates to the voting of Parent Common Stock.

        (c) Authority; Noncontravention. Parent and Purchaser have the requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Purchaser and have been duly approved by Parent as sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the issuance of Parent Common Stock as required by the terms of this Agreement or upon conversion of the Company's 6% Convertible Subordinated Debentures after the Effective Time and the issuances of equity securities of Parent contemplated by Section 4.2(g) (collectively, the "Share Issuance"), the approval and adoption of the Share Issuance by the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote on the matter, present in person or represented by proxy at the meeting of Parent's stockholders called for such purpose. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity. Except as disclosed in Section 4.2(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the restated articles of incorporation or by-laws of Parent or certificate of incorporation or by-laws of Purchaser, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Parent. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing with the SEC of
(A) the Form S-4 and (B) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) state "blue-sky" filings, (v) NYSE approvals, (vi) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.2(c) of the Disclosure Schedule and (vii) any other applicable filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect on Parent.

        (d) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Docu ments, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (e) Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is filed with the SEC, at any time that it is amended or supplemented, mailed to the stockholders of Company and Parent and at the time of the Company Stockholders Meeting referred to in Section 6.2(a) and the Parent Stockholders Meeting referred to in Section 6.2(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in such documents based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

        (f) Absence of Certain Changes of Events; No Undisclosed Material Liabilities. (i) Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or in Section 4.2(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, event or occurrence particular to Parent and its Subsidiaries (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Parent and its Subsidiaries) which has had or would have, individually or in the aggregate, a Material Adverse Effect on Parent, (B) any declaration, setting aside or payment of any dividend or distribution in respect of any of Parent's outstanding capital stock (other than regular quarterly cash dividends of $.05 per share on Parent Common Stock in accordance with usual record and payment dates and in accordance with the Parent's present dividend policy) or any redemption or other acquisition by Parent of any shares of its capital stock,
(C) any entry into any agreement, commitment or transaction by Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business, (D) any change by Parent in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles or (E) any agreements by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (D) other than as expressly contemplated or provided for herein.

            (ii) Except as set forth in or disclosed in the Filed Parent SEC Documents or Section 4.2(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed Parent SEC Documents, as of the date hereof, there are no liabilities of Parent or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (g) Purchaser; Financing. (i) Parent owns all of the outstanding capital stock of Purchaser. At all times prior to the Effective Time, no person other than Parent has owned, or will own, any of the outstanding capital stock of Purchaser. Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplatedby this Agreement. Except as contemplated by this Agreement, Purchaser has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Merger. Except as contemplated by this Agreement, Purchaser has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever.

            (ii) Parent has received written commitments (collectively, the "Financing Commitments") (copies of which are attached as Section 4.2(g) of the Disclosure Schedule) from financial institutions and investors to provide, subject to the terms and conditions of such commitments, debt and equity financing sufficient, together with other funds available to Parent, to effect the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

        (h) Brokers. No broker, investment banker, financial advisor or other person, other than those identified in Section 4.2(h) of the Disclosure Schedule, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        (i) Compliance with Applicable Laws. Each of Parent and its Subsidiaries has in effect all Permits including, without limitation, Permits required under Environmental Laws necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Parent. Except as disclosed in the Filed Parent SEC Documents or in Section 4.2(i) of the Disclosure Schedule, Parent and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Parent.

        (j) Environmental Laws. To the knowledge of Parent, except as disclosed in Section 4.2(j) of the Disclosure Schedule and except as would not have a Material Adverse Effect on Parent: (i) neither Parent nor its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the properties owned or leased by Parent or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (iii) neither Parent nor its Subsidiaries is liable for any off-site contamination; (iv) neither Parent nor its Subsidiaries has any liability or remedial obligation under any Environmental Law; (v) no assets of Parent or its Subsidiaries are subject to pending or threatened Liens; (vi) Parent and its Subsidiaries have all Environmental Permits; and (vii) Parent and its Subsidiaries are in compliance with their respective Environmental Permits.

        (k) Litigation, etc. As of the date hereof, except as disclosed in
Section 4.2(k) of the Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, order, decree or arbitration award or order that, in any such case described in clauses (i) and (ii), has had or would have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

     SECTION 5.1 Conduct of Business of Company and Parent. Except as contemplated by this Agreement (or, in the case of Parent and its Subsidiaries, as contemplated by the Financing Commitments), during the period from the date of this Agreement to the Effective Time, Company and Parent shall, and shall cause their respective Subsidiaries to, act and carry on their respective businesses only in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, Parent and Company shall not, and shall not permit their respective Subsidiaries to, without the prior consent of the other:

             (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock (other than as provided in Section 4.1(f)(i)(B) and 4.2(f)(i)(B) above and, with respect to a Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) with respect to Company and its Subsidiaries only, purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

            (ii) with respect to Company and its Subsidiaries only, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities other than upon the exercise of options issued pursuant to employee benefit plans or pursuant to Company's "matching obligations" under and in accordance with its 401(k) savings plan or, in respect of Company, conversion of Preferred Shares and Convertible Debentures;

           (iii) amend its articles or restated certificate of incorporation, by-laws or other comparable charter or organizational documents;

            (iv) with respect to Company and its Subsidiaries only, directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any direct or indirect wholly-owned Subsidiary) other than in the ordinary course of business;

             (v) with respect to the Company and its Subsidiaries only, directly or indirectly sell or otherwise dispose of any of its properties or assets that are material to its business, except for sales or dispositions in the ordinary course of business;

            (vi) with respect to Company and its Subsidiaries only, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly-owned Subsidiary of Company or
(B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly-owned Subsidiary of Company and other than routine advances to employees, except, in the case of clause (A) for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business;

           (vii) with respect to Company and its Subsidiaries only, grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law;

          (viii) with respect to Company and its Subsidiaries only, enter into or amend any employment, consulting, severance or similar agreement with any individual except with respect to new hires in the ordinary course of business consistent with past practice;

            (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (other than as expressly permitted pursuant to this Agreement);

             (x) with respect to Company and its Subsidiaries only, make any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $1 million;

            (xi) with respect to Company and its Subsidiaries only, make any change in any method of accounting or accounting practice or policy except as required by any changes in generally accepted accounting principles;

           (xii) with respect to Company and its Subsidiaries only, enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice; or

          (xiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
Section 5.1.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of the Proxy Statement and the Form S-4; Accountant's Letters. (a) As soon as practicable following the date hereof:

             (i) Company and Parent shall jointly prepare for inclusion in the Form S-4, as soon as practicable after the date hereof, a proxy statement (the "Proxy Statement") relating to the Merger and the Share Issuance in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this Agreement. Company, Parent and Purchaser shall cooperate with each other in the preparation of the Proxy Statement. Company and Parent shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Proxy Statement to be mailed to the stockholders of Company and Parent at the earliest practicable date after the Form S-4 is declared effective by the SEC.

            (ii) Parent shall prepare and file with the SEC, as soon as practicable after the date hereof, the Form S-4. Each of Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of the Shares as may be reasonably requested in connection with any such action.

        (b) Company shall use its best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a letter of Ernst & Young LLP, dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

        (c) Parent shall use its best efforts to cause to be delivered to Company a letter of KPMG Peat Marwick LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick LLP, dated a date within two business days before the Closing Date, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 6.2 Stockholders Meetings. (a) Subject to Company's right to terminate this Agreement pursuant to Section 8.1(a)(v), Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the NYSE, and its certificate of incorporation and by-laws, to convene a special meeting of the stockholders of Company (the "Company Stockholders Meeting") as promptly as practicable after the effectiveness of the Form S-4 for the purpose of considering and voting upon this Agreement. Subject to Company's right to terminate this Agreement pursuant to Section 8.1(a)(v), the Board of Directors of Company shall recommend that the holders of the Shares vote in favor of the approval and adoption of this Agreement at the Company Stockholders Meeting and such recommendation shall be included in the Proxy Statement. At the Company Stockholders Meeting, Parent and Purchaser shall vote all Shares beneficially owned by them in favor of the adoption and approval of this Agreement.

        (b) Parent shall take all action necessary in accordance with Exchange Act and other applicable law, the rules of the NYSE, and its restated articles of incorporation and by-laws, to convene a special meeting of the stockholders of Parent (the "Parent Stockholders Meeting") as promptly as practicable after the effectiveness of the Form S-4 for the purpose of considering and voting upon the Share Issuance. The Board of Directors of Parent shall recommend that the holders of the Parent Common Stock vote in favor of and approve the Share Issuance at the Parent Stockholders Meeting.

     SECTION 6.3 Access to Information; Confidentiality. Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors, financing providers (including counsel of such financing providers) and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties, books, contracts, commitments, tax returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Parent shall, and shall cause each of its Subsidiaries to, afford to Company and to Company's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its books, contracts, commitments, tax returns, personnel and records and during such period, parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Company such information concerning its business, properties, financial condition, operations and personnel as Company may from time to time reasonably request. Any such investigation by Parent or Company shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent and Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence to the extent required by, and in accordance with the provisions of the letter agreements between Parent and Company with respect to confidentiality and other matters.

     SECTION 6.4 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII.

     SECTION 6.5 Indemnification; Directors' and Officers Insurance. (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the restated certificate of incorporation and by-laws of Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

        (b) Company shall, and from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and Parent or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).

        (c) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to Company (or to Parent and the Surviving Corporation after the Effective Time) and Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.5 except to the extent such failure prejudices such party), and shall deliver to Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Company, Parent and Purchaser agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

        (d) For a period of four years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

        (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Purchaser, Company and the Surviving Corporation.

     SECTION 6.6 Public Announcements. Parent and Purchaser, on the one hand, and Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.7 No Solicitation; Acquisition Proposals. (a) Until the termination of this Agreement in accordance with Section 8.1, Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date hereof, if, and to the extent that, the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (a) such Acquisition Proposal would be more favorable to Company's stockholders than the Merger and (b) the failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law, and, prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter agreement relating to the furnishing of confidential information of Company to Parent referred to in the last sentence of Section 6.3. Company shall promptly notify Parent if it is prepared to provide access to the properties, books or records of Company or any of its Subsidiaries to any person who has made an Acquisition Proposal, and Company shall at such time inform Parent of the material terms of any such Acquisition Proposal.

        (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement with Parent or Purchaser) involving
Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 33-1/3 percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        (c) Nothing contained in this Section 6.7 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders which, in the good faith judgment of the Board of Directors of Company based on the advice of outside counsel, is required under applicable law.

     SECTION 6.8 Consents, Approvals and Filings.

        (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Merger and the other transactions contemplated herein (together, the "Transactions") and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

        (b) Parent hereby agrees to use its best efforts to obtain any government clearances required for completion of the Merger (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Parent also hereby agrees to take any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR

Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, Company or any of their affiliates; provided, however, that notwithstanding the foregoing, Parent would not be required hereby to take any such action that would have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole following the Effective Time. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

     SECTION 6.9 Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering a Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Options in accordance with Section 2.2 and shall make such other changes to Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     SECTION 6.10  Employment and Employee Benefit Matters.

        (a) Parent shall, and shall cause its Subsidiaries following the Effective Time (including the Surviving Corporation) to:

             (i) honor and provide for payment of all obligations and benefits under all Company Plans in accordance with their terms;

            (ii) provide employee benefits which are substantially comparable in the aggregate to the level of employee benefits provided by the Company and its Subsidiaries under the Company ERISA Plans in effect as of the Closing Date for the benefit of employees or former employees who are or had been employees of the Company or any of its Subsidiaries on or before the Closing Date ("Covered Employees"), until the earlier of December 31, 1999 or the second anniversary of the Closing Date (the "Benefits Maintenance Period");

           (iii) honor and provide for the payment of all obligations and benefits under all employment or severance agreements between the Company and any Covered Employee in accordance with their terms; and

            (iv) provide until the first anniversary of the Closing Date for the benefit of Covered Employees who remain in the employ of the Surviving Corporation or Parent or any of its affiliates employee compensation that is in the aggregate at a level substantially comparable to the compensation (including base pay and incentive-type compensation) provided by the Company and its Subsidiaries under the compensation arrangements in effect as of the Closing Date.

        (b) Parent hereby agrees that the Surviving Corporation shall maintain the Company's Short-Term Incentive Compensation Plan without adverse change until the end of the 1997 calendar year.

        (c) Parent hereby agrees that the Surviving Corporation shall continue without adverse change the severance plan maintained by the Company and its Subsidiaries as of the date hereof until the first anniversary of the Closing Date.

        (d) If Covered Employees are included in any benefit plan (including without limitation, provision for vacation) of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit as employees of the Company and its Subsidiaries for service prior to the Closing Date with the Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement and, with respect to vacation, disability and severance, benefit accrual. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in on the Closing Date, Parent agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan on the Closing Date, and shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

        (e) The parties acknowledge that nothing herein shall be deemed to be a commitment on the part of Parent or the Surviving Corporation to provide employment to any person for any period of time and, except as otherwise provided in this Section 6.10, nothing herein shall be deemed to prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

     SECTION 6.11 Affiliates and Certain Stockholders. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates, and the certificates representing Parent Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions.

     SECTION 6.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.13 Certain Company Indebtedness. At the Closing, (i) Company shall execute and deliver to the trustee under the Indenture pursuant to which the Convertible Debentures were issued a supplemental indenture, to become effective at the Effective Time, providing that the holder of each Convertible Debenture outstanding immediately following the Effective Time shall have the right thereafter, during the period such Convertible Debenture shall be convertible as specified in such Indenture, to convert such Convertible Debenture only into the amount of cash and Parent Common Stock receivable by reason of the Merger by a holder of the number of Shares into which such Convertible Debenture might have been converted immediately prior to the Effective Time (subject to subsequent adjustment as provided in such Indenture) and (ii) Parent shall execute and deliver to such trustee, as part of such supplemental indenture, an undertaking (A) to reserve and keep available out of its authorized but unissued capital stock, a number of shares of Parent Common Stock sufficient to permit the conversion of all outstanding Convertible Debentures and (B) to cause to be issued and delivered to Company for subsequent delivery by Company in accordance with such supplemental indenture and Indenture shares of Parent Common Stock upon the conversion of any Convertible Debenture.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the follow ing conditions:

        (a) Stockholder Approvals. (i) This Agreement shall have been approved and adopted by the affirmative vote of the requisite number of stockholders of Company in the manner required pursuant to Company's restated certificate of incorporation and by-laws, the DGCL and other applicable law, and the rules of the NYSE.

            (ii) The Share Issuance shall have been approved by the affirmative vote of the requisite number of stockholders of Parent in the manner required pursuant to Parent's restated articles of incorporation and by-laws, the Texas Business Corporation Act and other applicable law and the rules of the NYSE.

        (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have complied with its obligations under Section 6.8.

        (c) NYSE Listing. The shares of Parent Common Stock issuable to Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) HSR Act. All necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

     SECTION 7.2. Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 7.2 not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Material Adverse Effect on Company, with the same effect as though such representations and warranties were made as of the Closing Date, and Parent and Purchaser shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

        (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Purchaser shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

        (c) No Material Adverse Change. Since the date of this Agreement, Company and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence particular to them (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Company and its Subsidiaries) that has had or would have a Material Adverse Effect on Company, other than resulting from any matter disclosed in any Filed SEC Document or in Section 7.2(c) of the Disclosure Schedule.

     SECTION 7.3. Conditions to Obligation of Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

        (a) Representations and Warranties. The representations and warranties of each of Parent and Purchaser contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 7.3 not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date (except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had a Material Adverse Effect on Purchaser), with the same effect as though such representations and warranties were made as of the Closing Date, and Company shall have received a certificate signed on behalf of Parent and Purchaser by an authorized officer of Parent to such effect.

        (b) Performance of Obligations of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

        (c) No Material Adverse Change. Since the date of this Agreement, Parent and its Subsidiaries, taken as a whole, shall not have experienced any change or occurrence particular to them (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Parent and its Subsidiaries), that has had or would have a Material Adverse Effect on Parent, other than resulting from any matter disclosed in any Parent SEC Document or in Section 7.3(c) of the Disclosure Schedule.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption thereof by the stockholders of Company, in any one of the following circumstances:

             (i) By mutual written consent duly authorized by the Boards of Directors of Parent and Company.

            (ii) By Parent or Company, if, without any material breach by such terminating party of its obligations under this Agreement, the Effective Time shall not have occurred on or before December 31, 1997.

           (iii) By Parent or Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Section 6.8.

            (iv) By Parent or Company, if the Company Stockholders Meeting shall have been held and this Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of stockholders of Company.

             (v) By Company, if it shall have received an Acquisition Proposal and shall have advised Parent in writing that Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law; provided, however, that this Agreement shall not be terminated pursuant to this Section 8.1(a)(v) unless simultaneously with the termination Company shall have made the payment to Parent of the Fee required to be paid pursuant to Section 8.1(b).

            (vi) By Parent, if the Board of Directors of Company shall have (1) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (2) approved, endorsed or recommended to its stockholders an Acquisition Proposal or (3) resolved to do any of the foregoing.

           (vii) By Parent or Company, if (A) the other party shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a representation or warranty of the other party contained in this Agreement shall have been untrue in any respect on the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representation or warranty shall have been untrue has had or would have a Material Adverse Effect on such other party.

          (viii) By Company pursuant to Section 2.1(e) hereof.

        (b)   If this Agreement is terminated pursuant to:

             (i) Section 8.1(a)(v), or

            (ii) Section 8.1(a)(vi);

then, in such event, Company shall pay to Parent prior to such termination, if such termination is pursuant to Section 8.1(a)(v), or promptly (but in no event later than three business days after the first of such events shall have occurred), if such termination is pursuant to Section 8.1(a)(vi), a fee of Fifteen Million Dollars ($15,000,000) (the "Fee"), which amount shall be payable in immediately available funds and upon payment of such Fee Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

     SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of the last sentence of Section 6.3, and Sections 4.1(m), 4.2(h), 6.6, this Section 8.2, Article IX and paragraph (b) of Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

     SECTION 8.3 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval and adoption of this Agreement by the stockholders of Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share or Preferred Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the repre sentations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Purchaser or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Fees and Expenses. Except as provided otherwise in Section 8.1(b), whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than the expenses incurred in connection with printing and mailing proxy materials to stockholders, which shall be shared equally by Parent and Company. The Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation or the stockholders of the Company by reason of the Merger.

     SECTION 9.3 Definitions. For purposes of this Agreement: (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

        (c) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be;

        (d) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

        (e) a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations hereunder or consummate the transactions contemplated hereby or (ii) the condition (financial or otherwise), assets, business, liabilities (actual or contingent) or operations of such person and its Subsidiaries taken as a whole;

        (f) the "NYSE" means the New York Stock Exchange;

        (g) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

        (h) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     SECTION 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i) if to Parent, to

                 Pillowtex Corporation
                 4111 Mint Way
                 Dallas, Texas 75237
                 Attention:  John H. Karnes, Jr., Esq.
                 Telecopy:   (214) 467-0823

                 with a copy (which shall not constitute notice) to:

                 Jones, Day, Reavis & Pogue
                 2300 Trammell Crow Center
                 2001 Ross Avenue
                 Dallas, Texas  75201
                 Attention:  Mark E. Betzen, Esq.
                 Telecopy:   (214) 969-5100


            (ii) if to Company, to

                 Fieldcrest Cannon, Inc.
                 One Lake Circle Drive
                 Kannapolis, North Carolina 28081
                 Attention:  Mark R. Townsend, Esq.
                 Telecopy:   (704) 939-4623

                 with a copy (which shall not constitute notice) to:

                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York 10153
                 Attention:  Dennis J. Block, Esq.
                 Telecopy:  (212) 310-8007

     SECTION 9.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.7 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreements referenced in the last sentence of Section 6.3). This Agreement is not intended to confer upon any person (including, without limitation, any employees of Company), other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Sections 6.5 and 6.10 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

     SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct wholly-owned Subsidiary of Parent without the prior consent of Company; provided that Parent shall remain liable for all of its obligations and all obligations of any of its Subsidiaries or any of its assignees under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.




                            [signature page follows]

     IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                       PILLOWTEX CORPORATION


                                       By:  /s/ Charles M. Hansen, Jr.
                                          --------------------------------------
                                       Name:    Charles M. Hansen, Jr.
                                       Title:   Chairman of the Board and
                                                    Chief Executive Officer


                                        PEGASUS MERGER SUB, INC.


                                        By:  /s/ Charles M. Hansen, Jr.
                                           -------------------------------------
                                        Name:   Charles M. Hansen, Jr.
                                        Title:  Chairman of the Board and
                                                    Chief Executive Officer


                                        FIELDCREST CANNON, INC.


                                        By:  /s/ James M. Fitzgibbons
                                           -------------------------------------
                                        Name:   James M. Fitzgibbons
                                        Title:  Chairman of the Board and
                                                     Chief Executive Officer

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     AMENDMENT, dated as of September 23, 1997 (this "Amendment"), to the Agreement and Plan of Merger, dated September 10, 1997 (the "Agreement"), among PILLOWTEX CORPORATION, a Texas corporation ("Parent"), PEGASUS MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and FIELDCREST CANNON, INC., a Delaware corporation (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings assigned such terms in the Agreement.

     WHEREAS, Parent, Purchaser and the Company have entered into the Agreement; and

     WHEREAS, Parent, Purchaser and the Company desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement and this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. AMENDMENT TO SECTION 4.2(F). The reference to $.05 contained in Section 4.2(f) of the Agreement is hereby amended, retroactive to the time of the execution and delivery of the Agreement, to be a reference to $.06.

         SECTION 2. CONTINUED EFFECTIVENESS. Except as specifically amended hereby, the Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

         SECTION 3. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 4. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                                      * * *

         IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PILLOWTEX CORPORATION


                                            By:  /s/ John H. Karnes
                                               ---------------------------------
                                                 Name:  John H. Karnes
                                                 Title:  Vice President


                                            PEGASUS MERGER SUB, INC.


                                            By:  /s/ John H. Karnes
                                               ---------------------------------
                                                 Name:  John H. Karnes
                                                 Title:  Vice President

                                            FIELDCREST CANNON, INC.



                                            By:  /s/ James M. Fitzgibbons
                                               ---------------------------------
                                                 Name:  James M. Fitzgibbons
                                                 Title:  Chairman and CEO

                                                                      Appendix B


                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]


                               September 10, 1997



Board of Directors
Pillowtex Corporation
4111 Mint Way
Dallas, Texas  75237


Dear Sirs:

     We understand Pillowtex Corporation ("Pillowtex") and Fieldcrest Cannon, Inc. ("Fieldcrest") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a newly formed subsidiary of Pillowtex will be merged with and into Fieldcrest (the "Merger"). You have provided us a copy of the Merger Agreement together with the exhibits and schedules thereto in substantially final form. As a result of the Merger, each outstanding share of Common Stock, par value $1.00 per share, of Fieldcrest ("Fieldcrest Common Stock") will be converted into a right to receive total consideration valued at $34.00, consisting of (i) a cash payment in an amount equal to $27.00 and (ii) a number (the "Conversion Number") of shares of Common Stock , par value $.01 per share, of Pillowtex ("Pillowtex Common Stock") equal to the quotient obtained by dividing $7.00 by the average of the closing sales prices per share of Pillowtex Common Stock on the New York Stock Exchange for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the closing date for the Merger (the "Determination Price"), provided that the Conversion Number will not be more than 0.333 or less than 0.269, and provided further that, if the Determination Price is less than $21.00, Pillowtex will have the right to elect to increase the cash portion of such consideration and/or the Conversion Number such that the aggregate value of cash and Pillowtex Common Stock (valued at the Determination Price) comprising such consideration equals $34.00 and, if Pillowtex does not so elect, Fieldcrest will have the right to terminate the Merger Agreement. Additionally, as a result of the Merger, each outstanding share of $3.00 Series A Convertible Preferred Stock, par value $0.01 per share, of Fieldcrest ("Fieldcrest Preferred Stock"), other than shares converted into Fieldcrest Common Stock prior to the Merger, will be converted into a right to receive total consideration valued at $58.12, consisting of (i) a cash payment equal to the product of (a) the amount of the cash payment to be made on account of each share of Fieldcrest Common Stock converted in the Merger and (b) 1.7094 and (ii) a number of shares of Pillowtex Common Stock equal to the product of (a) the Conversion Number and (b) 1.7094. Total consideration to be received by each outstanding share of Fieldcrest Common Stock and each outstanding share of Fieldcrest Preferred Stock is herein defined as the "Consideration".

     You have asked us to render our opinion as to whether the Consideration is fair, from a financial point of view, to the shareholders of Pillowtex.

     In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Merger Agreement in substantially final form;

     2. reviewed Pillowtex's Annual Reports on Form 10-K for the years ended December 31, 1994 through December 28, 1996, and its Quarterly Reports on Form 10-Q for the quarters ended March 29 and June 28, 1997;

     3. reviewed Fieldcrest's Annual Reports on Form 10-K for the years ended December 31, 1994 through 1996, and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;

     4. reviewed certain operating and financial information of Pillowtex and Fieldcrest, including projections and projected cost savings and operating synergies, provided to us by Pillowtex's and Fieldcrest's management relating to their respective businesses and prospects;

     5. met with certain members of Pillowtex's and Fieldcrest's senior management to discuss their respective operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, cost savings, potential synergies and other implications of the Merger;

     6. reviewed the historical prices and trading volumes of the Pillowtex Common Stock and the Fieldcrest Common Stock;

     7. reviewed publicly available financial data and stock market performance data of other publicly held companies that we deemed generally comparable to Pillowtex and Fieldcrest;

     8. reviewed the financial terms of recent acquisitions of companies that we deemed generally comparable to Fieldcrest; and

     9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Pillowtex and Fieldcrest. With respect to Pillowtex's and Fieldcrest's projected financial results (including projected cost savings and operating synergies resulting from the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pillowtex and Fieldcrest as to the expected future performance of Pillowtex and Fieldcrest, respectively. We have also assumed that the Merger and financing thereof will not violate, result in a default under, or be in contravention of the terms of any material agreement, including without limitation any agreements evidencing indebtedness of Pillowtex to which any of Pillowtex, Fieldcrest, or their respective subsidiaries is a party. We have not assumed any responsibility for the independent verification of the information or the projections (including projected cost savings and operating synergies resulting from the Merger) provided to us and we have further relied upon the assurances of the managements of Pillowtex and Fieldcrest that they are unaware of any facts that would make the information or projections (including projected cost savings and operating synergies resulting from the Merger) provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Pillowtex or Fieldcrest. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Our opinion does not constitute a recommendation of the Merger or the related financing transaction or a recommendation to any shareholder of Pillowtex as to how any such shareholder should vote with respect to the approval of the issuance of the Pillowtex Common Stock and the Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of Pillowtex in connection with the Merger. Further, we are not expressing any opinion as to what the value of Pillowtex or Fieldcrest common stock actually will be at the time of the Merger or the prices at which the Pillowtex common stock will trade during the period following announcement of the Merger or subsequent to the consummation of the Merger. Finally, our opinion does not address Pillowtex's underlying business decision to effect the Merger. We have not reviewed any proxy statement or similar document that may be distributed in connection with the Merger as such materials have not yet been completed.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the shareholders of Pillowtex.

     We have acted as financial advisor to Pillowtex in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon consummation of the Merger.

                                       Very truly yours,




                                        BEAR, STEARNS & CO. INC.

                                                                     Appendix C


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]





The Board of Directors
Fieldcrest Cannon, Inc.
One Lake Circle Drive
Kannapolis, North Carolina  28081


September 10, 1997


To The Board of Directors:

         You have asked us to advise you with respect to the fairness to the holders of the common stock, par value $1.00 per share (the "Common Stock") of Fieldcrest Cannon, Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") among the Company, Pillowtex Corporation (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Sub"). The Merger Agreement provides for the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Common Stock will be converted into the right to receive (i) $27.00 in cash (the "Cash Consideration") and (ii) a number of fully paid and nonassessable shares of Acquiror's common stock, par value $0.01 per share ("Acquiror Common Stock"), equal to the Conversion Number, meaning the quotient, rounded to the third decimal place, obtained by dividing $7.00 by the average closing sales price of Acquiror Common Stock as reported on the New York Stock Exchange Composite Transactions List for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Effective Time (as defined in the Merger Agreement); provided that, if the actual quotient obtained thereby is less than 0.269, the Conversion Number will be 0.269, and if the actual quotient obtained thereby is more than 0.333, the Conversion Number will be 0.333 (together with the Cash Consideration, the "Consideration").

         In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as a draft dated September 9, 1997 of the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

         We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

         In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror Common Stock will trade subsequent to the Merger. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof. For purposes of this opinion, we have not considered other strategic alternatives to the sale of the Company that may be currently available to the Company.

         We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have performed certain investment banking services for the Company and have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that we hereby consent to the inclusion of this letter in its entirety as an appendix in the joint proxy statement/prospectus to be furnished to the holders of the Common Stock in connection with their consideration of the Merger Agreement.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Common Stock of the Company in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,



CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                     Appendix D


                    DELAWARE GENERAL CORPORATION LAW SECTION 262


Section 262. APPRAISAL RIGHTS.

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares throughout the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of any amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follow:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger of consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consent to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228, Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the date on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                [FORM OF PROXY]

                             PILLOWTEX CORPORATION


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PILLOWTEX CORPORATION FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER __, 1997

The undersigned holder of shares of common stock of Pillowtex Corporation ("Pillowtex") hereby appoints Charles M. Hansen, Jr., Jeffrey D. Cordes, and John H. Karnes, Jr., and each of them, as proxies of the undersigned, with full power of substitution and resubstitution, to represent and vote as set forth herein all of the shares of common stock of Pillowtex held of record by the undersigned on November 5, 1997 at the Pillowtex Special Meeting of Shareholders to be held on __________, December __, 1997, at 9:00 a.m., Central Time, at Pillowtex's corporate headquarters, 4111 Mint Way, Dallas, Texas, and at any and all postponements and adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 5,600,000 SHARES OF COMMON STOCK OF PILLOWTEX AND OF 65,000 SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK OF PILLOWTEX, IN CONNECTION WITH THE ACQUISITION BY PILLOWTEX OF FIELDCREST CANNON, INC. AND RELATED FINANCING TRANSACTIONS.


                     (Continued, and to be dated and signed, on the other side)

[X]       Please mark your vote as in this example.



THE DIRECTORS OF PILLOWTEX RECOMMEND A VOTE FOR THE APPROVAL OF THE ISSUANCE OF UP TO 5,600,000 SHARES OF COMMON STOCK OF PILLOWTEX AND OF 65,000 SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK OF PILLOWTEX, IN CONNECTION WITH THE ACQUISITION BY PILLOWTEX OF FIELDCREST CANNON, INC. AND RELATED FINANCING TRANSACTIONS.

         Proposal to approve the issuance of up to 5,600,000 shares of Common Stock of Pillowtex and of 65,000 shares of Series A Redeemable Convertible Preferred Stock of Pillowtex, in connection with the acquisition by Pillowtex of Fieldcrest Cannon, Inc. and related financing transactions.


           FOR [ ]            AGAINST [ ]              ABSTAIN [ ]


               This proxy should be dated, signed by the shareholder as his or her name appears below, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.


               Dated:
                     -----------------------------------------------------------

               -----------------------------------------------------------------
                                 Signature of Shareholder

               -----------------------------------------------------------------
                                 Signature of Shareholder

        USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN
                    THIS PROXY CARD IN THE ENVELOPE PROVIDED

                                [FORM OF PROXY]

                            FIELDCREST CANNON, INC.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIELDCREST CANNON, INC. FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER __, 1997

The undersigned holder of shares of common stock of Fieldcrest Cannon, Inc. ("Fieldcrest"), hereby appoints James M. Fitzgibbons and Mark R. Townsend, and each of them, as proxies of the undersigned, with full power of substitution and resubstitution, to represent and vote as set forth herein all of the shares of common stock of Fieldcrest held of record by the undersigned on November 5, 1997 at the Fieldcrest Special Meeting of Stockholders to be held on __________, December __, 1997, at 10:00 a.m., Eastern Time, at 1275 Avenue of the Americas, New York, New York, and at any and all postponements and adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE FIELDCREST SPECIAL MEETING, INCLUDING A MOTION TO ADJOURN OR POSTPONE THE FIELDCREST SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES OR OTHERWISE; EXCEPT THAT NO PROXY WHICH IS VOTED AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT WILL BE VOTED IN FAVOR OF ANY SUCH ADJOURNMENT OR POSTPONEMENT.




                     (Continued, and to be dated and signed, on the other side)

[X]  Please mark your vote as in this example.


       THE DIRECTORS OF FIELDCREST CANNON, INC. RECOMMEND A VOTE FOR THE
           APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.
--------------------------------------------------------------------------------

     Approval and adoption of an Agreement and Plan of Merger, dated as of September 10, 1997, by and among Pillowtex Corporation, a Texas corporation ("Pillowtex"), Pegasus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pillowtex ("Sub"), and Fieldcrest Cannon, Inc., a Delaware corporation ("Fieldcrest"), pursuant to which Sub will be merged with and into Fieldcrest, with Fieldcrest continuing as the surviving corporation and becoming a wholly owned subsidiary of Pillowtex.


           FOR [ ]            AGAINST [ ]              ABSTAIN [ ]


               This proxy should be dated, signed by the shareholder as his or her name appears below, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.


               Dated:
                     -----------------------------------------------------------

               -----------------------------------------------------------------
                                 Signature of Shareholder

               -----------------------------------------------------------------
                                 Signature of Shareholder

        USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN
                    THIS PROXY CARD IN THE ENVELOPE PROVIDED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The information set forth under the captions "Certain Corporate Governance Matters of Pillowtex--Indemnification" and "Comparison of Rights of Holders of Fieldcrest Common Stock and Pillowtex Common Stock--Indemnification of Officers and Directors--Pillowtex" in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement is incorporated herein by this reference.



ITEM 21.  EXHIBITS

        2.1       --  Agreement and Plan of Merger, dated as of September 10, 1997, by and among Pillowtex Corporation,
                      Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (included as Appendix A to the
                      Joint Proxy Statement/Prospectus forming a part of this Registration Statement)

        2.2       --  Amendment to Agreement and Plan of Merger, dated as of September 23, 1997, by and among
                      Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (included as
                      Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration
                      Statement)

        5.1       --  Opinion of Jones, Day, Reavis & Pogue regarding the legality of securities to be issued

        8.1       --  Opinion of Jones, Day, Reavis & Pogue as to tax matters

        8.2       --  Opinion of Weil, Gotshal & Manges L.L.P. as to tax matters

        9.1       --  Voting Agreement, dated as of October 2, 1997, by and between Pillowtex Corporation and
                      Charles M. Hansen, Jr.

        9.2       --  Voting Agreement, dated as of October 2, 1997, by and between Pillowtex Corporation, on the one hand, and Mary R. Silverthorne, the John H. Silverthorne Marital Trust B,
                      and the John H. Silverthorne Family Trust A, on the other hand

       10.1       --  Commitment Letter, dated September 10, 1997, by and between NationsBank of Texas, N.A.
                      and Pillowtex Corporation (incorporated by reference to Exhibit 10.1 to Pillowtex Corporation's
                      Current Report on Form 8-K dated September 10, 1997, as amended by a Form 8-K/A
                      (Amendment No. 1) dated September 10, 1997)

       10.2       --  Preferred Stock Purchase Agreement, dated as of September 10, 1997, by and among Pillowtex
                      Corporation, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., and Apollo
                      (UK) Partners III, L.P. (incorporated by reference to Exhibit 10.2 to Pillowtex Corporation's
                      Current Report on Form 8-K dated September 10, 1997, as amended by a Form 8-K/A
                      (Amendment No. 1) dated September 10, 1997)

       23.1       --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

       23.2       --  Consent of KPMG Peat Marwick LLP*

       23.3       --  Consent of Ernst & Young LLP*

       23.4       --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1)

       23.5       --  Consent of Weil, Gotshal & Manges L.L.P. (included in Exhibit 8.2)

       24.1       --  Powers of Attorney*

       99.1       --  Consent of Credit Suisse First Boston Corporation*

       99.2       --  Consent of Bear, Stearns & Co. Inc.*


--------------

* Previously filed.

ITEM 22.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of Pillowtex's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-36663 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on November 12, 1997.



                                   PILLOWTEX CORPORATION


                                   By /s/ CHARLES M. HANSEN, JR.
                                      ---------------------------------------
                                      Charles M. Hansen, Jr.
                                      Chairman of the Board and
                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-36663 has been signed below by the following persons in the capacities indicated on November 12, 1997.



             Signatures                                                      Title
             ----------                                                      -----
    /s/ CHARLES M. HANSEN, JR.                     Chairman of the Board and Chief Executive Officer; Director
-------------------------------------                            (Principal Executive Officer)
       Charles M. Hansen, Jr.

         JEFFREY D. CORDES*                             President and Chief Operating Officer; Director
-------------------------------------                     (Principal Financial and Accounting Officer)
          Jeffrey D. Cordes

        CHRISTOPHER N. BAKER*                                               Director
-------------------------------------
        Christopher N. Baker

          KEVIN M. FINLAY*                                                  Director
-------------------------------------
           Kevin M. Finlay

          SCOTT E. SHIMIZU*                                                 Director
-------------------------------------
          Scott E. Shimizu

        MARY R. SILVERTHORNE*                                               Director
-------------------------------------
        Mary R. Silverthorne

         WILLIAM B. MADDEN*                                                 Director
-------------------------------------
          William B. Madden

          M. JOSEPH MCHUGH*                                                 Director
-------------------------------------
          M. Joseph McHugh

          PAUL G. GILLEASE*                                                 Director
-------------------------------------
          Paul G. Gillease

          RALPH LA ROVERE*                                                  Director
-------------------------------------
           Ralph La Rovere




*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement No. 333-36663 pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.




                                        /s/ JOHN H. KARNES, JR.
                                        -----------------------------
                                        John H. Karnes, Jr.
                                        Attorney-in-Fact

                              INDEX TO EXHIBITS



    Exhibit No.                              Description
    -----------                              -----------
        2.1       --  Agreement and Plan of Merger, dated as of September 10, 1997, by and among Pillowtex Corporation,
                      Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (included as Appendix A to the
                      Joint Proxy Statement/Prospectus forming a part of this Registration Statement)

        2.2       --  Amendment to Agreement and Plan of Merger, dated as of September 23, 1997, by and among
                      Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (included as
                      Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration
                      Statement)

        5.1       --  Opinion of Jones, Day, Reavis & Pogue regarding the legality of securities to be issued

        8.1       --  Opinion of Jones, Day, Reavis & Pogue as to tax matters

        8.2       --  Opinion of Weil, Gotshal & Manges L.L.P. as to tax matters

        9.1       --  Voting Agreement, dated as of October 2, 1997, by and between Pillowtex Corporation and
                      Charles M. Hansen, Jr.

        9.2       --  Voting Agreement, dated as of October 2, 1997, by and between Pillowtex Corporation, on the one hand, and Mary R. Silverthorne, the John H. Silverthorne Marital Trust B,
                      and the John H. Silverthorne Family Trust A, on the other hand

       10.1       --  Commitment Letter, dated September 10, 1997, by and between NationsBank of Texas, N.A.
                      and Pillowtex Corporation (incorporated by reference to Exhibit 10.1 to Pillowtex Corporation's
                      Current Report on Form 8-K dated September 10, 1997, as amended by a Form 8-K/A
                      (Amendment No. 1) dated September 10, 1997)

       10.2       --  Preferred Stock Purchase Agreement, dated as of September 10, 1997, by and among Pillowtex
                      Corporation, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., and Apollo
                      (UK) Partners III, L.P. (incorporated by reference to Exhibit 10.2 to Pillowtex Corporation's
                      Current Report on Form 8-K dated September 10, 1997, as amended by a Form 8-K/A
                      (Amendment No. 1) dated September 10, 1997)

       23.1       --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

       23.2       --  Consent of KPMG Peat Marwick LLP*

       23.3       --  Consent of Ernst & Young LLP*

       23.4       --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.1)

       23.5       --  Consent of Weil, Gotshal & Manges L.L.P. (included in Exhibit 8.2)

       24.1       --  Powers of Attorney*

       99.1       --  Consent of Credit Suisse First Boston Corporation*

       99.2       --  Consent of Bear, Stearns & Co. Inc.*


--------------

* Previously filed.